Exhibit 10.9

Execution Version

AMENDED AND RESTATED CREDIT AGREEMENT

among

VIKING INTERMEDIATE INC.,

VIKING ACQUISITION INC.,

as Borrower,

The Several Lenders from Time to Time Parties Hereto,

NATIXIS, NEW YORK BRANCH,

as Syndication Agent,

ROYAL BANK OF CANADA,

as Documentation Agent,

and

JPMORGAN CHASE BANK, N.A.,

as Administrative Agent

Dated as of November 5, 2010,
and Amended and Restated as of March 16, 2011

J.P. MORGAN SECURITIES LLC and NATIXIS, NEW YORK BRANCH,

as Joint Bookrunners

SECTION 4.	REPRESENTATIONS AND WARRANTIES	57

4.1	Financial Condition	57
4.2	No Change	57
4.3	Existence; Compliance with Law	57
4.4	Power; Authorization; Enforceable Obligations	58
4.5	No Legal Bar	58
4.6	Litigation	58
4.7	No Default	58
4.8	Ownership of Property; Liens	58
4.9	Intellectual Property	59
4.10	Taxes	59
4.11	Federal Regulations	59
4.12	Labor Matters	59
4.13	ERISA	59
4.14	Investment Company Act	60
4.15	Subsidiaries	60
4.16	Use of Proceeds	60
4.17	Environmental Matters	60
4.18	Accuracy of Information, etc.	61
4.19	Security Documents	61
4.20	Solvency	62
4.21	Subordination of Junior Financing	62
4.22	Regulation H	62
4.23	Certain Documents	62

SECTION 5.	CONDITIONS PRECEDENT	62

5.1	Conditions to Initial Extension of Credit	62
5.2	Conditions to Each Extension of Credit	64

SECTION 6.	AFFIRMATIVE COVENANTS	65

6.1	Financial Statements	65
6.2	Certificates; Other Information	66
6.3	Payment of Obligations	67
6.4	Maintenance of Existence; Compliance	67
6.5	Maintenance of Property; Insurance	67
6.6	Inspection of Property; Books and Records; Discussions	68
6.7	Notices	68
6.8	Environmental Laws	68
6.9	Additional Collateral, etc.	69
6.10	Ratings	70
6.11	Designation of Subsidiaries	70
6.12	Post-Closing Covenant	71

SECTION 7.	NEGATIVE COVENANTS	71

7.1	Financial Condition Covenants	71
7.2	Indebtedness	72
7.3	Liens	75
7.4	Fundamental Changes	78
7.5	Disposition of Property	79

7.6	Restricted Payments	81
7.7	Capital Expenditures	83
7.8	Investments	83
7.9	Optional Payments and Modifications of Certain Debt Instruments	86
7.10	Transactions with Affiliates	86
7.11	Sales and Leasebacks	88
7.12	Changes in Fiscal Periods	88
7.13	Burdensome Agreements	88
7.14	Lines of Business	89
7.15	Amendments to Acquisition Documents	89

SECTION 8.	EVENTS OF DEFAULT	89

8.1	Events of Default	89
8.2	Borrower’s Right To Cure	93

SECTION 9.	THE AGENTS	93

9.1	Appointment	93
9.2	Delegation of Duties	94
9.3	Exculpatory Provisions	94
9.4	Reliance by Administrative Agent	94
9.5	Notice of Default	94
9.6	Non-Reliance on Agents and Other Lenders	95
9.7	Indemnification	95
9.8	Agent in Its Individual Capacity	95
9.9	Successor Administrative Agent	95
9.10	Documentation Agent and Syndication Agent	96

SECTION 10.	MISCELLANEOUS	96

10.1	Amendments and Waivers	96
10.2	Notices	98
10.3	No Waiver; Cumulative Remedies	98
10.4	Survival of Representations and Warranties	99
10.5	Payment of Expenses and Taxes	99
10.6	Successors and Assigns; Participations and Assignments	100
10.7	Adjustments; Set-off	104
10.8	Counterparts	105
10.9	Severability	105
10.10	Integration	105
10.11	GOVERNING LAW	105
10.12	Submission To Jurisdiction; Waivers	105
10.13	Acknowledgements	106
10.14	Releases of Guarantees and Liens	106
10.15	Confidentiality	107
10.16	WAIVERS OF JURY TRIAL	107
10.17	USA Patriot Act	107
10.18	Interest Rate Limitation	107

SCHEDULES:

1.1A	Commitments
1.1B	Mortgaged Property
4.15	Subsidiaries
4.19(a)	UCC Filing Jurisdictions
4.19(b)	Mortgage Filing Jurisdictions
6.12	Post-Closing Covenant
7.2(b)	Existing Indebtedness
7.3(f)	Existing Liens
7.8(f)	Existing Investments
7.10	Transactions with Affiliates
7.13	Burdensome Agreements

EXHIBITS:

A	Form of Guarantee and Collateral Agreement
B	Form of Compliance Certificate
C	Form of Closing Certificate
D	Form of Assignment and Assumption
E	Form of Exemption Certificate
F	Form of Affiliated Lender Assignment and Assumption

AMENDED AND RESTATED CREDIT AGREEMENT (this “Agreement”), dated as of November 5, 2010 and amended and restated as of March 16, 2011, among Viking Intermediate Inc., a Delaware corporation (“Holdings”), Viking Acquisition Inc., a Delaware corporation (the “Borrower”), the several banks and other financial institutions or entities from time to time parties to this Agreement (the “Lenders”), Natixis, New York Branch, as syndication agent (in such capacity, the “Syndication Agent”), Royal Bank of Canada, as documentation agent (in such capacity, the “Documentation Agent”), and JPMorgan Chase Bank, N.A., as administrative agent.

The parties hereto hereby agree as follows:

SECTION 1.           DEFINITIONS

1.1           Defined Terms.  As used in this Agreement, the terms listed in this Section 1.1 shall have the respective meanings set forth in this Section 1.1.

“ABR”:  for any day, a rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus ½ of 1% and (c) the Eurodollar Rate that would be calculated as of such day (or, if such day is not a Business Day, as of the next preceding Business Day) in respect of a proposed Eurodollar Loan with a one-month Interest Period plus 1.0%; provided, however, that notwithstanding the rate calculated in accordance with the foregoing, at no time shall the ABR for the Term Facility be deemed to be less than 2.75% per annum.  Any change in the ABR due to a change in the Prime Rate, the Federal Funds Effective Rate or such Eurodollar Rate shall be effective as of the opening of business on the day of such change in the Prime Rate, the Federal Funds Effective Rate or such Eurodollar Rate, respectively.

“ABR Loans”:  Loans the rate of interest applicable to which is based upon the ABR.

“Acquisition”:  the acquisition by the Borrower of the equity interests of Clorox Europe Ltd., The Armor All/STP Products Company and STP Products Manufacturing Company and certain other assets and liabilities pursuant to the Acquisition Agreement.

“Acquisition Agreement”:  that certain Purchase and Sale Agreement (together with all exhibits, schedules and disclosure letters thereto) dated as of September 21, 2010 by and between The Clorox Company and the Borrower.

“Acquisition Documentation”:  collectively, the Acquisition Agreement and all schedules, exhibits and annexes thereto and all side letters and agreements affecting the terms thereof or entered into in connection therewith.

“Acquisition Agreement Representations”:  as defined in Section 5.1(m).

“Additional Lender”:  as defined in Section 2.23(c).

“Administrative Agent”:  JPMorgan Chase Bank, N.A., together with its Affiliates, as the arranger of the Commitments and as the administrative agent for the Lenders under this Agreement and the other Loan Documents, together with any of its successors.

“Affiliate”:  as to any Person (other than an individual), any other Person (other than an individual) that, directly or indirectly, through one or more intermediaries is in Control of, is Controlled by, or is under common Control with, such Person.

“Affiliated Debt Fund”:  any Affiliate of the Sponsor (other than Holdings or any Subsidiary of Holdings) that is primarily engaged in, or advises funds or other investment vehicles that are engaged in, making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit or securities in the ordinary course and with respect to which the Sponsor does not, directly or indirectly, possess the power to direct or cause the direction of the investment policies of such entity.

“Affiliated Lender”:  any Affiliated Debt Fund, Non-Debt Fund Affiliate or Purchasing Borrower Party.

“Affiliated Lender Assignment and Assumption”:  has the meaning assigned to such term in Section 10.6(j)(i)(B).

“Agent Indemnitee”:  as defined in Section 9.7.

“Agents”:  the collective reference to the Syndication Agent, the Documentation Agent and the Administrative Agent.

“Aggregate Exposure”:  with respect to any Lender at any time, an amount equal to (a) until the Closing Date, the aggregate amount of such Lender’s Commitments at such time and (b) thereafter, the sum of (i) the aggregate then unpaid principal amount of such Lender’s Term Loans and (ii) the amount of such Lender’s Revolving Commitment then in effect or, if the Revolving Commitments have been terminated, the amount of such Lender’s Revolving Extensions of Credit then outstanding.

“Aggregate Exposure Percentage”:  with respect to any Lender at any time, the ratio (expressed as a percentage) of such Lender’s Aggregate Exposure at such time to the Aggregate Exposure of all Lenders at such time.

“Agreement”:  as defined in the preamble hereto.

“Amendment and Restatement”:  the Amendment and Restatement of this Agreement, dated as of March 16, 2011.

“Amendment and Restatement Effective Date”:  the date on which the conditions precedent set forth in Section 4 of the Amendment and Restatement shall have been satisfied.

“Applicable Margin”:  for each Type of Loan, the rate per annum set forth under the relevant column heading below:

	ABR Loans	Eurodollar Loans
Revolving Loans and Swingline Loans	3.25%	4.25%
Term Loans	3.25%	4.25%

“Application”:  an application, in such form as the Issuing Lender may specify from time to time, requesting the Issuing Lender to open a Letter of Credit.

“Approved Bank”:  as defined in the definition of Cash Equivalents.

“Approved Fund”:  as defined in Section 10.6(b).

“Asset Sale”:  any Disposition of property or series of related Dispositions of property (excluding any such Disposition permitted by clause (a), (b), (c), (d), (e), (g), (h), (i), (k), (l), (m), (n), (o), (q) and (r) of Section 7.5) that yields gross proceeds to any Group Member (valued at the initial principal amount thereof in the case of non-cash proceeds consisting of notes or other debt securities and valued at fair market value in the case of other non-cash proceeds) in excess of $2,000,000.

“Assignee”:  as defined in Section 10.6(b).

“Assignment and Assumption”:  an Assignment and Assumption, substantially in the form of Exhibit D.

“Attributable Indebtedness”: on any date, in respect of any Capital Lease Obligation of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP.

“Available Revolving Commitment”:  as to any Revolving Lender at any time, an amount equal to the excess, if any, of (a) such Lender’s Revolving Commitment then in effect over (b) such Lender’s Revolving Extensions of Credit then outstanding; provided that in calculating any Lender’s Revolving Extensions of Credit for the purpose of determining such Lender’s Available Revolving Commitment pursuant to Section 2.8(a), the aggregate principal amount of Swingline Loans then outstanding shall be deemed to be zero.

“Bankruptcy Event”:  with respect to any Person, such Person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment; provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof; provided, further, that such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Benefitted Lender”:  as defined in Section 10.7(a).

“Board”:  the Board of Governors of the Federal Reserve System of the United States (or any successor).

“Borrower”:  as defined in the preamble hereto.

“Borrowing Date”:  any Business Day specified by the Borrower as a date on which the Borrower requests the relevant Lenders to make Loans hereunder.

“Business”:  as defined in Section 4.17(b).

“Business Day”:  a day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close; provided that with respect to notices and determinations in connection with, and payments of principal and interest on, Eurodollar Loans, such day is also a day for trading by and between banks in Dollar deposits in the interbank eurodollar market.

“Capital Expenditures”:  for any period, with respect to any Person, the aggregate of all expenditures by such Person and its Subsidiaries for the acquisition or leasing (pursuant to a capital lease) of fixed or capital assets or additions to equipment (including replacements, capitalized repairs and improvements during such period) that should be capitalized under GAAP on a consolidated balance sheet of such Person and its Subsidiaries; provided that the term “Capital Expenditures” shall not include:

(i) expenditures made in connection with the replacement, substitution, restoration or repair of assets to the extent financed with (A) insurance proceeds paid on account of the loss of or damage to the assets being replaced, substituted, restored or repaired or (B) awards of compensation arising from the taking by eminent domain or condemnation of the assets being replaced,

(ii) the purchase of plant, property or equipment or software to the extent financed with the proceeds of Dispositions that are not required to be applied to prepay Loans pursuant to Section 2.11(b),

(iii) expenditures relating to the construction, acquisition, replacement, reconstruction, development, refurbishment, renovation or improvement of any property which has been transferred to a Person other than the Borrower or a Restricted Subsidiary during the same fiscal year in which such expenditures were made pursuant to a sale-leaseback transaction permitted under Section 7.5(f),

(iv) expenditures that are accounted for as capital expenditures by the Borrower or any Restricted Subsidiary and that actually are paid for, or actually reimbursed to, the Borrower or any Restricted Subsidiary in cash or Cash Equivalents, by a Person other than the Borrower or any Restricted Subsidiary and for which neither the Borrower nor any Restricted Subsidiary has provided or is required to provide or incur, directly or indirectly, any consideration or obligation (other than rent) in respect of such expenditures to such Person or any other Person (whether before, during or after such period),

(v) the book value of any asset owned by the Borrower or any Restricted Subsidiary prior to or during such period to the extent that such book value is included as a capital expenditure during such period as a result of such Person reusing or beginning to reuse such asset during such period without a corresponding expenditure actually having been made in such period; provided that (A) any expenditure necessary in order to permit such asset to be reused shall be included as a Capital Expenditure during the period in which such expenditure actually is made and (B) such book value shall have been included in Capital Expenditures when such asset was originally acquired,

(vi) expenditures that constitute the Acquisition, Permitted Acquisitions or other investments that consist of the purchase of a business unit, line of business or a division of a Person or all or substantially all of the assets of a Person,

(vii) any capitalized interest expense reflected as additions to property, plant or equipment in the consolidated balance sheet of the Borrower and the Restricted Subsidiaries,

(viii) any non-cash compensation or other non-cash costs reflected as additions to property, plant or equipment in the consolidated balance sheet of the Borrower and the Restricted Subsidiaries, or

(ix) the purchase price of equipment purchased during such period to the extent the consideration therefor consists of any combination of (A) used or surplus equipment traded in at the time of such purchase and (B) the proceeds of a concurrent sale of used or surplus equipment.

“Capital Lease Obligations”:  as to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP and, for the purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.

“Capital Stock”:  any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing; provided that any instrument evidencing Indebtedness convertible or exchangeable  for Capital Stock shall not be deemed to be Capital Stock, unless and until any such instruments are so converted or exchanged.

“Cash Equivalents”:

(a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition thereof;

(b) certificates of deposit, time deposits, eurodollar time deposits or overnight bank deposits having maturities not exceeding twelve months from the date of acquisition issued by (i) any Lender or (ii) any commercial bank (A) organized under the laws of the United States, any state thereof, the District of Columbia or any member nation of the Organization for Economic Cooperation and Development or is the principal banking Subsidiary of a bank holding company organized under the laws of the United States, any state thereof, the District of Columbia or any member nation of the Organization for Economic Cooperation and Development, and is a member of the Federal Reserve System and (B) having a combined capital and surplus of not less than $500,000,000 (any such bank in the foregoing clauses (i) or (ii) being an “Approved Bank”);

(c) commercial paper of an issuer rated at least A-2 (or the equivalent thereof) by Standard & Poor’s Financial Services LLC (“S&P”) or P-2 (or the equivalent thereof) by Moody’s Investors Service, Inc. (“Moody’s”), or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of commercial paper issuers generally, in each case with average maturities of not more than twelve months from the date of acquisition;

(d) repurchase obligations of any Lender or of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than thirty days, with respect to securities issued or fully guaranteed or insured by the United States government;

(e) securities with average maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) having an investment grade rating from either S&P or Moody’s (or the equivalent thereof);

(f) securities with average maturities of six months or less from the date of acquisition backed by standby letters of credit issued by any Lender or any commercial bank satisfying the requirements of clause (b) of this definition;

(g) money market mutual or similar funds that invest exclusively in assets satisfying the requirements of clauses (a) through (f) of this definition;

(h) money market funds that (i) comply with the criteria set forth in SEC Rule 2a-7 under the Investment Company Act of 1940, as amended, (ii) are rated AAA- (or the equivalent thereof) or better by S&P and Aaa3 (or the equivalent thereof) or better by Moody’s and (iii) have portfolio assets of at least $5,000,000,000;

(i) investment funds investing at least 95% of their assets in securities of the types (including as to credit quality and maturity) described in clauses (a) through (h) above; or

(j) solely in the case of a Foreign Subsidiary, instruments equivalent to those referred to in clauses (a) through (i) above denominated in any foreign currency that is the local foreign currency of such Foreign Subsidiary comparable in tenor and in credit quality to those referred to above and customarily used by corporations for cash management purposes in any jurisdiction outside the United States to the extent reasonably required in connection with any business conducted by such Foreign Subsidiary organized in such jurisdiction.

“Cash Management Obligations”:  obligations owed by Holdings, the Borrower or any Restricted Subsidiary to any Lender or any Affiliate of a Lender in respect of any overdraft and related liabilities arising from treasury, depository and cash management services or any automated clearing house transfers of funds.

“Casualty Event”:  any event that gives rise to the receipt by Holdings, the Borrower or any Restricted Subsidiary of any insurance proceeds or condemnation awards in respect of any equipment, fixed assets or real property (including any improvements thereon) to replace, restore or repair such equipment, fixed assets or real property.

“Change of Control”:  the earliest to occur of:

(a) the Permitted Investors ceasing to have the power, directly or indirectly, to vote or direct the voting of securities having a majority of the ordinary voting power for the election of directors of Holdings; provided that the occurrence of the foregoing event shall not be a Change of Control if,

(i)  any time prior to the consummation of a Qualifying IPO, the Permitted Investors otherwise have the right, directly or indirectly, to designate (and do so designate) a majority of the board of directors of Holdings; or

(ii) at any time after the consummation of a Qualifying IPO, (A) no Person (other than one or more Permitted Investors) or Persons (other than one or more Permitted Investors) that are together a group (within the meaning of Sections 13(d)(3) and 14(d)(2) of the Exchange Act) or are acting, for the purpose of acquiring, holding, or disposing of securities, as a group (within the meaning of Rule 13d-5(b)(1) under the Exchange Act), shall become the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d)-5 under such Act), directly or indirectly, of more than the greater of (x) 35% of the shares outstanding of Holdings and (y) the percentage of the then outstanding voting stock of Holdings owned, directly or indirectly, beneficially by the

Permitted Investors, and (B) during each period of twelve consecutive months, the board of directors of Holdings shall consist of a majority of the Continuing Directors; or

(b) any Specified Change of Control; or

(c) at any time prior to a Qualifying IPO, the Borrower shall cease to be a direct Wholly Owned Subsidiary of Holdings.

“Clorox Parent”:  The Clorox Company, a Delaware corporation.

“Closing Date”:  the date on which the conditions precedent set forth in Section 5.1 shall have been satisfied, which date is November 5, 2010.

“Closing Date Material Adverse Effect”:  any change, effect, event, occurrence, state of facts or development that is materially adverse to (i) the ability of Clorox Parent (as defined in the Acquisition Agreement) to consummate the Contemplated Transactions (as defined in the Acquisition Agreement) or (ii) the business, properties, assets, liabilities, condition (financial or otherwise) or results of operations of the Business (as defined in the Acquisition Agreement), taken as a whole; provided that notwithstanding the foregoing, none of the following changes, effects, events, occurrences, states of facts or developments shall be deemed (either alone or in combination) to constitute a Closing Date Material Adverse Effect, and none of the following shall be taken into account in determining whether there has been a Closing Date Material Adverse Effect or whether a Closing Date Material Adverse Effect would reasonably be expected to occur, except, in the case of clauses (a), (b), (c), (d) and (e) below, to the extent the same has had or would reasonably be expected to have a disproportionate effect on the Business compared to other participants in the industry in which the Business operates:  changes, effects, events, occurrences, states of facts or developments (a) relating to or resulting from general market, economic or political conditions in the countries in which the Business is conducting business, the global economy or capital or financial markets generally (including any changes arising out of acts of terrorism, war, weather conditions or other force majeure events); (b) relating to or resulting from changes in legal, regulatory or tax conditions or in authoritative interpretations thereof; (c) relating to any change in the accounting requirements applicable to the Business or the Business Operating Entities (as defined in the Acquisition Agreement); (d) relating to or resulting from changes generally in the industry or markets in which the Business or the Business Operating Entities operate (including any changes arising out of acts of terrorism, war, weather conditions or other force majeure events); (e) resulting from the execution or announcement of the Acquisition Agreement or the pendency of the Contemplated Transactions, including, but not limited to, (i) the identity of the Purchaser, (ii) the loss or departure of any Transferring Employees (as defined in the Acquisition Agreement), (iii) the termination or potential termination of (or the failure or potential failure to renew or enter into) any Contracts (as defined in the Acquisition Agreement) with customers, suppliers, distributors, resellers, licensors or other business partners, (iv) any other negative development (or potential negative development) in the relationships with any of its customers, suppliers, distributors, resellers, licensors or other partners of the Business, and (v) any decline or other degradation in the customer bookings of the Business; (f) resulting from compliance by Clorox Parent, the Business or the Business Operating Entities with the terms of this Agreement; (g) except for the termination or expiration of the waiting period under the HSR Act (as defined in the Acquisition Agreement) and any other mandatory antitrust notification requirements, resulting from the failure to obtain any third party consents or approvals; and (h) resulting from the failure of the Business to meet or realize any projections, forecasts or business plans of the Business (provided that the facts and circumstances giving rise to any such failure that are not otherwise excluded from the definition of Closing Date Material Adverse Effect may be taken into account in determining whether a Closing Date Material Adverse Effect has occurred).

“Code”:  the Internal Revenue Code of 1986, as amended.

“Collateral”:  all property of the Loan Parties, now owned or hereafter acquired, upon which a Lien is purported to be created by any Security Document.

“Commitment”:  as to any Lender, the Term Commitment and/or the Revolving Commitment of such Lender, as the context may require.

“Commitment Fee Rate”:  0.75% per annum.

“Compliance Certificate”:  a certificate duly executed by a Responsible Officer substantially in the form of Exhibit B.

“Conduit Lender”:  any special purpose corporation organized and administered by any Lender for the purpose of making Loans otherwise required to be made by such Lender and designated by such Lender in a written instrument; provided that the designation by any Lender of a Conduit Lender shall not relieve the designating Lender of any of its obligations to fund a Loan under this Agreement if, for any reason, its Conduit Lender fails to fund any such Loan, and the designating Lender (and not the Conduit Lender) shall have the sole right and responsibility to deliver all consents and waivers required or requested under this Agreement with respect to its Conduit Lender, and provided, further, that no Conduit Lender shall (a) be entitled to receive any greater amount pursuant to Section 2.18, 2.19, 2.20 or 10.5 than the designating Lender would have been entitled to receive in respect of the extensions of credit made by such Conduit Lender or (b) be deemed to have any Commitment.

“Confidential Information Memorandum”:  the Confidential Information Memorandum dated October 14, 2010 and furnished to certain Lenders.

“Consolidated Current Assets”:  at any date, all amounts (other than cash and Cash Equivalents) that would, in conformity with GAAP, be set forth opposite the caption “total current assets” (or any like caption) on a consolidated balance sheet of the Borrower and its Restricted Subsidiaries at such date, other than amounts related to current or deferred taxes based on income or profits.

“Consolidated Current Liabilities”:  at any date, all amounts that would, in conformity with GAAP, be set forth opposite the caption “total current liabilities” (or any like caption) on a consolidated balance sheet of the Borrower and its Restricted Subsidiaries at such date, but excluding (a) the current portion of any Indebtedness of the Borrower and its Restricted Subsidiaries, (b) without duplication of clause (a) above, all Indebtedness consisting of Revolving Loans or Swingline Loans to the extent otherwise included therein, (c) accruals of Consolidated Interest Expense (excluding Consolidated Interest Expense that is past due and unpaid), (d) accruals for current or deferred taxes based on income or profits, (e) accruals of any costs or expenses related to restructuring reserves, (f) accruals of any costs or expenses related to the current portion of pension liabilities and (g) accruals related to Swap Agreements.

“Consolidated EBITDA”:  for any period, Consolidated Net Income for such period plus, without duplication and to the extent reflected as a charge in the statement of such Consolidated Net Income for such period, the sum of:

(a) income tax expenses of the Borrower and the Restricted Subsidiaries paid or accrued during such period, including, without limitation, federal, state, franchise and similar taxes (such as Delaware franchise tax) and foreign withholding taxes paid or accrued during such period including penalties and interest related to such taxes or arising from any tax examinations,

(b) interest expense, amortization or writeoff of debt discount and debt issuance costs and commissions, discounts and other fees and charges associated with Indebtedness (including the Loans),

(c) depreciation and amortization expense,

(d) amortization of intangibles (including, but not limited to, goodwill, deferred financing fees and amortization of unrecognized prior service costs and actuarial gains and losses related to pensions and other post-employment benefits, of the Borrower and its Restricted Subsidiaries) and organization costs,

(e) to the extent permitted to be paid under Section 7.10(c) or (m) the amount of management, monitoring, consulting, transaction and advisory fees (including termination fees), related indemnities and expenses and any other fees and expenses paid or payable to, or for the benefit of, the Sponsor or its Affiliates (including, without duplication, Restricted Payments with respect thereto or any accruals thereof),

(f) any transaction-related expenses or charges in connection with (i) any equity offering, permitted Investment, acquisition, disposition, recapitalization or Indebtedness (including refinancings, amendments and other modifications) permitted hereunder (in each case whether or not consummated) or (ii) an attempt that is not consummated to sell all or substantially all of the assets or Capital Stock of the Borrower and its Subsidiaries,

(g) Transaction Expenses,

(h) the amount of cost savings and synergies projected by the Borrower in good faith to be realized as a result of specified actions taken during such period (calculated on a Pro Forma Basis as though such cost savings and synergies had been realized on the first day of such period), net of the amount of actual benefits realized during such period from such actions; provided that (i) such cost savings and synergies are reasonably identifiable and factually supportable and certified as such in a certificate of a Responsible Officer delivered to the Administrative Agent, (ii) such actions are taken within eighteen months after the Closing Date, (iii) no cost savings or synergies shall be added pursuant to this clause (h) to the extent duplicative of any expenses or charges relating to such cost savings or synergies that are included elsewhere in this definition with respect to such period and (iv) the aggregate amount of cost savings and synergies added pursuant to this clause (h) shall not exceed $8,500,000 during the term of this Agreement,

(i) severance and signing bonuses, stock options and other equity-based compensation expenses, relocation costs and expenses, recruiting costs and other one-time compensation costs; provided that the aggregate amount of expenses and costs added back pursuant to this clause (i) shall not exceed $15,000,000 during the term of this Agreement;

(j) any expenses or charges incurred pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement, to the extent that such costs or expenses are funded with cash proceeds contributed to the capital of the Borrower as common equity,

(k) any non-cash expenses or losses (including, whether or not otherwise includable as a separate item in the statement of such Consolidated Net Income for such period, non-cash losses on sales of assets outside of the ordinary course of business); provided that if any non-cash expense or losses referred to in this clause (k) represent an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted Consolidated EBITDA to such extent, and excluding amortization of a prepaid shall subtracted from Consolidated EBITDA to such extent, and excluding amortization of a prepaid cash item that was paid in a prior period,

(l) for the purposes of determining compliance with Section 7.1 only, Permitted Equity Issuances pursuant to and in accordance with Section 8.2, and

(m) cost savings, operating expense reductions, other operating improvements and synergies relating to Specified Transactions to the extent permitted by Section 1.4(c); and minus,

(a)           to the extent included in the statement of such Consolidated Net Income for such period, the sum of (i) interest income, (ii) any extraordinary, unusual or non-recurring income or gains (including, whether or not otherwise includable as a separate item in the statement of such Consolidated Net Income for such period, gains on the sales of assets outside of the ordinary course of business), (iii) income tax credits (to the extent not netted from income tax expense) and (iv) any other non-cash income or gains, and

(b)           any cash payments made during such period in respect of items described in clause (e) above subsequent to the fiscal quarter in which the relevant non-cash expenses or losses were reflected as a charge in the statement of Consolidated Net Income, all as determined on a consolidated basis.

Notwithstanding anything to the contrary contained herein, for the purposes of determining Consolidated EBITDA under this Agreement for any period that includes any of the fiscal quarters ended December 31, 2009, March 31, 2010, June 30, 2010 and September 30, 2010, Consolidated EBITDA for such fiscal quarters shall be $20,620,000, $30,100,000, $29,242,000 and $23,947,000, respectively.

“Consolidated Interest Coverage Ratio”:  for any period, the ratio of (a) Consolidated EBITDA for such period to (b) Consolidated Interest Expense for such period.

“Consolidated Interest Expense”:  for any period, total cash interest expense (including that attributable to Capital Lease Obligations), net of cash interest income, of the Borrower and its Restricted Subsidiaries, on a consolidated basis, for such period with respect to all outstanding Indebtedness of the Borrower and its Restricted Subsidiaries (including all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and net costs under Swap Agreements in respect of interest rates to the extent such net costs are allocable to such period in accordance with GAAP); provided that Consolidated Interest Expense shall not include, without duplication:

(a) non-cash amounts attributable to the amortization of deferred financing, legal and accounting costs with respect to this Agreement,

(b) non-cash amounts attributable to the amortization of upfront fees for any incurrence or issuance of Indebtedness,

(c) interest expense in respect of any Junior Financing that has been defeased or satisfied and discharged in accordance with the applicable indenture or agreement or with respect to which the required deposit has been made in connection with a call for repurchase or redemption to occur within the time period set forth in the applicable indenture or agreement, in each case to the extent such transactions are permitted under this Agreement,

(d) any non-cash imputed interest expense associated with non-interest bearing Indebtedness issued at par to the extent not included in Consolidated EBITDA, including the accretion or accrual of discounted liabilities during such period,

(e) non-cash interest expense attributable to the movement of the mark-to-market valuation of obligations under Swap Agreements or other derivative instruments pursuant to Statement of Financial Accounting Standards No. 133,

(f) Transaction Expenses, or

(g) undrawn commitment fees and fronting fees with respect to letters of credit.

Notwithstanding anything to the contrary contained herein, for the purposes of determining Consolidated Interest Expense (i) for any period ending prior to the first anniversary of the Closing Date, Consolidated Interest Expense shall be an amount equal to actual Consolidated Interest Expense from the Closing Date through the date of determination multiplied by a fraction the numerator of which is 365 and the denominator of which is the number of days from the Closing Date through the date of determination and (ii) shall exclude any non-cash interest expense arising as a result of the purchase accounting effects described in the last sentence of the definition of “Consolidated Net Income”.

“Consolidated Leverage Ratio”:  as at the last day of any period, the ratio of (a) Consolidated Total Debt on such day to (b) Consolidated EBITDA for such period.

“Consolidated Net Income”:  for any period, the consolidated net income (or loss) of the Borrower and its Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP; provided, however, that, without duplication,

(a)           any after-tax effect of non-recurring or extraordinary items (including gains or losses and all fees and expenses relating thereto) for such period shall be excluded,

(b)           the cumulative effect of a change in accounting principles during such period to the extent included in Consolidated Net Income shall be excluded,

(c)           any net after-tax gains or losses from abandoned, disposed of or discontinued operations shall be excluded,

(d)           any net after-tax effect of gains or losses (less all fees and expenses related thereto) attributable to asset dispositions or the sale or other disposition of any Capital Stock of any Person in each case other than in the ordinary course of business, as determined in good faith by the Borrower, shall be excluded,

(e)           the income (loss) for such period of any Person that is not a Subsidiary of the Borrower, or is an Unrestricted Subsidiary, shall be excluded; provided that Consolidated Net Income of the Borrower shall be increased by the amount of dividends or distributions or other payments that are actually paid in cash or Cash Equivalents (or to the extent subsequently converted into cash or Cash Equivalents) to the Borrower or a Restricted Subsidiary in respect of such period,

(f)            any impairment charge or asset write-off or write-down, including impairment charges or asset write-offs or write-downs related to intangible assets, long-lived assets, investments in debt and equity securities or as a result of a change in law or regulation, in each case, pursuant to GAAP, shall be excluded,

(g)           any non-cash compensation charge or expense, including any such charge or expense arising from the grants of stock appreciation or similar rights, stock options, restricted stock or other rights or equity incentive programs shall be excluded,

(h)           any expenses, charges or losses that are covered by indemnification or other reimbursement provisions in connection with any Investment, Permitted Acquisition or any sale, conveyance, transfer or other disposition of assets permitted under this Agreement, to the extent actually reimbursed or with respect to which the Borrower has made a determination that a reasonable basis exists for indemnification or reimbursement, but only to the extent that such amount is in fact indemnified or reimbursed within 365 days of such determination (with a deduction in the applicable future period of any amount so added back to the extent not so indemnified or reimbursed within such 365 days), shall be excluded,

(i)            to the extent covered by insurance and actually reimbursed or with respect to which the Borrower has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed by the insurer, but only to the extent that such amount is in fact reimbursed within 365 days of the date of such determination (with a deduction in the applicable future period for any amount so added back to the extent not so reimbursed within such 365 days), expenses, charges or losses with respect to liability or casualty events or business interruption shall be excluded,

(j)            the income (or loss) of any Person accrued prior to the date it becomes a Restricted Subsidiary of the Borrower or is merged into, amalgamated or consolidated with the Borrower or any of its Restricted Subsidiaries or that Person’s assets are acquired by the Borrower or any of its Restricted Subsidiaries shall be excluded (except to the extent required for any calculation of Consolidated EBITDA on a Pro Forma Basis in accordance with Section 1.4), and

(k)           the income of any Restricted Subsidiary of the Borrower that is not a Guarantor to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary of such income is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary (which has not been waived) shall be excluded, except (solely to the extent permitted to be paid) to the extent of the amount of dividends or other distributions actually paid to the Borrower or any of its Restricted Subsidiaries that are Guarantors by such Person during such period in accordance with such documents and regulations.

There shall be excluded from Consolidated Net Income for any period the purchase accounting effects of adjustments, including to property, equipment, inventory and software and other intangible assets (including favorable and unfavorable leases and contracts) and deferred revenue in component amounts required or permitted by GAAP and related authoritative pronouncements (including the effects of such adjustments pushed down to the Borrower and the Restricted Subsidiaries), as a result of the Transaction, any acquisition consummated prior to the Closing Date, any Permitted Acquisitions or other Investments, or the amortization, write-off or write-down of any amounts thereof.

“Consolidated Net Total Assets”:  at any date, the total consolidated assets of the Borrower and its Restricted Subsidiaries, excluding all goodwill, trade names, trademarks, patents and other similar intangibles properly classified as intangibles in accordance with GAAP, all as shown on the most recent balance sheet of the Borrower that has been delivered pursuant to Section 6.1(a) or (b) and computed in accordance with GAAP.

“Consolidated Total Debt”:  at any date, (a) the aggregate principal amount of all Indebtedness of the Borrower and its Restricted Subsidiaries at such date, determined on a consolidated basis in accordance with GAAP (but (x) excluding the effects of any discounting of Indebtedness resulting from the application of purchase accounting in connection with the Transactions or any Permitted Acquisition and (y) any Indebtedness that is issued at a discount to its initial principal amount shall be calculated based on the entire principal amount thereof), consisting of (i) Indebtedness for borrowed money, (ii) obligations evidenced by bonds, debentures, notes or similar instruments, (iii) obligations in respect of the deferred purchase price of property or services (excluding (A) accounts payable incurred in the ordinary course of business and (B) deferred compensation payable to directors, officers and employees), (iv) Attributable Indebtedness, (v) unreimbursed reimbursement obligations under letters of credit and bank guarantees, (vi) guarantees of any obligations of the type referred to in clauses (i) through (v) above but without duplication of such obligations, and (vii) obligations in respect of Disqualified Stock, minus (b) the aggregate amount of unrestricted cash and Cash Equivalents (in each case, free and clear of all Liens other than Liens permitted under Sections 7.3(a) and 7.3(t)) included in the consolidated balance sheet of the Loan Parties as of such date in an amount not to exceed $15,000,000.

“Consolidated Working Capital”:  at any date, the excess of Consolidated Current Assets on such date over Consolidated Current Liabilities on such date; provided that increases or decreases in Consolidated Working Capital shall be calculated without regard to any changes in Current Assets or Current Liabilities as a result of (a) any reclassification in accordance with GAAP of assets or liabilities, as applicable, between current and noncurrent, (b) the effects of purchase accounting or (c) any fluctuation in currency exchange rates.

“Continuing Directors”:  the directors of Holdings on the Closing Date, as elected or appointed after giving effect to the Acquisition and the other transactions contemplated hereby, and each other director, if, in each case, such other director’s nomination for election to the board of directors of Holdings is recommended by a majority of the then Continuing Directors or such other director receives the vote of, or is appointed or otherwise approved by, the Permitted Investors in his or her election by the shareholders of Holdings.

“Contract Consideration”:  as defined in the definition of Excess Cash Flow.

“Contractual Obligation”:  as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control”:  with respect to any Person, either (a) the power, directly or indirectly, to vote 20% or more of the securities having ordinary voting power for the election of directors (or persons performing similar functions) of such Person or (b) the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; and the terms “controlling,” “controlled by” and “under common control with” have correlative meanings.

“Control Investment Affiliate”:  as to any Person, any other Person that (a) directly or indirectly, is in Control of, is Controlled by, or is under common Control with, such Person and (b) is organized by such Person primarily for the purpose of making equity or debt investments in one or more companies.

“Credit Party”:  the Administrative Agent, the Issuing Lender, the Swingline Lender or any other Lender.

“Cumulative Excess Cash Flow”:  at any time, the sum of (i) Excess Cash Flow (which may not be less than zero) for the period commencing on the Closing Date and ending on June 30, 2011 (provided that in the event that the Borrower changes its fiscal year end to December 31 prior to June 30, 2011, such date shall be automatically extended to December 31, 2011) and (ii) Excess Cash Flow (which may not be less than zero in any period) for each succeeding and completed fiscal year of the Borrower at such time.

“Cumulative Growth Amount”:  on any date of determination, the sum of, without duplication,

(a) the Cumulative Excess Cash Flow that was not required to be applied to prepay the Loans pursuant to Section 2.11, plus

(b) the amount of (i) net cash proceeds of Permitted Equity Issuances (other than Permitted Equity Issuances made pursuant to Section 8.2) after the Closing Date to the extent that such net cash proceeds shall have been actually received by the Borrower (including through capital contribution of such net cash proceeds by Holdings to the Borrower) and (ii) any other cash capital contribution in respect of any Capital Stock of the Borrower, in each case, on or prior to such date of determination and not used to finance Investments pursuant to Sections 7.8(i), minus

(c) the aggregate amount of Cumulative Growth Amount used to make any Capital Expenditures pursuant to Section 7.7(c), minus

(d) the sum at the time of determination of (i) the aggregate amount of Restricted Payments made since the Closing Date pursuant to Section 7.6(f), (ii) the aggregate amount of Investments made since the Closing Date pursuant to Section 7.8(o) and (iii) the aggregate amount of prepayments, redemptions or repurchases made since the Closing Date pursuant to Section 7.9(a).

“Default”:  any of the events specified in Section 8.1, whether or not any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Defaulting Lender”:  any Lender that (a) has failed, within two Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans, (ii) fund any portion of its participations in Letters of Credit or Swingline Loans or (iii) pay over to any Credit Party any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied or waived, (b) has notified the Borrower or any Credit Party in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a loan under this Agreement cannot be satisfied), (c) has failed, within three Business Days after request by a Credit Party, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations to fund prospective Loans and participations in then outstanding Letters of Credit and Swingline Loans under this Agreement; provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon such Credit Party’s receipt of such certification in form and substance satisfactory to it and the Administrative Agent, or (d) has become the subject of a Bankruptcy Event, unless the applicable Governmental Authority has agreed to permit such Lender to fund Loans hereunder.

“Disposition”:  with respect to any property, any sale, lease, sale and leaseback, assignment, conveyance, transfer or other disposition thereof.  The terms “Dispose” and “Disposed of” shall have correlative meanings.

“Disqualified Capital Stock”:  any Capital Stock which, by its terms (or by the terms of any security or other Capital Stock into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (a) matures or is mandatorily redeemable (other than solely for Qualified Capital Stock or solely at the direction of the issuer), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Loans and all other Obligations that are accrued and payable and the termination of the Commitments), (b) is redeemable at the option of the holder thereof (other than solely for Qualified Capital Stock and cash in lieu of fractional shares), in whole or in part, (c) provides for the scheduled payments of dividends in cash, or (d) is or becomes convertible into or exchangeable for Indebtedness or any other Capital Stock that would constitute Disqualified Capital Stock, in each case, prior to the date that is ninety-one days after the Term Loan Maturity Date; provided that if such Capital Stock is issued pursuant to a plan for the benefit of employees of Holdings (or any direct or indirect parent thereof), the Borrower or any of its Restricted Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Capital Stock solely because it may be required to be repurchased by Holdings (or any direct or indirect parent thereof), the Borrower or any of its Restricted Subsidiaries in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability.

“Disqualified Lender”:  any institution identified in writing by the Borrower to the Administrative Agent prior to the date hereof.

“Documentation Agent”:  as defined in the preamble hereto.

“Dollars” and “$”:  dollars in lawful currency of the United States.

“Domestic Subsidiary”:  any Subsidiary of the Borrower organized under the laws of any jurisdiction within the United States.

“ECF Percentage”:  50%; provided that, with respect to each fiscal year of the Borrower ending on or after December 31, 2011, the ECF Percentage shall be reduced to (a) 25% if the Consolidated Leverage Ratio as of the last day of such fiscal year is not greater than 4.0 to 1.0 and (b) 0% if the Consolidated Leverage Ratio as of the last day of such fiscal year is not greater than 3.0 to 1.0.

“Environmental Laws”:  any and all foreign, Federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees, legally binding requirements of any Governmental Authority or other Requirements of Law (including common law) regulating, relating to or imposing liability or standards of conduct concerning protection of human health from environmental hazards or protection of the environment, as now or may at any time hereafter be in effect.

“ERISA”:  the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate”:  any trade or business (whether or not incorporated) that, together with any Group Member, is treated as a single employer under Section 414 of the Code.

“ERISA Event”:  (a) any Reportable Event; (b) the existence with respect to any Plan of a Prohibited Transaction; (c) any failure by any Pension Plan to satisfy the minimum funding standards (within the meaning of Section 412 of the Code or Section 302 of ERISA) applicable to such Pension Plan, including any “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (d) the filing pursuant to Section 412 of the Code or Section 303 of ERISA of an application for a waiver of the minimum funding standard with respect to any Pension Plan, the failure to make by its due date a required installment under Section 412(m) of the Code with respect to any Pension Plan or the failure by any Group Member or any ERISA Affiliate to make any required contribution to a Multiemployer Plan; (d) the incurrence by any Group Member or any ERISA Affiliate of any liability under Title IV of ERISA with respect to the termination of any Pension Plan, including but not limited to the imposition of any Lien in favor of the PBGC or any Pension Plan; (f) a determination that any Pension Plan is, or is reasonably expected to be, in “at risk” status (within the meaning of Title IV of ERISA); (g) the receipt by any Group Member or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Pension Plan or to appoint a trustee to administer any Pension Plan under Section 4042 of ERISA; (h) the incurrence by any Group Member or any ERISA Affiliate of any liability with respect to the withdrawal or partial withdrawal from any Pension Plan or Multiemployer Plan; or (i) the receipt by any Group Member or any ERISA Affiliate of any notice concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, Insolvent, in Reorganization or in endangered or critical status, within the meaning of Section 432 of the Code or Section 305 or Title IV of ERISA.

“Eurocurrency Reserve Requirements”:  for any day as applied to a Eurodollar Loan, the aggregate (without duplication) of the maximum rates (expressed as a decimal fraction) of reserve requirements in effect on such day (including basic, supplemental, marginal and emergency reserves) under any regulations of the Board or other Governmental Authority having jurisdiction with respect thereto dealing with reserve requirements prescribed for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board) maintained by a member bank of the Federal Reserve System.

“Eurodollar Base Rate”:  with respect to each day during each Interest Period pertaining to a Eurodollar Loan, the rate per annum determined on the basis of the rate for deposits in Dollars for a period equal to such Interest Period commencing on the first day of such Interest Period appearing on the Reuters Screen LIBOR01 Page as of 11:00 A.M., London time, two Business Days prior to the beginning of such Interest Period.  In the event that such rate does not appear on such page (or otherwise on such screen), the “Eurodollar Base Rate” shall be determined by reference to such other comparable publicly available service for displaying eurodollar rates as may be selected by the Administrative Agent or, in the absence of such availability, by reference to the rate at which the Administrative Agent is offered Dollar deposits at or about 11:00 A.M., New York City time, two Business Days prior to the beginning of such Interest Period in the interbank eurodollar market where its eurodollar and foreign currency and exchange operations are then being conducted for delivery on the first day of such Interest Period for the number of days comprised therein; provided, however, that notwithstanding the rate calculated in accordance with the foregoing, at no time shall the Eurodollar Base Rate for the Term Facility be deemed to be less than 1.75% per annum.

“Eurodollar Loans”:  Loans the rate of interest applicable to which is based upon the Eurodollar Rate.

“Eurodollar Rate”:  with respect to each day during each Interest Period pertaining to a Eurodollar Loan, a rate per annum determined for such day in accordance with the following formula:

Eurodollar Base Rate
1.00 - Eurocurrency Reserve Requirements

“Eurodollar Tranche”:  the collective reference to Eurodollar Loans under a particular Facility the then current Interest Periods with respect to all of which begin on the same date and end on the same later date (whether or not such Loans shall originally have been made on the same day).

“Event of Default”:  any of the events specified in Section 8.1, provided that any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Excess Cash Flow”:  for any fiscal year of the Borrower, the excess, if any, of

(a) the sum, without duplication, of:

(i) Consolidated Net Income for such fiscal year,

(ii) the amount of all non-cash charges (including depreciation and amortization) deducted in arriving at such Consolidated Net Income,

(iii) decreases in Consolidated Working Capital for such fiscal year, and

(iv) the aggregate net amount of non-cash loss on the Disposition of property by the Borrower and its Restricted Subsidiaries during such fiscal year (other than sales of inventory in the ordinary course of business), to the extent deducted in arriving at such Consolidated Net Income, over

(b) the sum, without duplication, of:

(i) the amount of all non-cash credits included in arriving at such Consolidated Net Income,

(ii) without duplication of amounts deducted from Excess Cash Flow pursuant to clause (ii) of Section 2.11(c), the aggregate amount of all principal payments of Indebtedness (including (A) regularly scheduled principal payments of the Term Loans and (B) the principal component of payments in respect of Capital Lease Obligations) of the Borrower and its Restricted Subsidiaries made during such fiscal year (other than in respect of any revolving credit facility to the extent there is not an equivalent permanent reduction in commitments thereunder),

(iii) increases in Consolidated Working Capital for such fiscal year,

(iv) without duplication of amounts deducted pursuant to clause (viii) below in prior fiscal years, the amount of Capital Expenditures made in cash (including in respect of amounts accrued in prior periods but paid in cash during such period) during such period, except to the extent that such Capital Expenditures were financed with the proceeds of Indebtedness of the Borrower or any Restricted Subsidiary,

(v) the aggregate net amount of non-cash gain on the Disposition of property by the Borrower and its Restricted Subsidiaries during such fiscal year (other than sales of inventory in the ordinary course of business), to the extent included in arriving at such Consolidated Net Income,

(vi) without duplication of amounts deducted pursuant to clause (viii) below in prior fiscal years, the amount of Investments and acquisitions made during such period pursuant to Section 7.8(b), (f), (i), (m), (n) or (o), in each case to the extent that such Investments and acquisitions were not financed with Indebtedness of the Borrower or any of its Restricted Subsidiaries,

(vii) the aggregate amount of any premium, make-whole or penalty payments actually paid in cash by the Borrower and the Restricted Subsidiaries during such period that are required to be made in connection with any prepayment of Indebtedness (and not otherwise deducted in the computation of Consolidated Net Income),

(viii) without duplication of amounts deducted from Excess Cash Flow in prior periods, the aggregate consideration required to be paid in cash by the Borrower or any of its Restricted Subsidiaries pursuant to binding contracts (the “Contract Consideration”) entered into prior to or during such period relating to Permitted Acquisitions or Capital Expenditures to be consummated or made during the period of four consecutive fiscal quarters of the Borrower following the end of such period; provided that to the extent the aggregate amount of cash actually utilized to finance such Permitted Acquisitions or Capital Expenditures during such period of four consecutive fiscal quarters is less than the Contract Consideration, the amount of such shortfall shall be added to the calculation of Excess Cash Flow at the end of such period of four consecutive fiscal quarters,

(ix) reimbursable or insured expenses incurred during such fiscal year to the extent that reimbursement has not yet been received, and

(x) to the extent not otherwise deducted in determining Consolidated Net Income for such period and to the extent paid in cash during such period, the amount of management, monitoring, consulting, transaction and advisory fees (including termination fees), related indemnities and expenses and any other fees and expenses paid or accrued during such period to, or for the benefit of, the Sponsor or its Affiliates to the extent permitted by Section 7.10(c) or 7.10(m) (including, without duplication, Restricted Payments with respect thereto).

“Excess Cash Flow Application Date”:  as defined in Section 2.11(c).

“Exchange Act”:  the Securities Exchange Act of 1934.

“Excluded Taxes”: with respect to any payment made by any Loan Party under any Loan Document, any of the following Taxes imposed on or with respect to a Recipient: (a) income Taxes imposed on (or measured by) net income, and franchise (and similar) Taxes imposed in lieu thereof, by the United States of America, or by the jurisdiction under the laws of which such Recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits Taxes imposed by the United States of America or any similar Taxes imposed by any other jurisdiction in which the Borrower is located, (c) in the case of a Non-U.S. Lender (other than an assignee pursuant to a request by the Borrower under Section 2.22), any U.S. Federal withholding Taxes resulting from any Requirement of Law in effect (including FATCA) on (and, in the case of FATCA, including any regulations or official interpretations thereof issued after) the date such Non-U.S. Lender becomes a party to this Agreement (or designates a new lending office) or is attributable to such Non-U.S. Lender’s failure to comply with Section 2.19(f), except to the extent that such Non-U.S. Lender (or its assignor, if any) was entitled, at the time of designation of a new principal office or lending office (or assignment), to receive additional amounts from the Borrower with respect to such withholding Taxes pursuant to Section 2.19(a) and (d) in the case of a Lender other than a Non-U.S.

Lender, any U.S. Federal backup withholding Taxes attributable to such Lender’s failure to comply with Section 2.19(f).

“Facility”:  each of (a) the Term Commitments and the Term Loans made thereunder (the “Term Facility”) and (b) the Revolving Commitments and the extensions of credit made thereunder (the “Revolving Facility”).

“FATCA”: Sections 1471 through 1474 of the Code, as of the date of this Agreement.

“Federal Funds Effective Rate”:  for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for the day of such transactions received by JPMorgan Chase Bank, N.A. from three federal funds brokers of recognized standing selected by it.

“Fee Payment Date”:  (a) the third Business Day following the last day of each March, June, September and December and (b) the last day of the Revolving Commitment Period.

“Foreign Asset Sale”:  as defined in Section 2.11(e).

“Foreign Indebtedness Event”: as defined in Section 2.11(e).

“Foreign Recovery Event”:  as defined in Section 2.11(e).

“Foreign Subsidiary”:  any Restricted Subsidiary of the Borrower that is not a Domestic Subsidiary.

“Foreign Pension Plan”:  each employee pension benefit plan (within the meaning of Section 3(2) of ERISA, whether or not subject to ERISA) that is not subject to U.S. law and is maintained or contributed to by any Group Member or any ERISA Affiliate, but other than any such plan that is mandated by a Governmental Authority other than the United States.

“Fund”:  any Person (other than a natural person) that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course.

“Funding Office”:  the office of the Administrative Agent specified in Section 10.2 or such other office as may be specified from time to time by the Administrative Agent as its funding office by written notice to the Borrower and the Lenders.

“GAAP”:  generally accepted accounting principles in the United States as in effect from time to time.  In the event that any “Accounting Change” (as defined below) shall occur and such change results in a change in the method of calculation of financial covenants, standards or terms in this Agreement, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the Closing Date in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.  “Accounting Changes” refers to changes in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants.

“Governmental Authority”:  any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government.

“Group Members”:  the collective reference to Holdings, the Borrower and the Restricted Subsidiaries.

“Guarantee and Collateral Agreement”:  the Guarantee and Collateral Agreement to be executed and delivered by Holdings, the Borrower and each Subsidiary Guarantor, substantially in the form of Exhibit A.

“Guarantee Obligation”:  as to any Person (the “guaranteeing person”), any obligation, including a reimbursement, counterindemnity or similar obligation, of the guaranteeing person that guarantees or in effect guarantees, or which is given to induce the creation of a separate obligation by another Person (including any bank under any letter of credit) that guarantees or in effect guarantees, any Indebtedness, leases, dividends or other obligations (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of the guaranteeing person, whether or not contingent, (a) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (b) to advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (d) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business, or customary and reasonable indemnity obligations entered into in connection with any contractual arrangement, including, but not limited to, any acquisition, capital expenditure, Investment or Disposition of assets permitted under this Agreement (other than any such obligations with respect to Indebtedness).  The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (x) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (y) portion thereof, in respect of which such Guarantee is made pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the Borrower in good faith.

“Guarantors”:  the collective reference to Holdings and the Subsidiary Guarantors.

“Holdings”:  as defined in the preamble hereto.

“Immaterial Subsidiary”:  shall mean, as of any date of determination, any Subsidiary of the Borrower that does not have (a) assets with a value in excess of 5.0% of the total assets or (b) revenues (for the most recently completed period of four consecutive fiscal quarters) representing in excess of 5.0% of total revenues, of the Borrower and its Restricted Subsidiaries on a consolidated basis as of such date.

“Incremental Amendment”:  as defined in Section 2.23(d).

“Incremental Extensions of Credit”:  as defined in Section 2.23(a).

“Incremental Facility Closing Date”:  as defined in Section 2.23(d).

“Incremental Term Loans”:  as defined in Section 2.23(a).

“Incremental Yield”:  as defined in Section 2.23(b).

“Indebtedness”:  of any Person at any date, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services (other than (i) current liabilities incurred in the ordinary course of such Person’s business and (ii) any earn-out obligation until such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all Capital Lease Obligations of such Person, (f) all obligations of such Person, contingent or otherwise, as an account party or applicant under or in respect of acceptances, letters of credit, surety bonds or similar arrangements, (g) all Guarantee Obligations of such Person in respect of obligations of the kind referred to in clauses (a) through (f) above, (h) all obligations of the kind referred to in clauses (a) through (g) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on property (including accounts and contract rights) owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligation, (i) all obligations of such Person in respect of Disqualified Capital Stock to the extent that the foregoing would constitute indebtedness or a liability in accordance with GAAP and (j) for the purposes of Sections 7.2 and 8.1(e) only, the net obligations of such Person in respect of Swap Agreements.  The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness expressly provide that such Person is not liable therefor.  The amount of non-recourse Indebtedness of any Person for the purposes of clause (h) shall be deemed to be equal to the lesser of (i) the aggregate unpaid amount of such Indebtedness and (ii) the fair market value of the property encumbered thereby as determined by such Person in good faith.  The amount of any net obligation under any Swap Agreement on any date shall be deemed to be the Swap Termination Value thereof as of such date.

“Indemnified Liabilities”: as defined in Section 10.5(c).

“Indemnified Taxes”:  (a) Taxes, other than Excluded Taxes and Other Connection Taxes, imposed on or with respect to any payment made by any Loan Party under any Loan Document and (b) Other Taxes.

“Indemnitee”:  as defined in Section 10.5(c).

“Information”:  as defined in Section 10.15.

“Infringement”:  infringement, misappropriation, dilution or other impairment or violation.

“Insolvency”:  with respect to any Multiemployer Plan, the condition that such Multiemployer Plan is insolvent within the meaning of Section 4245 of ERISA.

“Insolvent”:  pertaining to a condition of Insolvency.

“Intellectual Property”:  the collective reference to all rights, priorities and privileges in intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including copyrights, patents, trademarks, domain names, technology, know-how and processes, and all rights to sue at law or in equity for any Infringement thereof, including the right to receive all proceeds and damages therefrom.

“Interest Payment Date”:  (a) as to any ABR Loan (other than any Swingline Loan), the last day of each March, June, September and December (or, if an Event of Default is in existence, the last day of each calendar month) to occur while such Loan is outstanding and the final maturity date of such Loan, (b) as to any Eurodollar Loan having an Interest Period of three months or less, the last day of such Interest Period, (c) as to any Eurodollar Loan having an Interest Period longer than three months, each day that is three months, or a whole multiple thereof, after the first day of such Interest Period and the last day of such Interest Period, (d) as to any Loan (other than any Revolving Loan that is an ABR Loan and any Swingline Loan), the date of any repayment or prepayment made in respect thereof and (e) as to any Swingline Loan, the day that such Loan is required to be repaid.

“Interest Period”:  as to any Eurodollar Loan, (a) initially, the period commencing on the borrowing or conversion date, as the case may be, with respect to such Eurodollar Loan and ending one, two, three or six months thereafter or, to the extent agreed by each Lender of such Eurodollar Loan, nine months, twelve months or less than one month thereafter, as selected by the Borrower in its notice of borrowing or notice of conversion, as the case may be, given with respect thereto; and (b) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Eurodollar Loan and ending one, two, three or six months thereafter or, to the extent agreed by each Lender of such Eurodollar Loan, nine months, twelve months or less than one month thereafter, as selected by the Borrower by irrevocable notice to the Administrative Agent not later than 12:00 P.M., New York City time, on the date that is three Business Days prior to the last day of the then current Interest Period with respect thereto; provided that, all of the foregoing provisions relating to Interest Periods are subject to the following:

(i)            if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;

(ii)           the Borrower may not select an Interest Period under a particular Facility that would extend beyond the Revolving Termination Date or beyond the date final payment is due on the Term Loans; and

(iii)          any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month.

“Investments”:  as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Capital Stock or debt or other securities of another Person, (b) a loan, advance or capital contribution to, guarantee or assumption of Indebtedness of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person (including any partnership or joint venture interest in such other Person) or (c) the purchase or other acquisition (in one transaction or a series of transactions) of all or substantially all of the property and assets or business of another Person or assets constituting a business unit, line of business or division of such Person.  For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment, but giving effect to any Returns received by such Person with respect thereto.

“IRS”:  the United States Internal Revenue Service.

“Issuing Lender”:  each of JPMorgan Chase Bank, N.A. and any other Revolving Lender approved by the Administrative Agent and the Borrower that has agreed in its sole discretion to act as an “Issuing Lender” hereunder, or any of their respective Affiliates, in each case in its capacity as issuer of any Letter of Credit.  Each reference herein to “the Issuing Lender” shall be deemed to be a reference to the relevant Issuing Lender.

“Junior Financing”:  as defined Section 7.9(a).

“Junior Financing Documentation”:  any documentation governing any Junior Financing.

“L/C Commitment”:  $10,000,000.

“L/C Obligations”:  at any time, an amount equal to the sum of (a) the aggregate then undrawn and unexpired amount of the then outstanding Letters of Credit and (b) the aggregate amount of drawings under Letters of Credit that have not then been reimbursed pursuant to Section 3.5.

“L/C Participants”:  the collective reference to all the Revolving Lenders other than the Issuing Lender.

“Lenders”:  as defined in the preamble hereto; provided that unless the context otherwise requires, each reference herein to the Lenders shall be deemed to include any Conduit Lender.

“Letters of Credit”:  as defined in Section 3.1(a).

“Lien”:  any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any capital lease having substantially the same economic effect as any of the foregoing).

“Loan”:  any loan made by any Lender pursuant to this Agreement.

“Loan Documents”:  this Agreement, the Security Documents, the Notes and any amendment, waiver, supplement or other modification to any of the foregoing.

“Loan Parties”:  each Group Member that is a party to a Loan Document, which in any event will not include any Foreign Subsidiary.

“Majority Facility Lenders”:  with respect to any Facility, the holders of more than 50% of the aggregate unpaid principal amount of the Term Loans or the Total Revolving Extensions of Credit, as the case may be, outstanding under such Facility (or, in the case of the Revolving Facility, prior to any termination of the Revolving Commitments, the holders of more than 50% of the Total Revolving Commitments).

“Management Stockholders”:  the members of management of Holdings (or any direct or indirect parent thereof), the Borrower or its Subsidiaries who are investors in Holdings or any direct or indirect parent thereof.

“Master Agreement”:  as defined in the definition of Swap Agreement.

“Material Adverse Effect”:  a material adverse effect on (a) the business, property, operations or financial condition of the Borrower and its Restricted Subsidiaries taken as a whole or (b)  the rights or remedies of the Administrative Agent or the Lenders hereunder or thereunder.

“Materials of Environmental Concern”:  any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products or any hazardous or toxic substances, materials or wastes, defined or regulated as such in or under any Environmental Law, including asbestos, polychlorinated biphenyls and urea-formaldehyde insulation.

“Maximum Rate”:  as defined in Section 10.18.

“Moody’s”:  as defined in the definition of Cash Equivalents.

“Mortgaged Properties”:  the real properties listed on Schedule 1.1B, as to which the Administrative Agent for the benefit of the Lenders shall be granted a Lien pursuant to the Mortgages.

“Mortgages”:  each of the mortgages and deeds of trust made by any Loan Party in favor of, or for the benefit of, the Administrative Agent for the benefit of the Lenders, in each case, in form and substance reasonably satisfactory to the Administrative Agent.

“Multiemployer Plan”:  a multiemployer plan as defined in Section 4001(a)(3) of ERISA to which a Group Member or ERISA Affiliate has an obligation to contribute.

“Net Cash Proceeds”:

(a) in connection with any Asset Sale or any Recovery Event, the proceeds thereof in the form of cash and Cash Equivalents (including any such proceeds received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but only as and when received) actually received by any Group Member, net of:

(i) attorneys’ fees, accountants’ fees, investment banking fees, survey costs, title insurance premiums, and related search and recording charges, transfer taxes, deed or mortgage recording taxes, other customary expenses and brokerage, consultant and other customary fees actually incurred in connection therewith,

(ii) amounts required to be applied to the repayment of Indebtedness secured by a Lien expressly permitted hereunder on any asset that is the subject of such Asset Sale or Recovery Event (other than any Lien pursuant to a Security Document) and other customary fees and expenses actually incurred in connection therewith and net of taxes paid or reasonably estimated to be payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements),

(iii) in the case of any Asset Sale or Recovery Event by a non-wholly owned Restricted Subsidiary the pro rata portion of the Net Cash Proceeds thereof (calculated without regard to this clause (iii)) attributable to minority interests and not available for distribution to or for the account of Holdings, the Borrower or a wholly owned Restricted Subsidiary as a result thereof,

(iv) taxes paid or reasonably estimated to be payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements),

(v) any funded escrow established pursuant to the documents evidencing any such sale or disposition to secure any indemnification obligations or adjustments to the purchase price associated with any such sale or disposition (provided that to the extent that any amounts are released from such escrow to Holdings, the Borrower or a Restricted Subsidiary, such amounts net of any related expenses shall constitute Net Cash Proceeds), and

(vi) without duplication of clause (v) above, the amount of any reasonable reserve established in accordance with GAAP against any adjustment to the sale price or any liabilities (other than any taxes deducted pursuant to clause (i) or (iv) above) (A) related to any of the applicable assets and (B) retained by Holdings, the Borrower or any of its Restricted Subsidiaries including, without limitation, pension plan and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations (however, the amount of any subsequent reduction of such reserve (other than in connection with a payment in respect of any such liability) shall be deemed to be Net Cash Proceeds of such Asset Sale or Recovery Event occurring on the date of such reduction);

provided, that, if no Event of Default under Section 8.1(a) or 8.1(f) exists and the Borrower intends in good faith to use any portion of such proceeds to acquire, maintain, develop, construct, improve, upgrade or repair assets useful in the business of Holdings, the Borrower or the Restricted Subsidiaries or to make Permitted Acquisitions, in each case within twelve months of such receipt, such portion of such proceeds shall not constitute Net Cash Proceeds except to the extent not, within twelve months of such receipt, so used or contractually committed to be so used (it being understood that if any portion of such proceeds are not so used within such twelve month period but within such twelve month period are contractually committed to be used, then upon the termination of such contract or if such Net Cash Proceeds are not so used within the later of such twelve month period and one-hundred and eighty days from the entry into such contractual commitment, such remaining portion shall constitute Net Cash Proceeds as of the date of such termination or expiry without giving effect to this proviso; it being understood that such proceeds shall constitute Net Cash Proceeds if there is an Event of Default under Section 8.1(a) or 8.1(f) continuing at the time of a proposed reinvestment unless such proposed reinvestment is made pursuant to a binding commitment entered into at a time when no Event of Default under Section 8.1(a) or 8.1(f) was continuing); and

(b) in connection with any incurrence of Indebtedness, the cash proceeds received from such issuance or incurrence, net of attorneys’ fees, investment banking fees, accountants’ fees, underwriting discounts and commissions and other customary fees and expenses actually incurred in connection therewith and net of taxes paid or reasonably estimated to be payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements).

“New Term Loan”:  as defined in the Amendment and Restatement.

“Non-Consenting Lender”:  as defined in Section 2.22.

“Non-Debt Fund Affiliate”:  an Affiliate of the Borrower that is not an Affiliated Debt Fund or a Purchasing Borrower Party.

“Non-U.S. Lender”:  a Lender that is not a United States Person.

“Notes”:  the collective reference to any promissory note evidencing Loans.

“Obligations”:  the unpaid principal of and interest on (including interest accruing after the maturity of the Loans and Reimbursement Obligations and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) the Loans and all other obligations and liabilities of the Borrower to the Administrative Agent or to any Lender (or, in the case of Specified Swap Agreements and Specified Cash Management Agreements, any Affiliate of any Lender), whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, any other Loan Document, the Letters of Credit, any Specified Swap Agreement, any Specified Cash Management Agreement or any other document made, delivered or given in connection herewith or therewith, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including all fees, charges and disbursements of counsel to the Administrative Agent or to any Lender that are required to be paid by the Borrower pursuant hereto) or otherwise.

“Other Connection Taxes”: with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Taxes (other than a connection arising solely from such Recipient having executed, delivered, enforced, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, or engaged in any other transaction pursuant to, any Loan Document).

“Other Taxes”:  any present or future stamp, court, documentary, intangible, recording, filing or similar excise or property Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, or from the registration, receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes (other than Taxes imposed with respect to an assignment under Section 2.22) or Excluded Taxes.

“Parent”:  with respect to any Lender, any Person as to which such Lender is, directly or indirectly, a Subsidiary.

“Participant”:  as defined in Section 10.6(f).

“Participant Register”:  as defined in Section 10.6(f).

“Patriot Act”:  as defined in Section 10.17.

“PBGC”:  the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA.

“Pension Plan”:  any employee pension benefit plan (as defined in Section 3(2) of ERISA) (other than a Multiemployer Plan or a Foreign Pension Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which any Group

Member or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Permitted Acquisitions”:  as defined in Section 7.8(i).

“Permitted Equity Issuance”:  any sale or issuance of any Qualified Capital Stock of Holdings (or contributions to the capital of Holdings) to the extent not prohibited under any Loan Document.

“Permitted Investors”:  the collective reference to the Sponsor and its Control Investment Affiliates.

“Permitted Refinancing”:  with respect to any Person, any modification, refinancing, refunding, renewal, extension or replacement of any Indebtedness of such Person; provided that:

(a) the principal amount (or accreted value, if applicable) thereof does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so modified, refinanced, refunded, renewed, extended or replaced except by an amount equal to unpaid accrued interest and premium thereon plus other reasonable amount paid, and fees (including original issue discount) and expenses reasonably incurred, in connection with such modification, refinancing, refunding, renewal, extension or replacement and by an amount equal to any existing commitments unutilized thereunder;

(b) other than with respect to a Permitted Refinancing in respect of Indebtedness permitted pursuant to Section 7.2(e), such modification, refinancing, refunding, renewal, extension or replacement has a final maturity date equal to or later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being modified, refinanced, refunded, renewed, extended or replaced (excluding the effect of any prepayments of scheduled amortization); and

(c)  (i) to the extent such Indebtedness being modified, refinanced, refunded, renewed, extended or replaced is subordinated in right of payment to the Obligations, such modification, refinancing, refunding, renewal, extension or replacement is subordinated in right of payment to the Obligations, (ii) the terms and conditions of any such modified, refinanced, refunded, renewed, extended or replaced Indebtedness are market terms on the date of issuance (as determined in good faith by the Borrower) and are not, taken as a whole, materially more restrictive than the covenants and events of default contained in this Agreement (provided that if such Indebtedness contains any financial maintenance covenants, such covenants shall not be tighter than those contained in this Agreement), (iii) such modification, refinancing, refunding, renewal, extension or replacement is incurred by the Person who is the obligor of the Indebtedness being modified, refinanced, refunded, renewed, extended or replaced or any other Person who would have been permitted to incur such Indebtedness hereunder and (iv) to the extent that the Liens securing the Indebtedness being refinanced is subordinated to the Liens securing the Obligations, any Lien securing such refinancing Indebtedness is subordinated to the Liens securing the Obligations on terms at least as favorable on the whole to the Lenders as those contained in the applicable subordination language (if any) for the Indebtedness being refinanced.

“Person”:  an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

“Plan”:  any employee benefit plan as defined in Section 3(3) of ERISA, including any employee welfare benefit plan (as defined in Section 3(1) of ERISA) and any employee pension benefit plan (as defined in Section 3(2) of ERISA), but other than any Multiemployer Plan or Foreign Pension Plan, in respect of which any Group Member or, solely with respect to any such plan that is subject to Title IV of ERISA, any ERISA Affiliate, is an “employer” as defined in Section 3(5) of ERISA.

“Prime Rate”:  the rate of interest per annum publicly announced from time to time by JPMorgan Chase Bank, N.A. as its prime rate in effect at its principal office in New York City (the Prime Rate not being intended to be the lowest rate of interest charged by JPMorgan Chase Bank, N.A. in connection with extensions of credit to debtors).

“Pro Forma Balance Sheet”:  as defined in Section 4.1(a).

“Pro Forma Basis”:  with respect to compliance with any test or covenant or calculation of any ratio hereunder, the determination or calculation of such test, covenant or ratio (including in connection with Specified Transactions) in accordance with Section 1.4.

“Pro Forma Compliance”:  with respect to any covenant in Section 7.1, compliance on a Pro Forma Basis with such covenant in accordance with Section 1.4.

“Prohibited Transaction”:  as defined in Section 406 of ERISA and Section 4975(f)(3) of the Code.

“Projections”:  as defined in Section 6.2(c).

“Properties”:  as defined in Section 4.17(a).

“Purchasing Borrower Party”:  Holdings or any Subsidiary of Holdings that becomes an Eligible Assignee or a Participant pursuant to Section 10.6.

“Qualified Capital Stock”:  Capital Stock that is not Disqualified Capital Stock.

“Qualifying IPO”:  the issuance by Holdings (or any direct or indirect parent thereof) of its common Capital Stock in an underwritten primary public offering (other than a public offering pursuant to a registration statement on Form S-8) (a) pursuant to an effective registration statement filed with the SEC in accordance with the Securities Act (whether alone or in connection with a secondary public offering) or (b) after which the common Capital Stock of Holdings or any direct or indirect parent of Holdings are listed on an internationally recognized securities exchange or dealer quotation system.

“Ratio-Based Incremental Facility”:  as defined in Section 2.23(a).

“Recipient”:  as applicable, (a) the Administrative Agent, (b) any Lender and (c) the Issuing Lender.

“Recovery Event”:  any settlement of or payment in respect of any property or casualty insurance claim or any condemnation proceeding relating to any asset of any Group Member.

“Refunded Swingline Loans”:  as defined in Section 2.7(b).

“Register”:  as defined in Section 10.6(d).

“Regulation U”:  Regulation U of the Board as in effect from time to time.

“Reorganization”:  with respect to any Multiemployer Plan, the condition that such plan is in reorganization within the meaning of Section 4241 of ERISA.

“Replaced Term Loans”:  as defined in Section 10.1.

“Replacement Term Loans”:  as defined in Section 10.1.

“Reportable Event”:  any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the thirty day notice period is waived under applicable regulations as in effect on the date hereof, with respect to a Pension Plan.

“Repricing Event”:  (a) any prepayment or repayment of Term Loans using proceeds of, or any conversion of Term Loans into, or any new or replacement tranche of term loans or Indebtedness incurred by the Borrower from a substantially concurrent incurrence of syndicated term loans for which the interest rate payable thereon on the date of such prepayment is lower than the Eurodollar Rate on the date of such prepayment plus the Applicable Margin with respect to the Term Loans on the date of such prepayment, provided that the primary purpose of such prepayment is to refinance Term Loans at a lower interest rate and, for the avoidance of doubt, excludes any new or replacement loans incurred in connection with an acquisition or Change of Control or (b) any repricing of Term Loans pursuant to an amendment hereto resulting in the interest rate payable thereon on the date of such amendment being lower than the Eurodollar Rate on the date of such amendment plus the Applicable Margin with respect to the Term Loans on the date of such amendment.

“Required Lenders”:  at any time, the holders of more than 50% of (a) until the Closing Date, the Commitments then in effect and (b) thereafter, the sum of (i) the aggregate unpaid principal amount of the Term Loans then outstanding and (ii) the Total Revolving Commitments then in effect or, if the Revolving Commitments have been terminated, the Total Revolving Extensions of Credit then outstanding.

“Requirement of Law”:  as to any Person, the Certificate of Incorporation and Bylaws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer”:  the chief executive officer, president or chief financial officer of the Borrower, but in any event, with respect to financial matters, the chief financial officer of the Borrower.

“Restricted Payments”:  any dividend, payment or other distribution (whether in cash, securities or other property) with respect to any Capital Stock of Holdings, the Borrower or any Restricted Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, defeasance, acquisition, cancellation or termination of any such Capital Stock, or on account of any return of capital to Holdings’, the Borrower’s or a Restricted Subsidiary’s stockholders, partners or members (or the equivalent Persons thereof).

“Restricted Subsidiary”:  any Subsidiary of the Borrower other than an Unrestricted Subsidiary.  The Subsidiary Guarantors in existence on the Closing Date shall at all times remain Restricted Subsidiaries.

“Returns”:  with respect to any Investment, any repayments, interest, returns, profits, dividends, distributions, proceeds, fees, income and amounts received or realized (from Dispositions or otherwise).

“Revolving Commitment”:  as to any Lender, the obligation of such Lender, if any, to make Revolving Loans and participate in Swingline Loans and Letters of Credit in an aggregate principal and/or face amount not to exceed the amount set forth under the heading “Revolving Commitment” opposite such Lender’s name on Schedule 1.1A or in the Assignment and Assumption pursuant to which such Lender became a party hereto, as the same may be changed from time to time pursuant to the terms hereof.  The original amount of the Total Revolving Commitments is $50,000,000.

“Revolving Commitment Increase”:  as defined in Section 2.23(a).

“Revolving Commitment Increase Lender”:  as defined in Section 2.23(a).

“Revolving Commitment Period”:  the period from and including the Closing Date to the Revolving Termination Date.

“Revolving Extensions of Credit”:  as to any Revolving Lender at any time, an amount equal to the sum of (a) the aggregate principal amount of all Revolving Loans held by such Lender then outstanding, (b) such Lender’s Revolving Percentage of the L/C Obligations then outstanding and (c) such Lender’s Revolving Percentage of the aggregate principal amount of Swingline Loans then outstanding.

“Revolving Facility”:  as defined in the definition of Facility.

“Revolving Lender”:  each Lender that has a Revolving Commitment or that holds Revolving Loans.

“Revolving Loans”:  as defined in Section 2.4(a).

“Revolving Percentage”:  as to any Revolving Lender at any time, the percentage which such Lender’s Revolving Commitment then constitutes of the Total Revolving Commitments (disregarding any Defaulting Lender’s Revolving Commitment) or, at any time after the Revolving Commitments shall have expired or terminated, the percentage which the aggregate principal amount of such Lender’s Revolving Loans then outstanding constitutes of the aggregate principal amount of the Revolving Loans then outstanding (disregarding any Defaulting Lender’s Revolving Loans); provided that, in the event that the Revolving Loans are paid in full prior to the reduction to zero of the Total Revolving Extensions of Credit, the Revolving Percentages shall be determined in a manner designed to ensure that the other outstanding Revolving Extensions of Credit shall be held by the Revolving Lenders on a comparable basis.

“Revolving Termination Date”:  November 5, 2015.

“S&P”:  as defined in the definition of Cash Equivalents.

“SEC”:  the Securities and Exchange Commission, any successor thereto and any analogous Governmental Authority.

“Secured Indebtedness”:  at any date, the aggregate principal amount of all Consolidated Total Debt that is secured by a Lien on any asset of any Group Members at such date.

“Secured Leverage Ratio”:  as at the last day of any period, the ratio of (a) Secured Indebtedness on such day to (b) Consolidated EBITDA for such period.

“Secured Parties”:  as defined in the Guarantee and Collateral Agreement.

“Security Documents”:  the collective reference to the Guarantee and Collateral Agreement, the Mortgages and all other security documents hereafter delivered to the Administrative Agent granting a Lien on any property of any Person to secure the obligations and liabilities of any Loan Party under any Loan Document.

“Senior Unsecured Note Indenture”:  the Indenture entered into by the Borrower and certain of its Subsidiaries in connection with the issuance of the Senior Unsecured Notes, together with all instruments and other agreements entered into by the Borrower or such Subsidiaries in connection therewith.

“Senior Unsecured Notes”:  the senior unsecured notes of the Borrower issued on the Closing Date pursuant to the Senior Unsecured Note Indenture.

“Solvent”:  with respect to any Person on a particular date, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair saleable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature, and (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital.  The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Specified Cash Management Agreement”:  any agreement providing for treasury, depositary, purchasing card or cash management services, including in connection with any automated clearing house transfers of funds or any similar transactions between the Borrower or any Guarantor and any Lender or Affiliate thereof, which has been designated by such Lender and the Borrower, by notice to the Administrative Agent not later than ninety days after the execution and delivery by the Borrower or such Guarantor, as a “Specified Cash Management Agreement”.

“Specified Change of Control”:  a “Change of Control” (or any other defined term having a similar purpose) as defined in the Senior Unsecured Note Indenture.

“Specified Representations”:  as defined in Section 5.1(m).

“Specified Swap Agreement”:  any Swap Agreement in respect of interest rates, currency exchange rates or commodity prices entered into by the Borrower or any Guarantor and any Person that is a Lender or an Affiliate of a Lender at the time such Swap Agreement is entered into.

“Specified Transaction”:  any incurrence or repayment of Indebtedness (other than for working capital purposes), any Investment that results in a Person becoming a Restricted Subsidiary or an Unrestricted Subsidiary, any Permitted Acquisition or any Disposition that results in a Restricted Subsidiary ceasing to be a Subsidiary of the Borrower or any Investment constituting an Acquisition of assets constituting a business unit, line of business or division of another Person or any Disposition of a business unit, line of business or division of the Borrower or a Restricted Subsidiary, in each case whether by merger, consolidation, amalgamation or otherwise.

“Sponsor”:  Avista Capital Partners and its Affiliates.

“Sponsor Management Agreement”:  the Advisory Services and Monitoring Agreement, dated as of November 5, 2010, by and between Avista Capital Holdings, L.P. and the Borrower.

“Subsidiary”:  as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person.  Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Subsidiary Guarantor”:  each Subsidiary of the Borrower other than any (a) Foreign Subsidiary and (b) Unrestricted Subsidiary.

“Successor Company”:  as defined in Section 7.4(d).

“Swap Agreement”:  (a) any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower or any of its Subsidiaries shall be a “Swap Agreement”; and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Termination Value”:  in respect of any one or more Swap Agreements, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Agreements, (a) for any date on or after the date such Swap Agreements have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Agreements, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Agreements (which may include Administrative Agent, a Lender or any Affiliate of the Administrative Agent or a Lender).

“Swingline Commitment”:  the obligation of the Swingline Lender to make Swingline Loans pursuant to Section 2.6 in an aggregate principal amount at any one time outstanding not to exceed $5,000,000.

“Swingline Lender”:  JPMorgan Chase Bank, N.A., in its capacity as the lender of Swingline Loans.

“Swingline Loans”:  as defined in Section 2.6(a).

“Swingline Participation Amount”:  as defined in Section 2.7(c).

“Syndication Agent”:  as defined in the preamble hereto.

“Taxes”:  any present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Commitment”:  as to any Lender, the obligation of such Lender, if any, to make a Term Loan to the Borrower in a principal amount not to exceed the amount set forth under the heading “Term Commitment” opposite such Lender’s name on Schedule 1.1A.  The original aggregate amount of the Term Commitments is $300,000,000.

“Term Facility”:  as defined in the definition of Facility.

“Term Lender”:  each Lender that has a Term Commitment or that holds a Term Loan.

“Term Loan”:  as defined in Section 2.1, but shall include any New Term Loan made or continued hereunder pursuant to the Amendment and Restatement on the Amendment and Restatement Effective Date.

“Term Loan Maturity Date”:  November 5, 2016.

“Term Loan Standstill Period”:  as defined in Section 8.1(c).

“Term Percentage”:  as to any Term Lender at any time, the percentage which such Lender’s Term Commitment then constitutes of the aggregate Term Commitments (or, at any time after the Closing Date, the percentage which the aggregate principal amount of such Lender’s Term Loans then outstanding constitutes of the aggregate principal amount of the Term Loans then outstanding).

“Test Period”:  for any date of determination under this Agreement, the then most recently ended period of four consecutive fiscal quarters of the Borrower.

“Total Revolving Commitments”:  at any time, the aggregate amount of the Revolving Commitments then in effect.

“Total Revolving Extensions of Credit”:  at any time, the aggregate amount of the Revolving Extensions of Credit of the Revolving Lenders outstanding at such time.

“Transaction Expenses”:  any fees or expenses incurred or paid by Holdings (or any direct or indirect parents thereof), the Borrower or any of its Restricted Restricted Subsidiaries in connection with the Transactions (including expenses in connection with hedging transactions), this Agreement and the other Loan Documents and the transactions contemplated hereby and thereby (including legal, accounting, auditing and consulting expenses, costs related to insurance premiums paid to cover costs relating to events occurring prior to the Closing Date, and any costs or expenses incurred by Holdings, the Borrower or a Restricted Subsidiary pursuant to or with respect to any management equity plan or stock option plan or any other management or employee benefit plan or any stock subscription or shareholder agreement).

“Transactions”:  collectively, (a) the Acquisition and the other transactions contemplated by the Acquisition Agreement, (b) the Equity Contribution, (c) the issuance of the Senior Unsecured Notes, (d) the consummation of any other transactions in connection with the foregoing and (e) the payment of Transaction Expenses.

“Transferee”:  any Assignee or Participant.

“Type”:  as to any Loan, its nature as an ABR Loan or a Eurodollar Loan.

“United States”:  the United States of America.

“United States Person”:  a “United States person” within the meaning of Section 7701(a)(30) of the Code.

“Unrestricted Subsidiary”:  any Subsidiary of the Borrower designated by the board of directors of the Borrower as an Unrestricted Subsidiary pursuant to Section 6.11 subsequent to the date hereof.  In no event shall a Subsidiary Guarantor existing on the Closing Date be deemed an Unrestricted Subsidiary.

“U.S. Tax Certificate”:  as defined in Section 2.19(f)(ii)(D).

“Weighted Average Life to Maturity”:  when applied to any Indebtedness at any date, the number of years obtained by dividing:

(a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

(b) the then outstanding principal amount of such Indebtedness.

“Wholly Owned Subsidiary”:  as to any Person, any other Person all of the Capital Stock of which (other than directors’ qualifying shares required by law) is owned by such Person directly and/or through other Wholly Owned Subsidiaries.

“Withdrawal Liability”:  any liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Title IV of ERISA.

“Withholding Agent”:  any Loan Party and the Administrative Agent.

1.2           Other Definitional Provisions.  (a) Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the other Loan Documents or any certificate or other document made or delivered pursuant hereto or thereto.

(b) As used herein and in the other Loan Documents, and any certificate or other document made or delivered pursuant hereto or thereto, (i) accounting terms relating to any Group Member not defined in Section 1.1 and accounting terms partly defined in Section 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP (provided that, notwithstanding anything to the contrary herein, all accounting or financial terms used herein shall be construed, and all financial computations pursuant hereto shall be made, without giving effect to any election under Statement of Financial Accounting Standards 159 (or any other Financial Accounting Standard having a similar effect) to value any Indebtedness or other liabilities of any Group Member at “fair value”, as defined therein), (ii) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, (iii) the word “incur” shall be construed to mean incur, create, issue, assume, become liable in respect of or suffer to exist (and the words “incurred” and “incurrence” shall have correlative meanings), (iv) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, Capital Stock, securities, revenues, accounts, leasehold interests and contract rights, and (v) references to agreements or other Contractual Obligations shall, unless otherwise specified, be deemed to refer to such agreements or Contractual Obligations as amended, supplemented, restated or otherwise modified from time to time.

(c) The words “hereof”, “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

(d) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

1.3           Cumulative Growth Amount Transactions.  If more than one action occurs on any given date the permissibility of the taking of which is determined hereunder by reference to the amount of the Cumulative Growth Amount immediately prior to the taking of such action, the permissibility of the taking of each such action shall be determined independently and in no event may any two or more such actions be treated as occurring simultaneously.

1.4           Pro Forma Calculations.  (a)   Notwithstanding anything to the contrary herein, the Consolidated Leverage Ratio, the Secured Leverage Ratio and the Consolidated Interest Coverage Ratio shall be calculated in the manner prescribed by this Section 1.4; provided that notwithstanding anything to the contrary in clause (b) or (c) of this Section 1.4, when calculating the Consolidated Leverage Ratio and the Consolidated Interest Coverage Ratio, as applicable, for the purposes of (i) the ECF Percentage of Excess Cash Flow and (ii) determining actual compliance (and not Pro Forma Compliance or compliance on a Pro Forma Basis) with any covenant pursuant to Section 7.1, the events described in this Section 1.4 that occurred subsequent to the end of the applicable Test Period shall not be given pro forma effect.

(b) For purposes of calculating the Consolidated Leverage Ratio, the Secured Leverage Ratio and the Consolidated Interest Coverage Ratio, Specified Transactions (and the incurrence or repayment of any Indebtedness in connection therewith) that have been made (i) during the applicable Test Period and (ii) subsequent to such Test Period and prior to or simultaneously with the event for which the calculation of any such ratio is made shall be calculated on a pro forma basis assuming that all such Specified Transactions (and any increase or decrease in Consolidated EBITDA and the component financial definitions used therein attributable to any Specified Transaction) had occurred on the first day of the applicable Test Period.  If since the beginning of any applicable Test Period any Person that subsequently became a Restricted Subsidiary or was merged, amalgamated or consolidated with or into Holdings, the Borrower or any of its Restricted Subsidiaries since the beginning of such Test Period shall have made any Specified Transaction that would have required adjustment pursuant to this Section 1.4, then the Consolidated Leverage Ratio, the Secured Leverage Ratio and the Consolidated Interest Coverage Ratio shall be calculated to give pro forma effect thereto in accordance with this Section 1.4.

(c) Whenever pro forma effect is to be given to a Specified Transaction, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the Borrower and include, for the avoidance of doubt, the amount of cost savings, operating expense reductions, other operating improvements and synergies relating to such Specified Transaction that are certified by the chief financial officer of the Borrower to the Administrative Agent as being (i) factually supportable and reasonably identifiable, reasonably attributable to the actions specified and reasonably anticipated to result from such actions and (ii) reasonably anticipated to be realized within twelve months after the closing date of such Specified Transaction (provided, that to the extent any such operational changes are not associated with a transaction, such changes shall be limited to those for which all steps have been taken for realizing such savings) (calculated on a pro forma basis as though such cost savings, operating expense reductions, other operating improvements and synergies had been realized on the first day of such period as if such cost savings, operating expense reductions, other operating improvements and synergies were realized during the entirety of such period), net of the amount of actual benefits realized during such period from such actions; provided that in no event shall a pro forma adjustment under this clause (c) increase Consolidated EBITDA as a result of cost savings, operating expense reductions, other operating improvements and synergies by more than 12.5% for any Test Period.

(d) In the event that the Borrower or any Restricted Subsidiary incurs (including by assumption or guarantees) or repays (including by redemption, repayment, retirement or extinguishment) any Indebtedness included in the calculations of the Consolidated Leverage Ratio, the Secured Leverage Ratio and the Consolidated Interest Coverage Ratio, as the case may be (in each case, other than Indebtedness incurred or repaid under any revolving credit facility in the ordinary course of business for working capital purposes), (i) during the applicable Test Period and (ii) subsequent to the end of the applicable Test Period and prior to or simultaneously with the event for which the calculation of any such ratio is made, then the Consolidated Leverage Ratio, the Secured Leverage Ratio and the Consolidated Interest Coverage Ratio shall be calculated giving pro forma effect to such incurrence or repayment of Indebtedness, to the extent required, as if the same had occurred on (A) the last day of the applicable Test Period in the case of the Consolidated Leverage Ratio or the Secured Leverage Ratio and (B) the first day of the applicable Test Period in the case of the Consolidated Interest Coverage Ratio.  If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the date of the event for which the calculation of the Consolidated Interest Coverage Ratio is made had been the applicable rate for the entire period (taking into account any hedging obligations applicable to such Indebtedness); provided in the case of repayment of any Indebtedness, to the extent actual interest related thereto was included during all or any portion of the applicable Test Period, the actual interest may be used for the applicable portion of such Test Period.  Interest on a Capital Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of the Borrower to be the rate of interest implicit in such Capital Lease Obligation in accordance with GAAP.  Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a London interbank offered rate, or other rate, shall be determined to have been based upon the rate actually chose, or if none, then based upon such optional rate chosen as the Borrower or Restricted Subsidiary may designate.

(e) To the extent that the Borrower is required to demonstrate Pro Forma Compliance with the financial covenants set forth in Section 7.1 at any time prior to the date on which financial statements for March 31, 2011 are required to be delivered, the Borrower will be required to demonstrate compliance with the covenant levels then in effect for March 31, 2011.

SECTION 2.           AMOUNT AND TERMS OF COMMITMENTS

2.1           Term Commitments.  Subject to the terms and conditions hereof, each Term Lender severally agrees to make a term loan (a “Term Loan”) to the Borrower on the Closing Date in an amount not to exceed the amount of the Term Commitment of such Lender.  The Term Loans may from time to time be Eurodollar Loans or ABR Loans, as determined by the Borrower and notified to the

Administrative Agent in accordance with Sections 2.2 and 2.12.  On the Amendment and Restatement Effective Date, the New Term Loans shall constitute, on the terms provided in the Amendment and Restatement, Term Loans and the Continuing Term Loans (as defined in the Amendment and Restatement) shall be ratified and confirmed as Term Loans in all respects.

2.2           Procedure for Term Loan Borrowing.  The Borrower shall give the Administrative Agent irrevocable notice (which notice must be received by the Administrative Agent prior to 12:00 Noon, New York City time, one Business Day prior to the anticipated Closing Date) requesting that the Term Lenders make the Term Loans on the Closing Date and specifying the amount to be borrowed.  The Term Loans made on the Closing Date shall initially be ABR Loans unless the Borrower shall have given the notice required for a Eurodollar Borrowing under Section 2.5 and provided an indemnity letter extending the benefits of Section 2.20 to Lenders in respect of such Borrowings, and, unless otherwise agreed by the Administrative Agent in its sole discretion, no Term Loan may be converted into or continued as a Eurodollar Loan having an Interest Period in excess of one month prior to the date that is sixty days after the Closing Date.  Upon receipt of such notice the Administrative Agent shall promptly notify each Term Lender thereof.  Not later than 12:00 Noon, New York City time, on the Closing Date each Term Lender shall make available to the Administrative Agent at the Funding Office an amount in immediately available funds equal to the Term Loan or Term Loans to be made by such Lender.  The Administrative Agent shall credit the account of the Borrower on the books of such office of the Administrative Agent with the aggregate of the amounts made available to the Administrative Agent by the Term Lenders in immediately available funds.

2.3           Repayment of Term Loans.  The principal amount of the Term Loan of each Lender shall be repaid in consecutive quarterly installments (each due on the last day of each calendar quarter, except for the last such installment), commencing on March 31, 2011, each of which shall be in an amount equal to such Lender’s Term Percentage multiplied by (i) in the case of each quarterly installment occurring prior to the Term Loan Maturity Date, an amount equal to 0.25% of the aggregate amount of the Term Loan made on the Closing Date, as reduced from time to time, in accordance with Section 2.17(b), and (ii) on the Term Loan Maturity Date, the remaining aggregate principal amount of the Term Loans.

2.4           Revolving Commitments.  (a) Subject to the terms and conditions hereof, each Revolving Lender severally agrees to make revolving credit loans (“Revolving Loans”) to the Borrower from time to time during the Revolving Commitment Period in an aggregate principal amount at any one time outstanding which, when added to such Lender’s Revolving Percentage of the sum of (i) the L/C Obligations then outstanding and (ii) the aggregate principal amount of the Swingline Loans then outstanding, does not exceed the amount of such Lender’s Revolving Commitment.  During the Revolving Commitment Period the Borrower may use the Revolving Commitments by borrowing, prepaying the Revolving Loans in whole or in part, and reborrowing, all in accordance with the terms and conditions hereof.  The Revolving Loans may from time to time be Eurodollar Loans or ABR Loans, as determined by the Borrower and notified to the Administrative Agent in accordance with Sections 2.5 and 2.12.

(b) The Borrower shall repay all outstanding Revolving Loans on the Revolving Termination Date.

2.5           Procedure for Revolving Loan Borrowing.  The Borrower may borrow under the Revolving Commitments during the Revolving Commitment Period on any Business Day, provided that the Borrower shall give the Administrative Agent irrevocable notice (which notice must be received by the Administrative Agent prior to 12:00 Noon, New York City time, (a) three Business Days prior to the requested Borrowing Date, in the case of Eurodollar Loans, or (b) one Business Day prior to the requested

Borrowing Date, in the case of ABR Loans) (provided that any such notice of a borrowing of ABR Loans under the Revolving Facility to finance payments required by Section 3.5 may be given not later than 12:00 Noon, New York City time, on the date of the proposed borrowing), specifying (i) the amount and Type of Revolving Loans to be borrowed, (ii) the requested Borrowing Date and (iii) in the case of Eurodollar Loans, the respective amounts of each such Type of Loan and the respective lengths of the initial Interest Period therefor.  Any Revolving Loans made on the Closing Date shall initially be ABR Loans and, unless otherwise agreed by the Administrative Agent in its sole discretion, no Revolving Loan may be made as, converted into or continued as a Eurodollar Loan having an Interest Period in excess of one month prior to the date that is sixty days after the Closing Date.  Each borrowing under the Revolving Commitments shall be in an amount equal to (x) in the case of ABR Loans, $1,000,000 or a whole multiple thereof (or, if the then aggregate Available Revolving Commitments are less than $1,000,000, such lesser amount) and (y) in the case of Eurodollar Loans, $5,000,000 or a whole multiple of $1,000,000 in excess thereof; provided that the Swingline Lender may request, on behalf of the Borrower, borrowings under the Revolving Commitments that are ABR Loans in other amounts pursuant to Section 2.7.  Upon receipt of any such notice from the Borrower, the Administrative Agent shall promptly notify each Revolving Lender thereof.  Each Revolving Lender will make the amount of its pro rata share of each borrowing available to the Administrative Agent for the account of the Borrower at the Funding Office prior to 12:00 Noon, New York City time, on the Borrowing Date requested by the Borrower in funds immediately available to the Administrative Agent.  Such borrowing will then be made available to the Borrower by the Administrative Agent crediting the account of the Borrower on the books of such office with the aggregate of the amounts made available to the Administrative Agent by the Revolving Lenders and in like funds as received by the Administrative Agent.

2.6           Swingline Commitment.  (a) Subject to the terms and conditions hereof, the Swingline Lender agrees to make a portion of the credit otherwise available to the Borrower under the Revolving Commitments from time to time during the Revolving Commitment Period by making swing line loans (“Swingline Loans”) to the Borrower; provided that (i) the aggregate principal amount of Swingline Loans outstanding at any time shall not exceed the Swingline Commitment then in effect (notwithstanding that the Swingline Loans outstanding at any time, when aggregated with the Swingline Lender’s other outstanding Revolving Loans, may exceed the Swingline Commitment then in effect) and (ii) the Borrower shall not request, and the Swingline Lender shall not make, any Swingline Loan if, after giving effect to the making of such Swingline Loan, the aggregate amount of the Available Revolving Commitments would be less than zero.  During the Revolving Commitment Period, the Borrower may use the Swingline Commitment by borrowing, repaying and reborrowing, all in accordance with the terms and conditions hereof.  Swingline Loans shall be ABR Loans only.

(b) The Borrower shall repay to the Swingline Lender the then unpaid principal amount of each Swingline Loan on the earlier of the Revolving Termination Date and the first date after such Swingline Loan is made that is the 15th or last day of a calendar month and is at least two Business Days after such Swingline Loan is made; provided that on each date that a Revolving Loan is borrowed, the Borrower shall repay all Swingline Loans then outstanding.

2.7           Procedure for Swingline Borrowing; Refunding of Swingline Loans.  (a)  Whenever the Borrower desires that the Swingline Lender make Swingline Loans it shall give the Swingline Lender irrevocable telephonic notice confirmed promptly in writing (which telephonic notice must be received by the Swingline Lender not later than 1:00 P.M., New York City time, on the proposed Borrowing Date), specifying (i) the amount to be borrowed and (ii) the requested Borrowing Date (which shall be a Business Day during the Revolving Commitment Period).  Each borrowing under the Swingline Commitment shall be in an amount equal to $500,000 or a whole multiple of $100,000 in excess thereof.  Not later than 3:00 P.M., New York City time, on the Borrowing Date specified in a notice in respect of Swingline Loans, the Swingline Lender shall make available to the Administrative Agent at the Funding

Office an amount in immediately available funds equal to the amount of the Swingline Loan to be made by the Swingline Lender.  The Administrative Agent shall make the proceeds of such Swingline Loan available to the Borrower on such Borrowing Date by depositing such proceeds in the account of the Borrower with the Administrative Agent on such Borrowing Date in immediately available funds.

(b) The Swingline Lender, at any time and from time to time in its sole and absolute discretion may, on behalf of the Borrower (which hereby irrevocably directs the Swingline Lender to act on its behalf), on one Business Day’s notice given by the Swingline Lender no later than 12:00 Noon, New York City time, request each Revolving Lender to make, and each Revolving Lender hereby agrees to make, a Revolving Loan, in an amount equal to such Revolving Lender’s Revolving Percentage of the aggregate amount of the Swingline Loans (the “Refunded Swingline Loans”) outstanding on the date of such notice, to repay the Swingline Lender.  Each Revolving Lender shall make the amount of such Revolving Loan available to the Administrative Agent at the Funding Office in immediately available funds, not later than 10:00 A.M., New York City time, one Business Day after the date of such notice.  The proceeds of such Revolving Loans shall be immediately made available by the Administrative Agent to the Swingline Lender for application by the Swingline Lender to the repayment of the Refunded Swingline Loans.  The Borrower irrevocably authorizes the Swingline Lender to charge the Borrower’s accounts with the Administrative Agent (up to the amount available in each such account) in order to immediately pay the amount of such Refunded Swingline Loans to the extent amounts received from the Revolving Lenders are not sufficient to repay in full such Refunded Swingline Loans.

(c) If prior to the time a Revolving Loan would have otherwise been made pursuant to Section 2.7(b), one of the events described in Section 8.1(f) shall have occurred and be continuing with respect to the Borrower or if for any other reason, as determined by the Swingline Lender in its sole discretion, Revolving Loans may not be made as contemplated by Section 2.7(b), each Revolving Lender shall, on the date such Revolving Loan was to have been made pursuant to the notice referred to in Section 2.7(b), purchase for cash an undivided participating interest in the then outstanding Swingline Loans by paying to the Swingline Lender an amount (the “Swingline Participation Amount”) equal to (i) such Revolving Lender’s Revolving Percentage times (ii) the sum of the aggregate principal amount of Swingline Loans then outstanding that were to have been repaid with such Revolving Loans.

(d) Whenever, at any time after the Swingline Lender has received from any Revolving Lender such Lender’s Swingline Participation Amount, the Swingline Lender receives any payment on account of the Swingline Loans, the Swingline Lender will distribute to such Lender its Swingline Participation Amount (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s participating interest was outstanding and funded and, in the case of principal and interest payments, to reflect such Lender’s pro rata portion of such payment if such payment is not sufficient to pay the principal of and interest on all Swingline Loans then due); provided, however, that in the event that such payment received by the Swingline Lender is required to be returned, such Revolving Lender will return to the Swingline Lender any portion thereof previously distributed to it by the Swingline Lender.

(e) Each Revolving Lender’s obligation to make the Loans referred to in Section 2.7(b) and to purchase participating interests pursuant to Section 2.7(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (i) any setoff, counterclaim, recoupment, defense or other right that such Revolving Lender or the Borrower may have against the Swingline Lender, the Borrower or any other Person for any reason whatsoever, (ii) the occurrence or continuance of a Default or an Event of Default or the failure to satisfy any of the other conditions specified in Section 5, (iii) any adverse change in the condition (financial or otherwise) of the Borrower, (iv) any breach of this Agreement or any other Loan Document by the Borrower, any other Loan Party or any other Revolving

Lender or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

2.8           Commitment Fees, etc.  (a)  The Borrower agrees to pay to the Administrative Agent for the account of each Revolving Lender a commitment fee for the period from and including the Closing Date to the last day of the Revolving Commitment Period, computed at the Commitment Fee Rate on the average daily amount of the Available Revolving Commitment of such Lender during the period for which payment is made, payable quarterly in arrears on each Fee Payment Date, commencing on the first such date to occur after the Closing Date.

(b) The Borrower agrees to pay to the Administrative Agent the fees in the amounts and on the dates as set forth in any fee agreements with the Administrative Agent and to perform any other obligations contained therein.

2.9           Termination or Reduction of Revolving Commitments.  The Borrower shall have the right, upon not less than three Business Days’ notice to the Administrative Agent, to terminate the Revolving Commitments or, from time to time, to reduce the amount of the Revolving Commitments; provided that no such termination or reduction of Revolving Commitments shall be permitted if, after giving effect thereto and to any prepayments of the Revolving Loans and Swingline Loans made on the effective date thereof, the Total Revolving Extensions of Credit would exceed the Total Revolving Commitments.  Any such reduction shall be in an amount equal to $1,000,000, or a whole multiple thereof, and shall reduce permanently the Revolving Commitments then in effect.

2.10         Optional Prepayments.  (a) The Borrower may at any time and from time to time prepay the Loans, in whole or in part, without premium or penalty (subject to the requirements of Section 2.10(c)), upon irrevocable notice delivered to the Administrative Agent no later than 11:00 A.M., New York City time, three Business Days prior thereto, in the case of Eurodollar Loans, and no later than 11:00 A.M., New York City time, one Business Day prior thereto, in the case of ABR Loans, which notice shall specify the date and amount of prepayment and whether the prepayment is of Eurodollar Loans or ABR Loans; provided that if a Eurodollar Loan is prepaid on any day other than the last day of the Interest Period applicable thereto, the Borrower shall also pay any amounts owing pursuant to Section 2.20.  Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.  If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with (except in the case of Revolving Loans that are ABR Loans and Swingline Loans) accrued interest to such date on the amount prepaid.  Partial prepayments of Term Loans and Revolving Loans shall be in an aggregate principal amount of $1,000,000 or a whole multiple thereof.  Partial prepayments of Swingline Loans shall be in an aggregate principal amount of $100,000 or a whole multiple thereof.

(b) Notwithstanding anything to the contrary contained in this Agreement, the Borrower may rescind any notice of prepayment under this Section 2.10 if such prepayment would have resulted from a refinancing of all of the Facilities, which refinancing shall not be consummated or shall otherwise be delayed.

(c) Notwithstanding anything to the contrary in this Section 2.10 or Section 2.11, any prepayment or repricing of the Term Loans effected on or prior to the first anniversary of the Closing Date as a result of a Repricing Event shall be accompanied by a fee equal to 1.00% of the principal amount of Term Loans prepaid or repriced, unless such fee is waived by the applicable Term Lender.  If in connection with a Repricing Event on or prior to such first anniversary any Lender is replaced as a result of its being a Non-Consenting Lender in respect of such Repricing Event pursuant to Section 2.22, such Lender shall be entitled to the fee provided under this Section 2.10.

2.11         Mandatory Prepayments.  (a) If any Indebtedness shall be issued or incurred by any Group Member (excluding any Indebtedness incurred in accordance with Section 7.2), an amount equal to 100% of the Net Cash Proceeds thereof shall be applied on the date of such issuance or incurrence toward the prepayment of the Term Loans as set forth in Section 2.11(d).

(b) If on any date any Group Member shall receive Net Cash Proceeds from any Asset Sale or Recovery Event, such Net Cash Proceeds shall be applied no later than five Business Days after such date toward the prepayment of the Term Loans as set forth in Section 2.11(d).

(c) If, for any fiscal year of the Borrower commencing with the fiscal year ending December 31, 2011, there shall be Excess Cash Flow, the Borrower shall, on the relevant Excess Cash Flow Application Date, apply the excess of (i) the ECF Percentage of such Excess Cash Flow, over (ii) the sum of (A) all voluntary prepayments of Term Loans during such fiscal year and (B) all voluntary prepayments of Revolving Loans during such fiscal year to the extent the Revolving Commitments are permanently reduced by the amount of such payments, in the case of each of the immediately preceding clauses (A) and (B), to the extent such prepayments are funded with the Borrower’s internally generated cash, toward the prepayment of the Term Loans as set forth in Section 2.11(d).  Each such prepayment shall be made on a date (an “Excess Cash Flow Application Date”) no later than five Business Days after the earlier of (i) the date on which the financial statements of the Borrower referred to in Section 6.1(a), for the fiscal year with respect to which such prepayment is made, are required to be delivered to the Lenders and (ii) the date such financial statements are actually delivered.

(d) Amounts to be applied in connection with prepayments made pursuant to Section 2.11 shall be applied in accordance with Section 2.17(b).  The application of any prepayment pursuant to Section 2.11 shall be made, first, to ABR Loans and, second, to Eurodollar Loans.  Each prepayment of the Loans under Section 2.11 shall be accompanied by accrued interest to the date of such prepayment on the amount prepaid.

(e) Limitation of Prepayment Obligations.  Notwithstanding any other provisions of Section 2.11 to the extent any or all of the Net Cash Proceeds of any Asset Sale by a Foreign Subsidiary (“Foreign Asset Sale”), the Net Cash Proceeds of any Casualty Event received by a Foreign Subsidiary (“Foreign Recovery Event”), the Net Cash Proceeds of any incurrence of Indebtedness by a Foreign Subsidiary to the extent required to repay the Term Loans pursuant to Section 2.11(a) (“Foreign Indebtedness Event”) or Excess Cash Flow attributable to Foreign Subsidiaries are prohibited or delayed by any applicable local law (including, without limitation, financial assistance, corporate benefit restrictions on upstreaming of cash intra group and the fiduciary and statutory duties of the directors of such Foreign Subsidiary) from being repatriated or passed on to or used for the benefit of the Borrower, the portion of such Net Cash Proceeds or Excess Cash Flow so affected will not be required to be applied to prepay the Term Loans at the times provided in this Section 2.11 but may be retained by the applicable Foreign Subsidiary so long, but only so long, as the applicable local law will not permit repatriation or the passing on to or otherwise using for the benefit of the Borrower (the Borrower hereby agreeing to use (or cause the applicable Foreign Subsidiary to use) all commercially reasonable efforts to promptly overcome or eliminate any such restrictions on repatriation, passing on or other use for the benefit of the Borrower and/or use the other cash sources of Holdings, the Borrower and its Restricted Subsidiaries to make the relevant repayment) and once such repatriation of any of such affected Net Cash Proceeds or Excess Cash Flow is permitted under the applicable local law, such repatriation will be promptly effected and such repatriated Net Cash Proceeds or Excess Cash Flow will be promptly (and in any event not later than two Business Days after such repatriation) applied (net of additional taxes payable or reserved against as a result thereof) to the prepayment of the Term Loans pursuant to Section 2.11.

2.12         Conversion and Continuation Options.  (a)  The Borrower may elect from time to time to convert Eurodollar Loans to ABR Loans by giving the Administrative Agent prior irrevocable notice of such election no later than 11:00 A.M., New York City time, on the Business Day preceding the proposed conversion date; provided that any such conversion of Eurodollar Loans may only be made on the last day of an Interest Period with respect thereto.  The Borrower may elect from time to time to convert ABR Loans to Eurodollar Loans by giving the Administrative Agent prior irrevocable notice of such election no later than 11:00 A.M., New York City time, on the third Business Day preceding the proposed conversion date (which notice shall specify the length of the initial Interest Period therefor); provided that no ABR Loan under a particular Facility may be converted into a Eurodollar Loan when any Event of Default has occurred and is continuing and the Administrative Agent or the Majority Facility Lenders in respect of such Facility have determined in its or their sole discretion not to permit such conversions.  Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.

(b) Any Eurodollar Loan may be continued as such upon the expiration of the then current Interest Period with respect thereto by the Borrower giving irrevocable notice to the Administrative Agent, in accordance with the applicable provisions of the term “Interest Period” set forth in Section 1.1, of the length of the next Interest Period to be applicable to such Loans; provided that no Eurodollar Loan under a particular Facility may be continued as such when any Event of Default has occurred and is continuing and the Administrative Agent has or the Majority Facility Lenders in respect of such Facility have determined in its or their sole discretion not to permit such continuations; and provided, further, that if the Borrower shall fail to give any required notice as described above in this paragraph or if such continuation is not permitted pursuant to the preceding proviso such Loans shall be automatically converted to ABR Loans on the last day of such then expiring Interest Period.  Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.

2.13         Limitations on Eurodollar Tranches.  Notwithstanding anything to the contrary in this Agreement, all borrowings, conversions and continuations of Eurodollar Loans and all selections of Interest Periods shall be in such amounts and be made pursuant to such elections so that, (a) after giving effect thereto, the aggregate principal amount of the Eurodollar Loans comprising each Eurodollar Tranche shall be equal to $5,000,000 or a whole multiple of $1,000,000 in excess thereof and (b) no more than ten Eurodollar Tranches shall be outstanding at any one time.

2.14         Interest Rates and Payment Dates.  (a)  Each Eurodollar Loan shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to the Eurodollar Rate determined for such day plus the Applicable Margin.

(b) Each ABR Loan shall bear interest at a rate per annum equal to the ABR plus the Applicable Margin.

(c)  (i) If all or a portion of the principal amount of any Loan or Reimbursement Obligation shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum equal to (x) in the case of the Loans, the rate that would otherwise be applicable thereto pursuant to the foregoing provisions of this Section 2.14 plus 2% or (y) in the case of Reimbursement Obligations, the rate applicable to ABR Loans under the Revolving Facility plus 2%, and (ii) if all or a portion of any interest payable on any Loan or Reimbursement Obligation or any commitment fee or other amount payable hereunder shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum equal to the rate then applicable to ABR Loans under the relevant Facility plus 2% (or, in the case of any such other amounts that do not relate to a particular Facility, the rate then applicable to

ABR Loans under the Revolving Facility plus 2%), in each case, with respect to clauses (i) and (ii) above, from the date of such non-payment until such amount is paid in full (as well after as before judgment).

(d) Interest shall be payable in arrears on each Interest Payment Date, provided that interest accruing pursuant to paragraph (c) of this Section 2.14 shall be payable from time to time on demand.

2.15         Computation of Interest and Fees.  (a)  Interest and fees payable pursuant hereto shall be calculated on the basis of a 360-day year for the actual days elapsed, except that, with respect to ABR Loans the rate of interest on which is calculated on the basis of the Prime Rate, the interest thereon shall be calculated on the basis of a 365- (or 366-, as the case may be) day year for the actual days elapsed.  The Administrative Agent shall as soon as practicable notify the Borrower and the relevant Lenders of each determination of a Eurodollar Rate.  Any change in the interest rate on a Loan resulting from a change in the ABR or the Eurocurrency Reserve Requirements shall become effective as of the opening of business on the day on which such change becomes effective.  The Administrative Agent shall as soon as practicable notify the Borrower and the relevant Lenders of the effective date and the amount of each such change in interest rate.

(b) Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Borrower and the Lenders in the absence of manifest error.  The Administrative Agent shall, at the request of the Borrower, deliver to the Borrower a statement showing the quotations used by the Administrative Agent in determining any interest rate pursuant to Sections 2.14(a), (b) and (c).

2.16         Inability to Determine Interest Rate.  If prior to the first day of any Interest Period:

(a) the Administrative Agent shall have determined (which determination shall be conclusive and binding upon the Borrower) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Eurodollar Rate for such Interest Period, or

(b)  the Administrative Agent shall have received notice from the Majority Facility Lenders in respect of the relevant Facility that the Eurodollar Rate determined or to be determined for such Interest Period will not adequately and fairly reflect the cost to such Lenders (as conclusively certified by such Lenders) of making or maintaining their affected Loans during such Interest Period, the Administrative Agent shall give telecopy or telephonic notice thereof to the Borrower and the relevant Lenders as soon as practicable thereafter.  If such notice is given (x) any Eurodollar Loans under the relevant Facility requested to be made on the first day of such Interest Period shall be made as ABR Loans, (y) any Loans under the relevant Facility that were to have been converted on the first day of such Interest Period to Eurodollar Loans shall be continued as ABR Loans and (z) any outstanding Eurodollar Loans under the relevant Facility shall be converted, on the last day of the then-current Interest Period, to ABR Loans.  Until such notice has been withdrawn by the Administrative Agent, no further Eurodollar Loans under the relevant Facility shall be made or continued as such, nor shall the Borrower have the right to convert Loans under the relevant Facility to Eurodollar Loans.

2.17         Pro Rata Treatment and Payments.  (a)  Each borrowing by the Borrower from the Lenders hereunder, each payment by the Borrower on account of any commitment fee and any reduction of the Commitments of the Lenders shall be made pro rata according to the respective Term Percentages or Revolving Percentages, as the case may be, of the relevant Lenders.

(b) Each payment (including each prepayment) by the Borrower on account of principal of and interest on the Term Loans shall be made pro rata according to the respective outstanding principal amounts of the Term Loans then held by the Term Lenders.  The amount of each mandatory prepayment of the Term Loans pursuant to Section 2.11 shall be applied, first, to the next four successive installments in direct order of maturity and, second, to reduce the then remaining installments of the Term Loans, pro rata based on the respective then remaining principal amounts thereof.  The amount of each voluntary principal prepayment of the Term Loans shall be applied to reduce the then remaining installments of the Term Loans as directed by the Borrower.  Amounts prepaid on account of the Term Loans may not be reborrowed.

(c) Each payment (including each prepayment) by the Borrower on account of principal of and interest on the Revolving Loans shall be made pro rata according to the respective outstanding principal amounts of the Revolving Loans then held by the Revolving Lenders.

(d) All payments (including prepayments) to be made by the Borrower hereunder, whether on account of principal, interest, fees or otherwise, shall be made without setoff or counterclaim and shall be made prior to 12:00 Noon, New York City time, on the due date thereof to the Administrative Agent, for the account of the Lenders, at the Funding Office, in Dollars and in immediately available funds.  The Administrative Agent shall distribute such payments to each relevant Lender promptly upon receipt in like funds as received, net of any amounts owing by such Lender pursuant to Section 9.7.  If any payment hereunder (other than payments on the Eurodollar Loans) becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day.  If any payment on a Eurodollar Loan becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day.  In the case of any extension of any payment of principal pursuant to the preceding two sentences, interest thereon shall be payable at the then applicable rate during such extension.

(e) Unless the Administrative Agent shall have been notified in writing by any Lender prior to a borrowing that such Lender will not make the amount that would constitute its share of such borrowing available to the Administrative Agent, the Administrative Agent may assume that such Lender is making such amount available to the Administrative Agent, and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower a corresponding amount.  If such amount is not made available to the Administrative Agent by the required time on the Borrowing Date therefor, such Lender shall pay to the Administrative Agent, on demand, such amount with interest thereon, at a rate equal to the greater of (i) the Federal Funds Effective Rate and (ii) a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, for the period until such Lender makes such amount immediately available to the Administrative Agent.  A certificate of the Administrative Agent submitted to any Lender with respect to any amounts owing under this paragraph shall be conclusive in the absence of manifest error.  If such Lender’s share of such borrowing is not made available to the Administrative Agent by such Lender within three Business Days after such Borrowing Date, the Administrative Agent shall also be entitled to recover such amount with interest thereon at the rate per annum applicable to ABR Loans under the relevant Facility, on demand, from the Borrower.

(f) Unless the Administrative Agent shall have been notified in writing by the Borrower prior to the date of any payment due to be made by the Borrower hereunder that the Borrower will not make such payment to the Administrative Agent, the Administrative Agent may assume that the Borrower is making such payment, and the Administrative Agent may, but shall not be required to, in reliance upon such assumption, make available to the Lenders their respective pro rata shares of a corresponding amount.  If such payment is not made to the Administrative Agent by the Borrower within three Business Days after such due date, the Administrative Agent shall be entitled to recover, on demand, from each Lender to which any amount which was made available pursuant to the preceding sentence, such amount with interest thereon at the rate per annum equal to the daily average Federal Funds Effective Rate.  Nothing herein shall be deemed to limit the rights of the Administrative Agent or any Lender against the Borrower.

(g) If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.7(b), 2.7(c), 2.17(e), 2.17(f), 3.4(a) or 9.7, then the Administrative Agent may, in its discretion and notwithstanding any contrary provision hereof, (i) apply any amounts thereafter received by the Administrative Agent for the account of such Lender for the benefit of the Administrative Agent, the Swingline Lender or the Issuing Lender to satisfy such Lender’s obligations to it under any such Section until all such unsatisfied obligations are fully paid, and/or (ii) hold any such amounts in a segregated account as cash collateral for, and application to, any future funding obligations of such Lender under any such Section, in the case of each of clauses (i) and (ii) above, in any order as determined by the Administrative Agent in its discretion.

2.18         Requirements of Law.

(a)  If the adoption of or any change in any Requirement of Law or in the interpretation or application thereof or compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the date hereof:

(i) shall subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Other Connection Taxes on gross or net income, profits or receipts (including value-added or similar Taxes) and (C) Excluded Taxes) on its loans, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;

(ii) shall impose, modify or hold applicable any reserve (including, without any limitation, any such requirement imposed by the Board of Governors of the Federal Reserve System), special deposit, insurance assessment, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Lender that is not otherwise included in the determination of the Eurodollar Rate; or

(iii) shall impose on such Lender any other condition;

and the result of any of the foregoing is to increase the cost to such Lender or such other Recipient, by an amount that such Lender or other Recipient deems to be material, of making, converting into, continuing or maintaining Eurodollar Loans or issuing or participating in Letters of Credit, or to reduce any amount receivable hereunder in respect thereof, then, in any such case, the Borrower shall promptly pay such Lender or such other Recipient, upon its demand, any additional amounts necessary to compensate such Lender for such increased cost or reduced amount receivable; provided that notwithstanding anything herein to the contrary, the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith shall be deemed to be a change in a Requirement of Law, regardless of the date enacted, adopted or issued.  If any Lender or such other Recipient becomes entitled to claim any additional amounts pursuant to this paragraph, it shall promptly notify the Borrower (with a copy to the Administrative Agent) of the event by reason of which it has become so entitled.

(b) If any Lender shall have determined that the adoption of or any change in any Requirement of Law regarding capital adequacy or in the interpretation or application thereof or compliance by such Lender or any corporation controlling such Lender with any request or directive regarding capital adequacy (whether or not having the force of law) from any Governmental Authority made subsequent to the date hereof shall have the effect of reducing the rate of return on such Lender’s or such corporation’s capital as a consequence of its obligations hereunder or under or in respect of any Letter of Credit to a level below that which such Lender or such corporation could have achieved but for such adoption, change or compliance (taking into consideration such Lender’s or such corporation’s policies with respect to capital adequacy) by an amount deemed by such Lender to be material, then from time to time, after submission by such Lender to the Borrower (with a copy to the Administrative Agent) of a written request therefor, the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or such corporation for such reduction.

(c) A certificate as to any additional amounts payable pursuant to this Section submitted by any Lender to the Borrower (with a copy to the Administrative Agent) shall be conclusive in the absence of manifest error.  Notwithstanding anything to the contrary in this Section, the Borrower shall not be required to compensate a Lender pursuant to this Section for any amounts incurred more than nine months prior to the date that such Lender notifies the Borrower of such Lender’s intention to claim compensation therefor; provided that, if the circumstances giving rise to such claim have a retroactive effect, then such nine-month period shall be extended to include the period of such retroactive effect.  The obligations of the Borrower pursuant to this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

2.19         Taxes.

(a) Withholding of Taxes; Gross-Up.  Each payment by any Loan Party under any Loan Document shall be made without withholding for any Taxes, unless such withholding is required by any law.  If any Withholding Agent determines, in its sole discretion exercised in good faith, that it is so required to withhold Taxes, then such Withholding Agent may so withhold and shall timely pay the full amount of withheld Taxes to the relevant Governmental Authority in accordance with applicable law.  If such Taxes are Indemnified Taxes, then the amount payable by such Loan Party shall be increased as necessary so that, net of such withholding (including such withholding applicable to additional amounts payable under this Section), the applicable Recipient receives the amount it would have received had no such withholding been made.

(b) Payment of Other Taxes by the Borrower.  The Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) Evidence of Payments.  As soon as practicable after any payment of Indemnified Taxes by any Loan Party to a Governmental Authority, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(d) Indemnification by the Borrower.  The Loan Parties shall jointly and severally indemnify each Recipient for any Indemnified Taxes that are paid or payable by such Recipient in connection with any Loan Document (including amounts paid or payable under this Section 2.19(d)) and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority; provided that the Loan Parties shall not be obligated to indemnify any such Recipient for liability resulting from such Recipient’s gross negligence or willful misconduct or its failure to give notice thereof to the Loan Parties within a reasonable period after it becomes aware of such Indemnified Taxes.  The indemnity under this Section 2.19(d) shall be paid within ten days after the Recipient delivers to any Loan Party a certificate stating the amount of any Indemnified Taxes so paid or payable by such Recipient.  Such certificate shall be conclusive of the amount so paid or payable absent manifest error.  Such Recipient shall deliver a copy of such certificate to the Administrative Agent.

(e) Indemnification by the Lenders.  Each Lender shall severally indemnify the Administrative Agent for any Taxes (but, in the case of any Indemnified Taxes, only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so) attributable to such Lender that are paid or payable by the Administrative Agent in connection with any Loan Document and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  The indemnity under this Section 2.19(e) shall be paid within ten days after the Administrative Agent delivers to the applicable Lender a certificate stating the amount of Taxes so paid or payable by the Administrative Agent.  Such certificate shall be conclusive of the amount so paid or payable absent manifest error.

(f) Status of Lenders.  (i)  Any Lender that is entitled to an exemption from, or reduction of, any applicable withholding Tax with respect to any payments under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without, or at a reduced rate of, withholding.  In addition, any Lender, if requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.  Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.19(f)(ii) and (iii) below) shall not be required if in the Lender’s judgment such completion, execution or submission would materially prejudice the legal or commercial position of such Lender.  Upon the reasonable request of such Borrower or the Administrative Agent, any Lender shall update any form or certification previously delivered pursuant to this Section 2.19(f).  If any form or certification previously delivered pursuant to this Section expires or becomes obsolete or inaccurate in any respect with respect to a Lender, such Lender shall promptly (and in any event within ten days after such expiration, obsolescence or inaccuracy) notify such Borrower and the Administrative Agent in writing of such expiration, obsolescence or inaccuracy and update the form or certification if it is legally eligible to do so.

(ii) Without limiting the generality of the foregoing, if the Borrower is a U.S. Person, any Lender with respect to such Borrower shall, if it is legally eligible to do so, deliver to such Borrower and the Administrative Agent (in such number of copies reasonably requested by such Borrower and the Administrative Agent) on or prior to the date on which such Lender becomes a party hereto, duly completed and executed copies of whichever of the following is applicable:

(A)                              in the case of a Lender that is a U.S. Person, IRS Form W-9 certifying that such Lender is exempt from U.S. Federal backup withholding tax;

(B)                                in the case of a Non-U.S. Lender claiming the benefits of an income tax treaty to which the United States is a party (1) with respect to payments of interest under any Loan Document, IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “interest” article of such tax treaty and (2) with respect to any other applicable payments under this Agreement, IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(C)                                in the case of a Non-U.S. Lender for whom payments under this Agreement constitute income that is effectively connected with such Lender’s conduct of a trade or business in the United States, IRS Form W-8ECI;

(D)                               in the case of a Non-U.S. Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code both (1) IRS Form W-8BEN and (2) a certificate substantially in the form of Exhibit E (a “U.S. Tax Certificate”) to the effect that such Lender is not (a) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (b) a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code (c) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code nor (d) conducting a trade or business in the United States with which the relevant interest payments are effectively connected;

(E)                                 in the case of a Non-U.S. Lender that is not the beneficial owner of payments made under this Agreement (including a partnership or a participating Lender) (1) an IRS Form W-8IMY on behalf of itself and (2) the relevant forms prescribed in clauses (A), (B), (C), (D) and (F) of this paragraph (f)(ii) that would be required of each such beneficial owner or partner of such partnership if such beneficial owner or partner were a Lender; provided, however, that if the Lender is a partnership and one or more of its partners are claiming the exemption for portfolio interest under Section 881(c) of the Code, such Lender may provide a U.S. Tax Certificate on behalf of such partners; or

(F)                                 any other form prescribed by law as a basis for claiming exemption from, or a reduction of, U.S. Federal withholding Tax together with such supplementary documentation necessary to enable the Borrower or the Administrative Agent to determine the amount of Tax (if any) required by law to be withheld.

(iii) If a payment made to a Lender under any Loan Document would be subject to U.S. Federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Withholding Agent, at the time or times prescribed by law and at such time or times reasonably requested by the

Withholding Agent, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Withholding Agent as may be necessary for the Withholding Agent to comply with its obligations under FATCA, to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.  For purposes of this Section 2.19(f)(iii), FATCA shall include any regulations or official interpretations thereof.

(g) Treatment of Certain Refunds.  If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.19 (including additional amounts paid pursuant to this Section 2.19), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including any Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund).  Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid to such indemnified party pursuant to the previous sentence (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event such indemnified party is required to repay such refund to such Governmental Authority.  Notwithstanding anything to the contrary in this Section 2.19(g), in no event will any indemnified party be required to pay any amount to any indemnifying party pursuant to this Section 2.19(g) if such payment would place such indemnified party in a less favorable position (on a net after-Tax basis) than such indemnified party would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid.  This Section 2.19(g) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes which it deems confidential) to the indemnifying party or any other Person.

(h) Issuing Lender.  For purposes of Sections 2.19(e) and (f), the term “Lender” includes any Issuing Lender.

2.20         Indemnity.  The Borrower agrees to indemnify each Lender for, and to hold each Lender harmless from, any loss or expense that such Lender may sustain or incur as a consequence of (a) default by the Borrower in making a borrowing of, conversion into or continuation of Eurodollar Loans after the Borrower has given a notice requesting the same in accordance with the provisions of this Agreement, (b) default by the Borrower in making any prepayment of or conversion from Eurodollar Loans after the Borrower has given a notice thereof in accordance with the provisions of this Agreement or (c) the making of a prepayment of Eurodollar Loans on a day that is not the last day of an Interest Period with respect thereto.  Such indemnification may include an amount equal to the excess, if any, of (i) the amount of interest that would have accrued on the amount so prepaid, or not so borrowed, converted or continued, for the period from the date of such prepayment or of such failure to borrow, convert or continue to the last day of such Interest Period (or, in the case of a failure to borrow, convert or continue, the Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest for such Loans provided for herein (excluding, however, the lost profits included therein, if any) over (ii) the amount of interest (as reasonably determined by such Lender) that would have accrued to such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank eurodollar market; provided that no Eurodollar or ABR “floor” will be taken into account in any such determination.  A certificate as to any amounts payable pursuant to this Section submitted to the Borrower by any Lender shall be conclusive in the absence of manifest error.  This covenant shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

2.21         Change of Lending Office.  Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 2.18 or 2.19 with respect to such Lender, it will, if requested by the Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans affected by such event with the object of avoiding the consequences of such event; provided that such designation is made on terms that, in the sole judgment of such Lender, cause such Lender and its lending office(s) to suffer no economic, legal or regulatory disadvantage; and provided, further, that nothing in this Section shall affect or postpone any of the obligations of the Borrower or the rights of any Lender pursuant to Section 2.18 or 2.19.

2.22         Mitigation Obligations; Replacement of Lenders.  The Borrower shall be permitted to replace any Lender that (a) requests reimbursement for amounts owing pursuant to Section 2.18 or 2.19(a), (b) becomes a Defaulting Lender, or (c) does not consent to any proposed amendment, supplement, modification, consent or waiver of any provision of this Agreement or any other Loan Document that requires the consent of each of the Lenders or each of the Lenders affected thereby (so long as the consent of the Required Lenders has been obtained) (any such Lender, a “Non-Consenting Lender”), with a replacement financial institution; provided that (i) such replacement does not conflict with any Requirement of Law, (ii) no Event of Default shall have occurred and be continuing at the time of such replacement, (iii) prior to any such replacement, such Lender shall have taken no action under Section 2.21 so as to eliminate the continued need for payment of amounts owing pursuant to Section 2.18 or 2.19(a), (iv) the replacement financial institution shall purchase, at par, all Loans and other amounts owing to such replaced Lender on or prior to the date of replacement, (v) the Borrower shall be liable to such replaced Lender under Section 2.20 if any Eurodollar Loan owing to such replaced Lender shall be purchased other than on the last day of the Interest Period relating thereto, (vi) the replacement financial institution shall be reasonably satisfactory to the Administrative Agent, (vii) the replaced Lender shall be obligated to make such replacement in accordance with the provisions of Section 10.6 (provided that the Borrower shall be obligated to pay the registration and processing fee referred to therein), (viii) until such time as such replacement shall be consummated, the Borrower shall pay all additional amounts (if any) required pursuant to Section 2.18 or 2.19(a), as the case may be, and (ix) any such replacement shall not be deemed to be a waiver of any rights that the Borrower, the Administrative Agent or any other Lender shall have against the replaced Lender.

2.23         Incremental Credit Extensions.

(a) The Borrower may at any time or from time to time after the Closing Date, by notice to the Administrative Agent (whereupon the Administrative Agent shall promptly deliver a copy to each of the Lenders), request (i) one or more additional tranches of term loans (the “Incremental Term Loans”) or (ii) one or more increases in the amount of the Revolving Commitments (each such increase, a “Revolving Commitment Increase” and, together with the “Incremental Term Loans, the “Incremental Extensions of Credit”); provided that (x) both at the time of any such request and upon the effectiveness of any Incremental Amendment referred to below, no Default or Event of Default shall exist and (y) the Borrower shall be in compliance with the covenants set forth in Section 7.1 determined on a Pro Forma Basis as of the last day of the most recently ended Test Period for which financial statements were required to have been delivered pursuant to Section 6.1(a) or 6.1(b), as applicable (or, if no Test Period has passed, as of the last four quarters ended), in each case, as if such Incremental Term Loans or Revolving Commitment Increases, as applicable, had been outstanding and fully borrowed on the last day of such fiscal quarter of the Borrower for testing compliance therewith.  Each Incremental Extension of Credit shall be in an aggregate principal amount that is not less than $5,000,000 (provided that such amount may be less than $5,000,000 if such amount represents all remaining availability under the limit set forth in the next sentence).  Notwithstanding anything to the contrary herein, the aggregate amount of any Incremental Extension of Credit, when taken together with all other Incremental Extensions of Credit to date, shall not exceed $75,000,000; provided that the Borrower may incur additional Incremental

Extensions of Credit (a “Ratio-Based Incremental Facility”) without giving effect to such limitation (x) in an aggregate amount not to exceed $175,000,000 to finance Permitted Acquisitions, so long as the Secured Leverage Ratio, determined on a Pro Forma Basis as of the last day of the most recently ended Test Period for which financial statements were required to have been delivered pursuant to Section 6.1(a) or 6.1(b), as applicable (or, if no Test Period has passed, as of the last four quarters ended), in each case, as if such Ratio-Based Incremental Facility (and Revolving Loans in an amount equal to the full amount of any such Revolving Commitment Increase) had been outstanding on the last day of such four-quarter period, shall not exceed 3.00 to 1.00 and (y) for any purpose so long as the Secured Leverage Ratio, determined on a Pro Forma Basis as of the last day of the most recently ended Test Period for which financial statements were required to have been delivered pursuant to Section 6.1(a) or 6.1(b), as applicable (or, if no Test Period has passed, as of the last four quarters ended), in each case, as if such Ratio-Based Incremental Facility (and Revolving Loans in an amount equal to the full amount of any such Revolving Commitment Increase) had been outstanding on the last day of such four-quarter period, shall not exceed 2.00 to 1.00.

(b) The Incremental Extensions of Credit shall rank pari passu in right of payment and of security with the Revolving Loans and the Term Loans.  The Incremental Term Loans (i) shall not mature earlier than the Term Loan Maturity Date and shall have a Weighted Average Life to Maturity no shorter than the Weighted Average Life to Maturity of the Term Loans (except by virtue of amortization of or prepayment of the Term Loans and prepayments of scheduled amortization prior to such date of determination) and (ii) except as set forth above and below, shall be treated substantially the same as the Term Loans (in each case, including with respect to mandatory and voluntary prepayments); provided that (x) the interest rates (subject to clause (y) below) and amortization schedule (subject to clause (i) above) applicable to the Incremental Term Loans shall be determined by the Borrower and the lenders thereof, (y) in the event that the yield on any Incremental Term Loans (taking into account interest margins, minimum Eurodollar Base Rate, minimum ABR, upfront fees and OID on such term loans with upfront fees and OID equated to interest margins based on an assumed four year life to maturity, but excluding upfront fees, ticking fees, arranging fees and any other fees not paid to the market generally) (the “Incremental Yield”) exceeds the yield on the Term Facility by more than 0.50%, then the interest margins for the Term Loans shall automatically be increased to a level such that the yield on the Term Loans shall be 0.50% below the Incremental Yield and (z) to the extent such terms applicable to the Incremental Term Loans are not consistent with the then existing Term Loans (except as permitted by the immediately preceding clause (x)), such terms shall be mutually agreed to by the Borrower and the Administrative Agent.

(c) Each notice from the Borrower pursuant to this Section shall set forth the requested amount and proposed terms of the relevant Incremental Extension of Credit.  Incremental Term Loans may be made, and Revolving Commitment Increases may be provided, by any existing Lender or by any other bank or other financial institution as determined by the Borrower (any such other bank or other financial institution being called an “Additional Lender”); provided that the Administrative Agent, Issuing Lender and Swingline Lender shall have consented (not to be unreasonably withheld) to such Lender’s or Additional Lender’s making such Incremental Term Loans or providing such Revolving Commitment Increases if such consent would be required under Section 10.6(b) for an assignment of Loans or Revolving Commitments, as applicable, to such Lender or Additional Lender.

(d) Commitments in respect of Incremental Term Loans and Revolving Commitment Increases shall become Commitments (or in the case of a Revolving Commitment Increase to be provided by an existing Revolving Lender, an increase in such Lender’s applicable Revolving Commitment) under this Agreement pursuant to an amendment (an “Incremental Amendment”) to this Agreement and, as appropriate, the other Loan Documents, executed by the Borrower, each Lender agreeing to provide such Commitment, if any, each Additional Lender, if any, and the Administrative Agent.  The Incremental

Amendment may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the provisions of this Section.  The making of any loans pursuant to any Incremental Amendment shall be subject to the satisfaction on the date thereof (each, an “Incremental Facility Closing Date”) of each of the conditions set forth in Section 5.2(a) (unless waived by the Additional Lender), Section 5.2(b) and such other conditions as the parties thereto shall agree.  The Borrower will use the proceeds of the Incremental Term Loans and Revolving Commitment Increases for any purpose not prohibited by this Agreement.  No Lender shall be obligated to provide any Incremental Term Loans or Revolving Commitment Increases, unless it so agrees.

(e) Upon each increase in the Revolving Commitments pursuant to this Section, (i) each Revolving Lender immediately prior to such increase will automatically and without further act be deemed to have assigned to each Lender providing a portion of the Revolving Commitment Increase (each a “Revolving Commitment Increase Lender”) in respect of such increase, and each such Revolving Commitment Increase Lender will automatically and without further act be deemed to have assumed, a portion of such Revolving Lender’s participations hereunder in outstanding Letters of Credit and Swingline Loans such that, after giving effect to each such deemed assignment and assumption of participations, the percentage of the aggregate outstanding (x) participations hereunder in Letters of Credit and (y) participations hereunder in Swingline Loans held by each Revolving Lender (including each such Revolving Commitment Increase Lender) will equal the percentage of the aggregate Revolving Commitments of all Revolving Lenders represented by such Revolving Lender’s Revolving Commitment and (ii) if on the date of such increase, there are any Revolving Loans outstanding, such Revolving Loans shall on or prior to the effectiveness of such Revolving Commitment Increase be prepaid from the proceeds of additional Revolving Loans made hereunder (reflecting such increase in Revolving Commitments), which prepayment shall be accompanied by accrued interest on the Revolving Loans being prepaid and any costs incurred by any Lender in accordance with Section 2.20. The Administrative Agent and the Lenders hereby agree that the minimum borrowing, pro rata borrowing and pro rata payment requirements contained elsewhere in this Agreement shall not apply to the transactions effected pursuant to the immediately preceding sentence.

(f) This Section 2.23 shall supersede any provisions in Section 2.17 or 10.1 to the contrary.

2.24         Defaulting Lenders.  Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a) commitment fees shall cease to accrue on the unfunded portion of the Revolving Commitment of such Defaulting Lender pursuant to Section 2.8;

(b) the Revolving Commitment and Revolving Extensions of Credit of such Defaulting Lender shall not be included in determining whether all Lenders or the Required Lenders have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 10.1); provided that (i) such Defaulting Lender’s Commitment may not be increased or extended without its consent and (ii) the principal amount of, or interest or fees payable on, Loans or L/C Obligations may not be reduced or excused or the scheduled date of payment may not be postponed as to such Defaulting Lender without such Defaulting Lender’s consent;

(c) if any Swingline Loans are outstanding or L/C Obligations exist at the time such Lender becomes a Defaulting Lender then:

(i) all or any part of such Lender’s Swingline Participation Amount or Revolving Percentage of the L/C Obligations shall be reallocated among the non-Defaulting Lenders in accordance with their respective Swingline Participation Amount or Revolving Percentage, as applicable, but only to the extent the sum of all non-Defaulting Lenders’ Revolving Extensions of Credit plus such Defaulting Lender’s Swingline Participation Amount and Revolving Percentage of the L/C Obligations does not exceed the total of all non-Defaulting Lenders’ Revolving Commitments;

(ii)  if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrower shall within one Business Day following notice by the Administrative Agent (x) first, prepay such Swingline Exposure and (y) second, cash collateralize for the benefit of the Issuing Lender only the Borrower’s obligations corresponding to such Defaulting Lender’s Revolving Percentage of the L/C Obligations (after giving effect to any partial reallocation pursuant to clause (i) above) in accordance with the procedures set forth in Section 8.1 for so long as such L/C Obligations are outstanding;

(iii) if the Borrower cash collateralizes any portion of such Defaulting Lender’s Revolving Percentage of the L/C Obligations pursuant to clause (ii) above, the Borrower shall not be required to pay any fees to such Defaulting Lender pursuant to Section 3.3 with respect to such Defaulting Lender’s Revolving Percentage of the L/C Obligations during the period such Defaulting Lender’s Revolving Percentage of the L/C Obligations is cash collateralized;

(iv) if the Revolving Percentage of the L/C Obligations of the non-Defaulting Lenders is reallocated pursuant to clause (i) above, then the fees payable to the Lenders pursuant to Sections 2.8 and 3.3 shall be adjusted in accordance with such non-Defaulting Lenders’ Revolving Percentages; and

(v) if all or any portion of such Defaulting Lender’s Revolving Percentage of the L/C Obligations is neither reallocated nor cash collateralized pursuant to clause (i) or (ii) above, then, without prejudice to any rights or remedies of the Issuing Lender or any other Lender hereunder, all Commitment Fees that otherwise would have been payable to such Defaulting Lender (solely with respect to the portion of such Defaulting Lender’s Commitment that was utilized by such LC Exposure) and all letter of credit fees payable under Section 3.3 with respect to such Defaulting Lender’s shall be payable to the Issuing Lender until and to the extent that such Defaulting Lender’s Revolving Percentage of the L/C Obligations is reallocated and/or cash collateralized.

(d) so long as such Lender is a Defaulting Lender, the Swingline Lender shall not be required to fund any Swingline Loan and the Issuing Lender shall not be required to issue, amend or increase any Letter of Credit, unless it is satisfied that the related exposure and the Defaulting Lender’s then outstanding L/C Obligations will be 100% covered by the Revolving Commitments of the non-Defaulting Lenders and/or cash collateral will be provided by the Borrower in accordance with Section 2.24(c), and participating interests in any newly made Swingline Loan or any newly issued or increased Letter of Credit shall be allocated among non-Defaulting Lenders in a manner consistent with Section 2.24(c)(i) (and such Defaulting Lender shall not participate therein).

If (i) a Bankruptcy Event with respect to a Parent of any Lender shall occur following the date hereof and for so long as such event shall continue or (ii) the Swingline Lender or the Issuing Lender has a good faith belief that any Lender has defaulted in fulfilling its obligations under one or more other agreements in which such Lender commits to extend credit, the Swingline Lender shall not be required to fund any Swingline Loan and the Issuing Lender shall not be required to issue, amend or increase any Letter of Credit, unless the Swingline Lender or the Issuing Lender, as the case may be, shall have entered into arrangements with the Borrower or such Lender, satisfactory to the Swingline Lender or the Issuing Lender, as the case may be, to defease any risk to it in respect of such Lender hereunder.

In the event that the Administrative Agent, the Borrower, the Swingline Lender and the Issuing Lender each agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the Swingline Commitment and L/C Obligations of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Commitment and on such date such Lender shall purchase at par such of the Loans of the other Lenders (other than Swingline Loans) as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Revolving Percentage.

SECTION 3.           LETTERS OF CREDIT

3.1           L/C Commitment.  (a) Subject to the terms and conditions hereof, the Issuing Lender, in reliance on the agreements of the other Revolving Lenders set forth in Section 3.4(a), agrees to issue letters of credit (“Letters of Credit”) for the account of the Borrower on any Business Day during the Revolving Commitment Period in such form as may be approved from time to time by the Issuing Lender; provided that the Issuing Lender shall have no obligation to issue any Letter of Credit if, after giving effect to such issuance, (i) the L/C Obligations would exceed the L/C Commitment or (ii) the aggregate amount of the Available Revolving Commitments would be less than zero.  Each Letter of Credit shall (i) be denominated in Dollars and (ii) expire no later than the earlier of (x) the first anniversary of its date of issuance and (y) the date that is five Business Days prior to the Revolving Termination Date; provided, however, that any Letter of Credit, whether newly requested or an existing Letter of Credit that is extended or automatically renewed, may have an expiration date up to ninety days after the Revolving Termination Date so long as the Borrower cash collateralizes such Letter of Credit pursuant to arrangements acceptable to the Issuing Lender on or prior to the date which is five Business Days prior to the Revolving Termination Date and the relevant Issuing Lender shall have agreed to provide such Letter of Credit at the time such Letter of Credit or extension is requested or at the time such existing Letter of Credit is to be automatically renewed, as applicable; provided, further, that any Letter of Credit (other than a Letter of Credit to which Section 2.24(c)(ii) applies) with a one-year term may provide for the automatic renewal thereof for additional one-year periods (which shall only extend beyond the date referred to in clause (y) above if the condition described in the first proviso of this sentence is satisfied).

(b) The Issuing Lender shall not at any time be obligated to issue any Letter of Credit if such issuance would conflict with, or cause the Issuing Lender or any L/C Participant to exceed any limits imposed by, any applicable Requirement of Law.

3.2           Procedure for Issuance of Letter of Credit.  The Borrower may from time to time request that the Issuing Lender issue a Letter of Credit by delivering to the Issuing Lender at its address for notices specified herein an Application therefor, completed to the satisfaction of the Issuing Lender, and such other certificates, documents and other papers and information as the Issuing Lender may request.  Upon receipt of a duly completed and executed Application, and any certificates, documents and other papers and information delivered to the Issuing Lender in connection therewith, the Issuing Lender shall process such Application in accordance with its customary procedures and promptly issue the Letter of Credit requested thereby (but in no event shall the Issuing Lender be required to issue any Letter of Credit earlier than three Business Days (or such shorter period as such Issuing Lender may agree) after its receipt of the duly completed and executed Application therefor and all such other certificates, documents and other papers and information referred to herein and therein relating thereto) by issuing the original of such Letter of Credit to the beneficiary thereof or as otherwise may be agreed to by the Issuing Lender and the Borrower.  The Issuing Lender shall furnish a copy of such Letter of Credit to the Borrower promptly following the issuance thereof.  The Issuing Lender shall promptly furnish to the Administrative Agent, which shall in turn promptly furnish to the Lenders, notice of the issuance of each Letter of Credit (including the amount thereof).

3.3           Fees and Other Charges.  (a) The Borrower will pay a fee on all outstanding Letters of Credit at a per annum rate equal to the Applicable Margin then in effect with respect to Eurodollar Loans under the Revolving Facility, shared ratably among the Revolving Lenders and payable quarterly in arrears on each Fee Payment Date after the issuance date.  In addition, the Borrower shall pay to the Issuing Lender for its own account a fronting fee of 0.20% per annum on the stated amount of each Letter of Credit, payable quarterly in arrears on each Fee Payment Date after the issuance date.

(b)  In addition to the foregoing fees, the Borrower shall pay or reimburse the Issuing Lender for such normal and customary costs and expenses as are incurred or charged by the Issuing Lender in issuing, negotiating, effecting payment under, amending or otherwise administering any Letter of Credit.

3.4           L/C Participations.  (a) The Issuing Lender irrevocably agrees to grant and hereby grants to each L/C Participant, and, to induce the Issuing Lender to issue Letters of Credit, each L/C Participant irrevocably agrees to accept and purchase and hereby accepts and purchases from the Issuing Lender, on the terms and conditions set forth below, for such L/C Participant’s own account and risk an undivided interest equal to such L/C Participant’s Revolving Percentage in the Issuing Lender’s obligations and rights under and in respect of each Letter of Credit and the amount of each draft paid by the Issuing Lender thereunder.  Each L/C Participant agrees with the Issuing Lender that, if a draft is paid under any Letter of Credit for which the Issuing Lender is not reimbursed in full by the Borrower in accordance with the terms of this Agreement, the Administrative Agent (acting at the direction of the Issuing Lender shall be required to be returned by it at any time), shall make a demand on such L/C Participant to pay to the Issuing Lender upon demand at the Issuing Lender’s address for notices specified herein an amount equal to such L/C Participant’s Revolving Percentage of the amount of such draft, or any part thereof, that is not so reimbursed.  Each L/C Participant’s obligation to pay such amount shall be absolute and unconditional and shall not be affected by any circumstance, including (i) any setoff, counterclaim, recoupment, defense or other right that such L/C Participant may have against the Issuing Lender, the Borrower or any other Person for any reason whatsoever, (ii) the occurrence or continuance of a Default or an Event of Default or the failure to satisfy any of the other conditions specified in Section 5, (iii) any adverse change in the condition (financial or otherwise) of the Borrower, (iv) any breach of this Agreement or any other Loan Document by the Borrower, any other Loan Party or any other L/C Participant or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

(b) If any amount required to be paid by any L/C Participant to the Issuing Lender pursuant to Section 3.4(a) in respect of any unreimbursed portion of any payment made by the Issuing Lender under any Letter of Credit is paid to the Issuing Lender within three Business Days after the date such payment is due, such L/C Participant shall pay to the Issuing Lender on demand an amount equal to the product of (i) such amount, times (ii) the daily average Federal Funds Effective Rate during the period from and including the date such payment is required to the date on which such payment is immediately available to the Issuing Lender, times (iii) a fraction the numerator of which is the number of days that elapse during such period and the denominator of which is 360.  If any such amount required to be paid by any L/C Participant pursuant to Section 3.4(a) is not made available to the Issuing Lender by such L/C Participant within three Business Days after the date such payment is due, the Issuing Lender shall be entitled to recover from such L/C Participant, on demand, such amount with interest thereon calculated from such due date at the rate per annum applicable to ABR Loans under the Revolving Facility.  A certificate of the Issuing Lender submitted to any L/C Participant with respect to any amounts owing under this Section shall be conclusive in the absence of manifest error.

(c) Whenever, at any time after the Issuing Lender has made payment under any Letter of Credit and has received from any L/C Participant its pro rata share of such payment in accordance with Section 3.4(a), the Issuing Lender receives any payment related to such Letter of Credit (whether directly from the Borrower or otherwise, including proceeds of collateral applied thereto by the Issuing Lender), or any payment of interest on account thereof, the Issuing Lender will distribute to such L/C Participant its pro rata share thereof; provided, however, that in the event that any such payment received by the Issuing Lender shall be required to be returned by the Issuing Lender, such L/C Participant shall return to the Issuing Lender the portion thereof previously distributed by the Issuing Lender to it.

3.5                                 Reimbursement Obligation of the Borrower.  If any draft is paid under any Letter of Credit, the Borrower shall reimburse the Issuing Lender for the amount of (a) the draft so paid and (b) any taxes, fees, charges or other costs or expenses incurred by the Issuing Lender in connection with such payment, not later than 12:00 Noon, New York City time, on (i) the Business Day that the Borrower receives notice of such draft, if such notice is received on such day prior to 10:00 A.M., New York City time, or (ii) if clause (i) above does not apply, the Business Day immediately following the day that the Borrower receives such notice.  Each such payment shall be made to the Issuing Lender at its address for notices referred to herein in Dollars and in immediately available funds.  Interest shall be payable on any such amounts from the date on which the relevant draft is paid until payment in full at the rate set forth in (x) until the Business Day next succeeding the date of the relevant notice, Section 2.14(b) and (y) thereafter, Section 2.14(c).

3.6                                 Obligations Absolute.  The Borrower’s obligations under this Section 3 shall be absolute, unconditional and irrevocable under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment that the Borrower may have or have had against the Issuing Lender, any beneficiary of a Letter of Credit or any other Person.  The Borrower also agrees with the Issuing Lender that the Issuing Lender shall not be responsible for, and the Borrower’s Reimbursement Obligations under Section 3.5 shall not be affected by, among other things, the validity, genuineness or enforceability of drafts, documents, Letters of Credit or this Agreement, or any term or provision therein or of any endorsements thereon, even though such drafts or documents shall in fact prove to be invalid, fraudulent or forged in any respect or any statement therein being untrue or inaccurate in any respect, any dispute between or among the Borrower and any beneficiary of any Letter of Credit or any other party to which such Letter of Credit may be transferred or any claims whatsoever of the Borrower against any beneficiary of such Letter of Credit or any such transferee or any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder.  The Issuing Lender shall not be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit, except for errors or omissions found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the Issuing Lender.  The Borrower agrees that any action taken or omitted by the Issuing Lender under or in connection with any Letter of Credit or the related drafts or documents, if done in the absence of gross negligence or willful misconduct, shall be binding on the Borrower and shall not result in any liability of the Issuing Lender to the Borrower.

3.7                                 Letter of Credit Payments.  If any draft shall be presented for payment under any Letter of Credit, the Issuing Lender shall promptly notify the Borrower of the date and amount thereof.  The responsibility of the Issuing Lender to the Borrower in connection with any draft presented for payment under any Letter of Credit shall, in addition to any payment obligation expressly provided for in such Letter of Credit, be limited to determining that the documents (including each draft) delivered under such Letter of Credit in connection with such presentment are substantially in conformity with such Letter of Credit.

3.8                                 Applications.  To the extent that any provision of any Application related to any Letter of Credit is inconsistent with the provisions of this Section 3, the provisions of this Section 3 shall apply.

SECTION 4.                                REPRESENTATIONS AND WARRANTIES

To induce the Administrative Agent and the Lenders to enter into this Agreement and to make the Loans and issue or participate in the Letters of Credit, Holdings and the Borrower hereby jointly and severally represent and warrant to the Administrative Agent and each Lender that:

4.1                                 Financial Condition.  (a)The unaudited pro forma consolidated balance sheet and related pro forma consolidated statement of income of the Borrower and its consolidated Subsidiaries as at June 30, 2010 (including the notes thereto), copies of which have heretofore been furnished to each Lender, has been prepared giving effect (as if such events had occurred on such date) to (i) the consummation of the Acquisition, (ii) the Loans to be made and the Senior Unsecured Notes to be issued on the Closing Date and the use of proceeds thereof and (iii) the payment of fees and expenses in connection with the foregoing (such unaudited pro forma consolidated balance sheet and related pro forma consolidated statement of income being referred to herein as the “Pro Forma Balance Sheet”).  The Pro Forma Balance Sheet has been prepared in good faith based upon assumptions believed by Holdings to be reasonable as of the date of delivery thereof, and presents fairly in all material respects on a pro forma basis the estimated financial position of the Borrower and its consolidated Subsidiaries as at June 30, 2010, assuming that the events specified in the preceding sentence had actually occurred at such date.

(b) The audited consolidated balance sheets of the Borrower and its consolidated Subsidiaries as at June 30, 2009 and June 30, 2010, and the consolidated statements of income and of cash flows for the fiscal years ended on June 30, 2008, June 30, 2009 and June 30, 2010, reported on by and accompanied by an unqualified report from Ernst & Young LLP, present fairly in all material respects the financial condition of the Borrower and its consolidated Subsidiaries as at such date, and the consolidated results of its operations for the respective fiscal years covered thereby.  All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP or the equivalent accounting principles in the relevant local jurisdiction applied consistently throughout the periods involved (except as otherwise noted therein or in the notes thereto).

4.2                                 No Change.  Since June 30, 2010, there has been no development or event that has had or could reasonably be expected to have a Material Adverse Effect.

4.3                                 Existence; Compliance with Law.  Each Group Member (a) is duly organized or formed, validly existing and, as applicable, in good standing under the laws of the jurisdiction of its organization, (b) has all requisite power and authority, and the legal right, to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged, (c) is duly qualified as a foreign corporation or other organization and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification and (d) is in compliance with all Requirements of Law; except in each case (other than with respect to clause (a)), to the extent that failure to do so could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

4.4                                 Power; Authorization; Enforceable Obligations.  (a)  Each Loan Party has the power and authority, and the legal right, to make, deliver and perform the Loan Documents to which it is a party and, in the case of the Borrower, to obtain extensions of credit hereunder.

(b) Each Loan Party has taken all necessary organizational action to authorize the execution, delivery and performance of the Loan Documents to which it is a party and, in the case of the Borrower, to authorize the extensions of credit on the terms and conditions of this Agreement.

(c) No consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person is required in connection with the Acquisition and the extensions of credit hereunder or with the execution, delivery, performance, validity or enforceability of this Agreement or any of the Loan Documents, except (i) consents, authorizations, filings and notices which have been obtained or made and are in full force and effect, (ii) the filings referred to in Section 4.19 and (iii) those consents, authorizations, filings and notices, the failure of which to obtain or make could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(d) Each Loan Document has been duly executed and delivered on behalf of each Loan Party party thereto.

(e) This Agreement constitutes, and each other Loan Document upon execution will constitute, a legal, valid and binding obligation of each Loan Party party thereto, enforceable against each such Loan Party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

4.5                                 No Legal Bar.  The execution, delivery and performance by each Group Member of this Agreement and the other Loan Documents to which such Person is party, the issuance of Letters of Credit, the borrowings hereunder and the use of the proceeds thereof will not (a) contravene the terms of the Certificate of Incorporation and Bylaws or other organizational or governing documents of such Person, (b) violate any Requirement of Law or any Contractual Obligation of any Group Member and (c) will not result in, or require, the creation or imposition of any Lien on any of their respective properties or revenues pursuant to any Requirement of Law or any such Contractual Obligation (other than Liens not prohibited by the Loan Documents); except with respect to any contravention, or violation referred to in clause (b) to the extent such contravention or violation could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

4.6                                 Litigation.  No litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of Holdings or the Borrower, threatened in writing by or against any Group Member or against any of their respective properties or revenues (a) purport to restrain or contest entry into or performance under the Loan Documents or any of the transactions contemplated hereby or thereby, or (b) that could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

4.7                                 No Default.  No Group Member is in default under or with respect to any Contractual Obligations that could reasonably be expected to have a Material Adverse Effect.  No Default or Event of Default has occurred and is continuing.

4.8                                 Ownership of Property; Liens.  Each Group Member has title in fee simple to, or a valid leasehold interest in, all its real property, and good title to, or a valid leasehold interest in, license to, or to the knowledge of Holdings and the Borrower, the right to use all its other property, and none of such property is subject to any Lien except as permitted by Section 7.3 and except for defects in title that, or where the failure to have good title or license or right to use such property could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

4.9                                 Intellectual Property.  Each Group Member owns, or is licensed to use, all material Intellectual Property necessary for the conduct of its business as currently conducted.  Except as could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect (i) no material claim, litigation, investigation or other proceeding has been asserted and is pending or, to the knowledge of the Borrower, threatened in writing by any Person challenging the use of any Intellectual Property owned or exclusively licensed by any Group Member or the validity of any Intellectual Property owned or exclusively licensed by any Group Member and (ii) to the knowledge of Holdings and the Borrower, the use of Intellectual Property owned or exclusively licensed by each Group Member does not infringe or misappropriate the rights of any Person in any material respect and, to such Group Member’s knowledge, such Grantor’s Intellectual Property is not being infringed or misappropriated by any other Person. Each Group Member takes commercially reasonable steps to maintain and protect the secrecy and confidentiality of all trade secrets and other confidential information owned by such Group Member except where such failure to protect such confidential information and/or trade secrets could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

4.10                           Taxes.  Each Group Member has filed or caused to be filed all Federal, state and other Tax returns that are required to be filed and has paid all Taxes shown to be due and payable on said returns or on any assessments made against it or any of its property and all other Taxes, fees or other charges imposed on it or any of its property by any Governmental Authority other than, in each case, (a) any amount or validity of which are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of the relevant Group Member or (b) where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

4.11                           Federal Regulations.  No part of the proceeds of any Loans, and no other extensions of credit hereunder, will be used (a) for “buying” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under Regulation U as now and from time to time hereafter in effect for any purpose that violates the provisions of the Regulations of the Board or (b) for any purpose that violates the provisions of the Regulations of the Board.

4.12                           Labor Matters.  Except as, in the aggregate, could not reasonably be expected to have a Material Adverse Effect:  (a) there are no strikes or other labor disputes against any Group Member pending or, to the knowledge of Holdings or the Borrower, threatened; and (b) hours worked by and payment made to employees of each Group Member have not been in violation of the Fair Labor Standards Act or any other applicable Requirement of Law dealing with such matters.

4.13                           ERISA.  (a)  Except as could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect: (i) each Group Member and each of their respective ERISA Affiliates is in compliance with the applicable provisions of ERISA and the provisions of the Code relating to Plans; (ii) no ERISA Event has occurred or is reasonably expected to occur; and (iii) all amounts required by applicable law with respect to, or by the terms of, any retiree welfare benefit arrangement maintained by any Group Member or to which any Group Member has an obligation to contribute have been accrued in accordance with Statement of Financial Accounting Standards No. 106.  The present value of all accumulated benefit obligations under each Pension Plan (based on the assumptions used for the purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than a material amount the fair market value of the assets of such Pension Plan allocable to such accrued benefits, and the present value of all accumulated benefit obligations of all underfunded Pension Plans (based on the assumptions used for the purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than a material amount the fair market value of the assets of all such underfunded Pension Plans.

(b)  Except as, in the aggregate, could not reasonably be expected to have a Material Adverse Effect: (i) all employer and employee contributions required by applicable law or by the terms of any Foreign Pension Plan to have been made by a Group Member have been made, or, if applicable, accrued in accordance with normal accounting practices; (ii) the accrued benefit obligations of each Foreign Pension Plan (based on those assumptions used to fund such Foreign Pension Plan) with respect to all current and former participants do not exceed the assets of such Foreign Pension Plan; (iii) each Foreign Pension Plan that is required to be registered by a Group Member has been registered and has been maintained in good standing with applicable regulatory authorities; and (iv) each Foreign Pension Plan is in compliance (A) with all material provisions of applicable law and all material applicable regulations and published interpretations thereunder with respect to such Foreign Pension Plan and (B) with the terms of such plan or arrangement.

4.14                           Investment Company Act.  None of Holdings, the Borrower or any of its Restricted Subsidiaries are required to register as an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940, as amended.

4.15                           Subsidiaries.  Schedule 4.15 sets forth the name and jurisdiction of incorporation of each Subsidiary as of the Closing Date, and, as to each such Subsidiary, the percentage of each class of Capital Stock owned by any Loan Party.

4.16                           Use of Proceeds.  The proceeds of the Term Loans shall be used to finance a portion of the Acquisition and to pay related fees and expenses.  The proceeds of the Revolving Loans and the Swingline Loans, and the Letters of Credit, shall be used to provide ongoing working capital and for general corporate purposes of Holdings and its Subsidiaries (including Permitted Acquisitions).

4.17                           Environmental Matters.  Except as could not reasonably be expected to have a Material Adverse Effect:

(a) the facilities and properties owned, leased or operated by any Group Member (the “Properties”) do not contain any soil or groundwater contamination by Materials of Environmental Concern in amounts or concentrations or under circumstances that constitute a violation of, or could reasonably be expected to give rise to liability under, any Environmental Law;

(b) no Group Member has received or is aware of any currently unresolved written notice of violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to any of the Properties or the business operated by any Group Member (the “Business”), nor does Holdings or the Borrower have knowledge that any such notice will be received or is being threatened;

(c) Materials of Environmental Concern have not been transported or disposed of from the Properties, or otherwise released by any Group Member, in violation of, or in a manner or to a location that could reasonably be expected to give rise to liability under, any Environmental Law, nor have any Materials of Environmental Concern been generated, treated, stored or disposed of at, on or under any of the Properties in violation of, or in a manner that could reasonably be expected to give rise to liability under, any applicable Environmental Law;

(d) no judicial proceeding or governmental or administrative action is pending or, to the knowledge of Holdings and the Borrower, threatened, under any Environmental Law to which any Group Member is or will be named as a party with respect to the Properties or the Business, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders outstanding under any Environmental Law with respect to the Properties or the Business;

(e) the Properties and all operations at the Properties are in compliance, and have in the last two years been in compliance, with all applicable Environmental Laws; and

(f) no Group Member has contractually assumed any liability of any other Person under Environmental Laws.

This Section 4.17 contains the sole and exclusive representations and warranties of the Borrower with respect to Environmental Laws.

4.18                           Accuracy of Information, etc.  No report, financial statement, certificate, written information or statement furnished by or on behalf of Holdings or the Borrower (other than projections, pro forma financial information, estimates, budgets, other forward-looking information and information of a general economic or industry nature) to the Administrative Agent or the Lenders in connection with the transactions contemplated by this Agreement or the other Loan Documents (as modified or supplemented by other information so furnished) when taken as a whole, contained as of the date such statement, information, document or certificate was so furnished (or, in the case of the Confidential Information Memorandum, as of the date of this Agreement), any untrue statement of a material fact or omitted to state a material fact necessary to make the statements contained therein (when taken as a whole), in light of the circumstances under which they were made, not materially misleading.  With respect to projections and pro forma financial information referenced above, Holdings and the Borrower represent that such information was prepared in good faith based upon assumptions believed to be reasonable at the time of preparation; it being understood that such projections are not to be viewed as facts or as a guarantee of performance or achievement of any particular results and that actual results may vary from actual results and that such variances may be material and that no assurance can be given that the projected results will be realized.

4.19                           Security Documents.  (a)  The Guarantee and Collateral Agreement will, upon execution and delivery thereof and upon registration or the taking of any other perfection steps under applicable laws, be effective to create in favor of the Administrative Agent for the benefit of the Secured Parties, a legal, valid and enforceable security interest in the Collateral described therein and proceeds thereof, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general equitable principles (regardless of whether enforcement is sought by proceedings in equity or at law).  In the case of the Pledged Stock described in the Guarantee and Collateral Agreement, upon taking possession or control by the Administrative Agent in a jurisdiction subject to the Uniform Commercial Code on behalf of the Secured Parties of such stock certificates representing such Pledged Stock with respect to which a security interest may be perfected by possession or control under the Uniform Commercial Code (together with a properly completed and signed stock power or endorsement), and in the case of the other Collateral described in the Guarantee and Collateral Agreement, the perfection of which can be obtained through the filing of Uniform Commercial Code financing statements, when financing statements and other filings specified on Schedule 4.19(a) in appropriate form are filed in the offices specified on Schedule 4.19(a), the Guarantee and Collateral Agreement shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Collateral and the proceeds thereof (to the extent perfection can be achieved through the filings described therein), as security for the Obligations (as defined in the Guarantee and Collateral Agreement), in each case prior and superior in right to any other Person (subject to Liens permitted by Section 7.3).

(b) Each of the Mortgages is effective to create in favor of the Administrative Agent, for the benefit of the Lenders, a legal, valid and enforceable Lien on the Mortgaged Properties described therein and proceeds thereof, and when the Mortgages are filed in the offices specified on Schedule 4.19(b), each such Mortgage shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in the Mortgaged Properties and the proceeds thereof, as security for the Obligations (as defined in the relevant Mortgage), in each case prior and superior in right to any other Person.  Schedule 1.1B lists, as of the Closing Date, each parcel of real property owned by any Loan Party located in the United States that has a value, in the reasonable opinion of the Borrower, in excess of $2,000,000.

4.20                           Solvency.  On the Closing Date, and after giving effect to the Transactions, the Loan Parties, on a consolidated basis, are Solvent.

4.21                           Subordination of Junior Financing.  The Obligations are “Senior Secured Financing” (or any comparable term), “Senior Indebtedness” (or any comparable term) or “Designated Senior Indebtedness” (or any comparable term) under, and as defined in, any Junior Financing Documentation.

4.22                           Regulation H.  No Mortgage encumbers improved real property that is located in an area that has been identified by the Secretary of Housing and Urban Development as an area having special flood hazards and in which flood insurance has been made available under the National Flood Insurance Act of 1968, unless flood insurance is in place in accordance with the National Flood Insurance Act of 1968.

4.23                           Certain Documents.  The Borrower has delivered to the Administrative Agent a complete and correct copy of the Acquisition Documentation and the Senior Unsecured Note Indenture, including any amendments, supplements or modifications with respect to any of the foregoing as in effect on the Closing Date.

SECTION 5.                                CONDITIONS PRECEDENT

5.1                                 Conditions to Initial Extension of Credit.  The agreement of each Lender to make the initial extension of credit requested to be made by it is subject to the satisfaction or waiver, prior to or concurrently with the making of such extension of credit on the Closing Date, of the following conditions precedent:

(a) Credit Agreement; Guarantee and Collateral Agreement.  The Administrative Agent shall have received (i) executed counterparts to this Agreement and (ii) the Guarantee and Collateral Agreement, executed and delivered by Holdings, the Borrower and each Subsidiary Guarantor.

(b) Acquisition, etc.  The following transactions shall have been consummated prior to or concurrently with the initial extensions of credit on the Closing Date:

(i) the Acquisition shall have been consummated pursuant to the Acquisition Agreement, and no provision of the Acquisition Agreement shall have been amended or waived, and no consent shall be given or request shall have been made by Holdings or the Borrower resulting in an action taken by the Borrower or its Subsidiaries, in any respect that is materially adverse to the Lenders without the prior written consent of the Administrative Agent;

(ii) Holdings shall have received a cash common equity contribution from the Sponsor in an aggregate amount, together with a maximum aggregate amount of up to $5,000,000 in rolled equity and a maximum aggregate amount of up to $5,000,000 of cash common equity contributed by management and board member co-investors, equal to at least 32% of the pro forma total consolidated capitalization of Holdings, and such proceeds shall have been contributed to the Borrower; and

(iii) the Borrower shall have received at least $275,000,000 in gross cash proceeds from the issuance of the Senior Unsecured Notes.

(c) Pro Forma Balance Sheet; Financial Statements.  The Administrative Agent shall have received (i) the Pro Forma Balance Sheet and (ii) audited consolidated balance sheets for the 2009 and 2010 fiscal years and the statements of income, stockholders’ equity and cash flows of the Borrower and its Subsidiaries for the 2008, 2009 and 2010 fiscal years.

(d) Lien Searches.  The Administrative Agent shall have received the results of a recent Lien search with respect to each Loan Party, and such search shall reveal no Liens on any of the assets of the Loan Parties except for Liens permitted by Section 7.3 or discharged on or prior to the Closing Date pursuant to documentation reasonably satisfactory to the Administrative Agent.

(e) Fees.  All fees required to be paid on the Closing Date, and reasonable out-of-pocket expenses required to be paid on the Closing Date to the extent invoiced prior to the Closing Date.  All such amounts will be paid with proceeds of Loans made on the Closing Date and will be reflected in the funding instructions given by the Borrower to the Administrative Agent on or before the Closing Date.

(f) Closing Certificate; Certified Certificate of Incorporation; Good Standing Certificates.  The Administrative Agent shall have received (i) a certificate of each Loan Party, dated as of the Closing Date, substantially in the form of Exhibit C, with appropriate insertions and attachments, including the certificate of incorporation of each Loan Party that is a corporation certified by the relevant authority of the jurisdiction of organization of such Loan Party, and (ii) a long form (if available) good standing certificate for each Loan Party from its jurisdiction of organization.

(g) Legal Opinion.  The Administrative Agent shall have received an executed legal opinion of Kirkland & Ellis LLP, counsel to the Borrower and its Subsidiaries, in form and substance reasonably satisfactory to the Administrative Agent.

(h) Pledged Stock; Stock Powers.  The Administrative Agent shall have received the certificates representing the shares of Capital Stock pledged pursuant to the Guarantee and Collateral Agreement, together with an undated stock power for each such certificate executed in blank by a duly authorized officer of the pledgor thereof.

(i) Filings, Registrations and Recordings.  Each document (including any Uniform Commercial Code financing statement) required by the Security Documents or under law or reasonably requested by the Administrative Agent to be filed, registered or recorded in order to create in favor of the Administrative Agent, for the benefit of the Lenders, a perfected Lien on the Collateral in the United States described therein, prior and superior in right to any other Person (other than with respect to Liens expressly permitted by Section 7.3), shall be in proper form for filing, registration or recordation.

(j) Solvency Certificate.  The Administrative Agent shall have received a certificate from a senior financial officer of Holdings or the Borrower, in form and substance reasonably acceptable to the

Administrative Agent, certifying that Holdings and its Subsidiaries, on a consolidated basis after giving effect to the Acquisition and the other Transactions, are Solvent.

(k) Insurance.  The Administrative Agent shall have received evidence that all insurance required to be maintained pursuant to the Loan Documents has been obtained and is in effect.

(l) Patriot Act.  The Administrative Agent shall have received, with respect to such documents and other information requested in writing at least five business days prior to the Closing Date, all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act.

(m) Accuracy of Acquisition Agreement Representations and Specified Representations.  The representations made by the Borrower in the Acquisition Agreement as are material to the interests of the Lenders (but only to the extent that the Borrower has the right to terminate its obligations under the Acquisition Agreement as a result of a breach of such representations in the Acquisition Agreement) (the “Acquisition Agreement Representations”) and the representations and warranties set forth in Sections 4.3(a), 4.3(b), 4.3(c), 4.4(a), 4.4(b), 4.4(d), 4.4(e), 4.5(a), 4.11, 4.14, 4.16, 4.19, 4.20 and 4.21 of this Agreement (collectively, the “Specified Representations”), shall be true and correct in all material respects (except that any representation and warranty that is qualified or subject to “Material Adverse Effect” shall be true and correct in all respects) on and as of the Closing Date with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date (it being understood and agreed that, to the extent any of the Specified Representations are qualified or subject to “Material Adverse Effect” (or an equivalent term), for the purposes of the making of such Specified Representations as of the Closing Date (or a date prior thereto), the definition of “Material Adverse Effect” (or such equivalent terms) shall be “Closing Date Material Adverse Effect”).

(n) Closing Date Material Adverse Effect.  Since June 30, 2010, there has not been a Closing Date Material Adverse Effect.

(o) Transaction Documents.  The Administrative Agent shall have received (i) a certified copy of the Sponsor Management Agreement, including a certification by a Responsible Officer of the Borrower that such agreement is in full force and effect as of the Closing Date and (ii) certified copies of the Acquisition Agreement and Senior Unsecured Notes Indenture, each duly executed by the parties thereto, together with all material agreements, instruments and other documents delivered in connection therewith as the Administrative Agent shall reasonably request, each including certification by a Responsible Officer of the Borrower that such documents are in full force and effect as of the Closing Date.

For the purpose of determining compliance with the conditions specified in this Section 5.1, each Lender that has signed this Agreement shall be deemed to have accepted, and to be satisfied with, each document or other matter required under this Section 5.1 unless the Administrative Agent shall have received written notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

5.2                                 Conditions to Each Extension of Credit.  The agreement of each Lender to make any extension of credit requested to be made by it on any date (other than its initial extension of credit on the Closing Date or as agreed by any Lender as set forth in Section 2.23(d)) is subject to the satisfaction of the following conditions precedent:

(a) Representations and Warranties.  Each of the representations and warranties made by any Loan Party in or pursuant to the Loan Documents shall be true and correct in all material respects on and as of such date as if made on and as of such date; provided that (i) to the extent that such representations and warranties specifically refer to an earlier date, they shall be true and correct in all material respects as of such earlier date, and (ii) any representation and warranty that is qualified as to “Material Adverse Effect” or similar language shall be true and correct in all respects on such respective dates.

(b) No Default.  No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the extensions of credit requested to be made on such date.

Each borrowing by and issuance of a Letter of Credit on behalf of the Borrower hereunder (other than (i) the initial extension of credit on the Closing Date, (ii) a notice requesting only a conversion of Loans to the other Type or a continuation of Eurodollar Loans or (iii) as agreed by any Lender as set forth in Section 2.23(d)) shall constitute a representation and warranty by the Borrower as of the date of such extension of credit that the conditions contained in this Section 5.2 have been satisfied.

SECTION 6.                                AFFIRMATIVE COVENANTS

Holdings and the Borrower hereby jointly and severally agree that, so long as the Commitments remain in effect, any Letter of Credit remains outstanding (unless the outstanding amount of the L/C Obligations related thereto has been cash collateralized or a backstop letter of credit satisfactory to the applicable Issuing Lender is in place) or any Loan or other amount is owing to any Lender or the Administrative Agent hereunder (other than (i) Specified Cash Management Obligations and Specified Swap Agreements and (ii) indemnities and other contingent indemnification and reimbursement obligations that survive repayment of the Loans), each of Holdings and the Borrower shall and shall cause each of its Restricted Subsidiaries to:

6.1                                 Financial Statements.  Furnish to the Administrative Agent (for distribution to each Lender that elects to receive such information):

(a) within ninety days after the end of each fiscal year of the Borrower (or one-hundred and twenty days for the fiscal year ending December 31, 2010), a copy of the audited consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at the end of such year and the related audited consolidated statements of income and of cash flows for such year, setting forth in each case in comparative form the figures for the previous year, reported on without a “going concern” or like qualification or exception, or qualification or exception arising out of the scope of the audit, by Ernst & Young LLP or other independent certified public accountants of nationally recognized standing; provided that for the 2010 fiscal year, the Borrower will only be required to deliver the audited materials set forth in this clause covering (i) the period from July 1, 2010 through November 4, 2010 as it applies to the assets and entities acquired pursuant to the Acquisition Agreement and (ii) the period from November 5, 2010 through December 31, 2010 as it applies to the Borrower and its consolidated Subsidiaries; and

(b) within forty-five days after the end of each of the first three quarterly periods of each fiscal year of the Borrower (or ninety days for the fiscal quarter ended September 30, 2010 and sixty days for the fiscal quarters ended December 31, 2010 and March 31, 2011), the unaudited consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at the end of such quarter and the related unaudited consolidated statements of income and of cash flows for such quarter and the portion of the fiscal year through the end of such quarter, setting forth in each case in comparative form the figures for the previous year, certified by a Responsible Officer as being fairly stated in all material respects (subject to normal year-end audit adjustments); provided that, notwithstanding anything herein to the contrary, failure to deliver the financial statements for the fiscal quarter ended September 30, 2010 shall only constitute a Default ninety days after such financial statements are due.

All such financial statements shall be complete and correct in all material respects and shall be prepared in reasonable detail and in accordance with GAAP applied (except as approved by such accountants or officer, as the case may be, and disclosed in reasonable detail therein) consistently throughout the periods reflected therein and with prior periods.

6.2                                 Certificates; Other Information.  Furnish to the Administrative Agent (for distribution to each Lender that elects to receive such information) or, in the case of clause (g), to the relevant Lender:

(a) within five days of delivery of the financial statements referred to in Section 6.1(a), a certificate of the accounting firm that reported on such financial statements stating whether they obtained knowledge during the course of their examination of such financial statements of any Default pursuant to Section 7.1 and, if such knowledge has been obtained, describing such Default (which certificate may be limited to the extent required by accounting rules or guidelines);

(b) concurrently with the delivery of any financial statements pursuant to Section 6.1, (i) a certificate of a Responsible Officer stating that such Responsible Officer has obtained no knowledge of any Default or Event of Default except as specified in such certificate and (ii) in the case of quarterly or annual financial statements, (x) for each fiscal quarter ending on or after March 31, 2011, a Compliance Certificate containing all information and calculations necessary for determining compliance by each Group Member with Section 7.1 as of the last day of the fiscal quarter or fiscal year of the Borrower, as the case may be, and (y) to the extent not previously disclosed to the Administrative Agent, (1) a description of any change in the jurisdiction of organization of any Loan Party, (2) a list of any U.S. registered Intellectual Property acquired by any Loan Party and (3) a description of any Person that has become a Group Member, in each case since the date of the most recent report delivered pursuant to this clause (y) (or, in the case of the first such report so delivered, since the Closing Date);

(c) as soon as available, and in any event no later than forty-five days after the end of each fiscal year of the Borrower, a detailed consolidated budget for the following fiscal year (including a projected consolidated balance sheet of the Borrower and its Subsidiaries as of the end of the following fiscal year, the related consolidated statements of projected cash flow and projected income and a description of the underlying assumptions applicable thereto) (collectively, the “Projections”), which Projections shall in each case be accompanied by a certificate of a Responsible Officer stating that such Projections are based on reasonable estimates, information and assumptions and that such Responsible Officer has no reason to believe that such Projections are incorrect or misleading in any material respect;

(d) concurrently with the delivery of the financial information required by Section 6.1(b), a narrative discussion and analysis of the financial condition and results of operations of the Borrower and its Subsidiaries for such fiscal quarter and for the period from the beginning of the then current fiscal year to the end of such fiscal quarter, as compared to the portion of the Projections covering such periods and to the comparable periods of the previous year;

(e) promptly following the effectiveness thereof, but in any event not later than five Business Days thereafter, copies of any amendment, supplement, waiver or other modification with respect to the Senior Unsecured Note Indenture or the Acquisition Documentation;

(f) within five days after the same are sent, copies of all financial statements and reports that Holdings or the Borrower sends to the holders of any class of its public debt securities or public equity securities and, within five days after the same are filed, copies of all financial statements and reports that Holdings or the Borrower may make to, or file with, the SEC;

(g) promptly, such additional financial and other information as any Lender may from time to time reasonably request;

(h) upon each utilization of the Cumulative Growth Amount to finance a transaction in accordance with the terms of this Agreement, a certificate of a Responsible Officer of the Borrower setting forth in reasonable detail the calculation of the Cumulative Growth Amount then in effect and after giving effect to the consummation of the applicable transaction; and

(i) simultaneously with the delivery of each set of consolidated financial statements referred to in Sections 6.1(a) and 6.1(b), the related consolidating financial statements reflecting the adjustments necessary to eliminate the accounts of Unrestricted Subsidiaries (if any) from such consolidated financial statements.

Notwithstanding anything herein to the contrary, the filing with the Securities and Exchange Commission of the information required to be delivered pursuant to Sections 6.1(a), 6.1(b), 6.2(c) and 6.2(e), within the time period specified therein, shall be deemed to satisfy such covenant; provided that the Borrower shall notify (which may be by facsimile or other electronic transmission) the Administrative Agent of the filing of any such documents and upon reasonable request, provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents.

6.3                                 Payment of Obligations.  Except if the failure to do so could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its obligations of whatever nature (excluding any Indebtedness), except where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of the relevant Group Member.

6.4                                 Maintenance of Existence; Compliance.  (a)(i)  Preserve, renew and keep in full force and effect its organizational existence and (ii) take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of its business, except, in each case, as otherwise permitted by Section 7.4 or Section 7.5 and except, in the case of clause (i) above, with respect to Immaterial Subsidiaries and, in the case of clause (ii) above, to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and (b) comply with all Requirements of Law except to the extent that failure to comply therewith could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

6.5                                 Maintenance of Property; Insurance.  (a) Except if the failure to do so could not reasonably be expected to result in a Material Adverse Effect, keep all tangible property useful and necessary in its business in good working order and condition, ordinary wear and tear, casualty and condemnation excepted and (b) maintain with financially sound and reputable insurance companies (provided that if any such insurance company shall at any time cease to be financially sound and reputable, there shall be no breach of this provision in the event that the Borrower promptly (and in any event within thirty days of such date (or such longer period with the consent of the Administrative Agent)) obtains insurance from an alternative insurance carrier that is financially sound and reputable) insurance with respect to its properties in at least such amounts (after giving effect to any self-insurance reasonable and customary for similarly situated Persons engaged in the same or similar businesses as the Borrower and its Restricted Subsidiaries in the same geographic locales) and against at least such risks as are customarily insured against in the same general area by companies engaged in the same or a similar business.

6.6                                 Inspection of Property; Books and Records; Discussions.  (a) Keep proper books of records and account in which full, true and correct, in all material respects, entries shall be made of all material dealings and transactions involving its business and activities in a manner that permits the preparation of financial statements in accordance with GAAP or the equivalent accounting principles in the relevant local jurisdiction (it being understood and agreed that certain Group Members may maintain individual books and records in conformity with generally accepted accounting principles in their respective countries of organization and that such maintenance shall not constitute a breach of the representations, warranties or covenants hereunder) and (b) permit representatives of the Administrative Agent or any Lender to visit and inspect any of its properties and examine and make abstracts from any of its books and records at any reasonable time during normal business hours and as often as may reasonably be desired and to discuss the business, operations, properties and financial and other condition of the Group Members with officers and employees of the Group Members and with their independent certified public accountants upon reasonable advance notice to the Borrower and the applicable Group Members; provided that, excluding any such visits and inspections during the continuation of an Event of Default, only the Administrative Agent on behalf of the Lenders may exercise rights of the Administrative Agent and the Lenders under this Section 6.6 and the Administrative Agent shall not exercise such rights more often than one time during any calendar year absent the existence of an Event of Default and only at such time shall it be at the Borrower’s expense; provided, further, (i) that when an Event of Default exists, the Administrative Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the Borrower at any time during normal business hours and upon reasonable advance notice and (ii) the Administrative Agent and the Lenders shall give the Borrower the opportunity to participate in any discussions with the Borrower’s independent public accountants.  Notwithstanding anything to the contrary in this Section 6.6, none of Holdings, the Borrower nor any Restricted Subsidiary shall be required to disclose, permit the inspection, examination or making copies or abstracts of, or discussion of, any document, information or other matter that (i) constitutes non-financial trade secrets or non-financial proprietary information, (ii) in respect of which disclosure to the Administrative Agent or any Lender (or their respective representatives or contractors) is prohibited by law or (iii) is subject to attorney-client privilege.

6.7                                 Notices.  Promptly give notice to the Administrative Agent (for distribution to each Lender) of:

(a) the occurrence of any Default or Event of Default; and

(b) any matter or event that has resulted or could in the reasonable judgment of any Loan Party reasonably be expected to result in a Material Adverse Effect, including any such matter or event arising out of or resulting from (i) breach or non-performance of, or any default or event of default under, any Contractual Obligation of any Group Member, (ii) any dispute, litigation, investigation or proceeding that may exist at any time between any Loan Party or any Restricted Subsidiary and any Governmental Authority, (iii) the commencement of, or any material development in any litigation or proceeding affecting any Loan Party or any Restricted Subsidiary or (iv) the occurrence of any ERISA Event.

(c) Each notice pursuant to this Section 6.7 shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action, if any, the relevant Group Member has taken or proposes to take with respect thereto.

6.8                                 Environmental Laws.  (a) Comply with, and ensure compliance by all tenants and subtenants, if any, with, all applicable Environmental Laws, and obtain and comply in all material respects with and maintain, and ensure that all tenants and subtenants obtain and comply in all material respects with and maintain, any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws, except in each case where failure to comply, ensure compliance or obtain would not reasonably be expected to have a Material Adverse Effect.

(b) Conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions to the extent required under Environmental Laws and promptly comply in all material respects with all legally binding lawful orders and directives of all Governmental Authorities regarding Environmental Laws in each case where failure to do so could reasonably be expected to have a Material Adverse Effect.

6.9                                 Additional Collateral, etc.  (a)  With respect to any property otherwise constituting “Collateral” acquired after the Closing Date by any Loan Party (other than (x) any property described in paragraph (b), (c) or (d) below and (y) any property subject to a Lien expressly permitted by Section 7.3(i)) as to which the Administrative Agent, for the benefit of the Lenders, does not have a perfected Lien, subject to paragraph (d) below, promptly (i) execute and deliver to the Administrative Agent such amendments to the Guarantee and Collateral Agreement or such other documents as the Administrative Agent reasonably deems necessary or advisable to grant to the Administrative Agent, for the benefit of the Lenders, a security interest in such property and (ii) take all actions reasonably necessary or advisable to grant to the Administrative Agent, for the benefit of the Lenders, a perfected first priority (subject to Liens permitted by Section 7.3) security interest in such property, including the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Guarantee and Collateral Agreement or by law or as may be reasonably requested by the Administrative Agent.

(b)  With respect to any fee interest in any real property owned by any Loan Party having a value (together with improvements thereof), in the reasonable opinion of the Borrower, of at least $2,000,000 (other than any such real property subject to a Lien expressly permitted by Section 7.3(i)), promptly (i) execute and deliver a first priority (subject to Liens permitted by Section 7.3) Mortgage, in favor of the Administrative Agent, for the benefit of the Lenders, covering such real property, (ii) if requested by the Administrative Agent, provide the Lenders with title and extended coverage insurance covering such real property in an amount at least equal to the purchase price of such real property (or such other amount as shall be reasonably specified by the Administrative Agent) as well as a current ALTA survey thereof, together with a surveyor’s certificate, each of the foregoing in form and substance reasonably satisfactory to the Administrative Agent and (iii) if reasonably requested by the Administrative Agent, deliver to the Administrative Agent customary legal opinions relating to the matters described above.

(c) With respect to any new Restricted Subsidiary (other than any Foreign Subsidiary) created or acquired after the Closing Date by any Loan Party (which, for the purposes of this paragraph (c), shall include any existing Subsidiary that ceases to be an Unrestricted Subsidiary), promptly (i) execute and deliver to the Administrative Agent such amendments to the Guarantee and Collateral Agreement as the Administrative Agent reasonably deems necessary or advisable to grant to the Administrative Agent, for the benefit of the Lenders, a perfected first priority security interest in the Capital Stock of such new Restricted Subsidiary that is owned by any Loan Party, (ii) deliver to the Administrative Agent the certificates representing such Capital Stock, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of the relevant Loan Party, (iii) cause such new Restricted Subsidiary (A) to become a party to the Guarantee and Collateral Agreement, (B) to take such actions reasonably necessary or advisable to grant to the Administrative Agent for the benefit of the Lenders a perfected first priority (subject to Liens permitted by Section 7.3) security interest in the Collateral described in the Guarantee and Collateral Agreement with respect to such new Restricted

Subsidiary, including the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Guarantee and Collateral Agreement or by law or as may be requested by the Administrative Agent and (C) to deliver to the Administrative Agent a certificate of such Subsidiary, substantially in the form of Exhibit C, with appropriate insertions and attachments, and (iv) if reasonably requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.

(d) With respect to any new Foreign Subsidiary (other than any Unrestricted Subsidiary) created or acquired after the Closing Date by any Loan Party, promptly (i) execute and deliver to the Administrative Agent such amendments to the Guarantee and Collateral Agreement as the Administrative Agent reasonably deems necessary or advisable to grant to the Administrative Agent, for the benefit of the Secured Parties, a perfected first priority security interest in 66% of the total outstanding Capital Stock of such new Foreign Subsidiary, (ii) deliver to the Administrative Agent the certificates representing such Capital Stock, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of the relevant Loan Party, and take such other action as may be necessary or, in the reasonable opinion of the Administrative Agent, desirable to perfect the Administrative Agent’s security interest therein, and (iii) if reasonably requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.

(e) Notwithstanding anything to the contrary in the foregoing, (i) the Collateral shall not include (A) deposit accounts, (B) motor vehicles and other assets subject to certificates of title, (C) any fee owned real property with a value of less than $2,000,000 and all leasehold interests (including landlord waivers, estoppels and collateral access letters), (D) assets held by a Foreign Subsidiary or located in a jurisdiction other than the United States, (E) those assets as to which the Administrative Agent shall determine in its sole discretion that the costs of obtaining a security interest therein are excessive in relation to the value of the security to be afforded thereby and (F) more than 66% of the Capital Stock of any Foreign Subsidiary; (ii) the Loan Documents shall not require control agreements with respect to securities accounts, (iii) the guarantees shall not include any guarantee to the extent that the burden or cost (including any potential tax liability) of obtaining such guarantee outweighs the benefit afforded thereby as determined by the Administrative Agent in its sole discretion; (iv) no actions in any non-U.S. jurisdiction or required by the laws of any non-U.S. jurisdiction shall be required in order to create any security interests in assets located or titled outside of the U.S. or to perfect such security interests (it being understood that there shall be no security agreements or pledge agreements governed under the laws of any non-U.S. jurisdiction); (v) the Loan Documents shall not require the creation of security interests in any assets of, or Capital Stock of, any Unrestricted Subsidiaries; and (vi) Liens required to be granted from time to time pursuant to the Guarantee and Collateral Agreement shall be subject to exceptions and limitations set forth in this Agreement and the Security Documents.

6.10                           Ratings.  Use commercially reasonable efforts to maintain with Moody’s and S&P public corporate family and a corporate credit rating for the Borrower.

6.11                           Designation of Subsidiaries.  The board of directors of the Borrower may at any time designate any Restricted Subsidiary as an Unrestricted Subsidiary or any Unrestricted Subsidiary as a Restricted Subsidiary; provided that (a) immediately before and after such designation, no Default shall have occurred and be continuing, (b) immediately after giving effect to such designation, the Borrower and the Restricted Subsidiaries shall be in compliance, on a Pro Forma Basis, with the covenants set forth in Section 7.1 (and, as a condition precedent to the effectiveness of any such designation, the Borrower shall deliver to the Administrative Agent a certificate setting forth in reasonable detail the calculations demonstrating such compliance) and (c) no Subsidiary in existence as of the Closing Date, after giving effect to the Transactions, may be designated as an Unrestricted Subsidiary.  The designation of any Restricted Subsidiary as an Unrestricted Subsidiary shall constitute an Investment by the Borrower or the relevant Restricted Subsidiary (as applicable) therein at the date of designation in an amount equal to the net book value of such Person’s (as applicable) investment therein (and such designation shall only be permitted to the extent such Investment is permitted under Section 7.1).  The designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall constitute the incurrence at the time of designation of any Indebtedness or Liens of such Subsidiary existing at such time.

6.12                           Post-Closing Covenant.  The Borrower shall take all such actions to deliver and/or execute the certificates or documents set forth on Schedule 6.12.

SECTION 7.                                NEGATIVE COVENANTS

Holdings and the Borrower hereby jointly and severally agree that, so long as the Commitments remain in effect, any Letter of Credit remains outstanding (unless the outstanding amount of the L/C Obligations related thereto has been cash collateralized or a backstop letter of credit satisfactory to the applicable Issuing Lender is in place) or any Loan or other amount is owing to any Lender or the Administrative Agent hereunder (other than (i) Specified Cash Management Obligations and Specified Swap Agreements and (ii) indemnities and other contingent liabilities that survive repayment of the Loans), each of Holdings and the Borrower shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly:

7.1                                 Financial Condition Covenants.  Until the earlier of (x) the Revolving Termination Date and (y) the date on which the Revolving Commitments are terminated in accordance with Section 2.9:

(a) Consolidated Leverage Ratio.  Permit the Consolidated Leverage Ratio as at the last day of any period of four consecutive fiscal quarters of the Borrower ending with any fiscal quarter set forth below to exceed the ratio set forth below opposite such fiscal quarter:

Fiscal Quarter	Consolidated Leverage Ratio
March 31, 2011	7.25:1.00
June 30, 2011	7.25:1.00
September 30, 2011	7.00:1.00
December 31, 2011	7.00:1.00
March 31, 2012	6.75:1.00
June 30, 2012	6.75:1.00
September 30, 2012	6.50:1.00
December 31, 2012	6.25:1.00
March 31, 2013	6.25:1.00
June 30, 2013	6.00:1.00
September 30, 2013	6.00:1.00
December 31, 2013	5.75:1.00
March 31, 2014	5.75:1.00
June 30, 2014	5.50:1.00
September 30, 2014	5.25:1.00
December 31, 2014	5.25:1.00
March 31, 2015	5.25:1.00
June 30, 2015	5.00:1.00
September 30, 2015	5.00:1.00

Fiscal Quarter	Consolidated Leverage Ratio
December 31, 2015	4.75:1.00
March 31, 2016	4.75:1.00
June 30, 2016	4.75:1.00
September 30, 2016	4.75:1.00

(b) Consolidated Interest Coverage Ratio.  Permit the Consolidated Interest Coverage Ratio for any period of four consecutive fiscal quarters of the Borrower ending with any fiscal quarter set forth below to be less than the ratio set forth below opposite such fiscal quarter:

Fiscal Quarter	Consolidated Interest Coverage Ratio
March 31, 2011	1.70:1.00
June 30, 2011	1.70:1.00
September 30, 2011	1.70:1.00
December 31, 2011	1.75:1.00
March 31, 2012	1.80:1.00
June 30, 2012	1.80:1.00
September 30, 2012	1.80:1.00
December 31, 2012	1.85:1.00
March 31, 2013	1.90:1.00
June 30, 2013	1.90:1.00
September 30, 2013	1.90:1.00
December 31, 2013	1.90:1.00
March 31, 2014	1.90:1.00
June 30, 2014	2.00:1.00
September 30, 2014	2.00:1.00
December 31, 2014	2.00:1.00
March 31, 2015	2.00:1.00
June 30, 2015	2.00:1.00
September 30, 2015	2.00:1.00
December 31, 2015	2.00:1.00
March 31, 2016	2.00:1.00
June 30, 2016	2.00:1.00
September 30, 2016	2.00:1.00

7.2                                 Indebtedness.  Create, issue, incur, assume, become liable in respect of or suffer to exist any Indebtedness, except:

(a) Indebtedness of any Loan Party pursuant to any Loan Documents;

(b) Indebtedness (i) outstanding on the date hereof and listed on Schedule 7.2(b) and any Permitted Refinancing thereof and (ii) intercompany Indebtedness outstanding on the date hereof;

(c) Guarantees in respect of Indebtedness of Holdings, the Borrower or any Restricted Subsidiary otherwise permitted hereunder and to the extent permitted as an Investment under Section 7.8 (other than Section 7.8(e)); provided that (A) no Guarantee by any Restricted Subsidiary of any Junior Financing shall be permitted unless such Restricted Subsidiary shall have also provided a Guarantee of the Obligations substantially on the terms set forth in the Guarantee and Collateral Agreement, and (B) if the Indebtedness being Guaranteed is subordinated to the Obligations, such Guarantee shall be subordinated to the Guarantee of the Obligations on terms at least as favorable to the Lenders as those contained in the subordination of such Indebtedness;

(d) Indebtedness of Holdings, the Borrower or any Restricted Subsidiary owing to Holdings, the Borrower or any other Restricted Subsidiary to the extent constituting an Investment permitted by Section 7.8(c);

(e) (i)                    Attributable Indebtedness and other Indebtedness (including Capital Lease Obligations) financing the acquisition, construction, repair, replacement, lease or improvement of fixed or capital assets; provided that such Indebtedness is incurred prior to or within two-hundred and seventy days after the applicable acquisition, construction, repair, replacement or improvement, (ii) Attributable Indebtedness arising out of sale-leaseback transactions permitted by Section 7.5(f) and (iii) any Permitted Refinancing of any Indebtedness set forth in the immediately preceding clauses (i) and (ii); provided, further, that the aggregate principal amount of all Indebtedness incurred pursuant to this clause (e) shall not exceed the greater of (x) $25,000,000 and (y) 17.5% of Consolidated Net Total Assets (calculated at the time of such incurrence on a pro forma basis), in each case at any time outstanding;

(f) Indebtedness in respect of Swap Agreements designed to hedge against interest rates, foreign exchange rates or commodities pricing risks incurred in the ordinary course of business and not for speculative purposes;

(g) Indebtedness assumed in connection with any Permitted Acquisition and any Permitted Refinancing thereof; provided that such Indebtedness is not incurred in contemplation of such Permitted Acquisition and so long as both immediately prior and after giving effect thereto, (i) no Event of Default shall exist or result therefrom and (ii) the Borrower and the Restricted Subsidiaries will be in Pro Forma Compliance with the covenants set forth in Section 7.1; provided that the aggregate principal amount of all Indebtedness incurred pursuant to this clause (g) shall not exceed $25,000,000 at any time outstanding;

(h) Indebtedness incurred to finance a Permitted Acquisition and any Permitted Refinancing thereof; provided such Indebtedness and all Indebtedness resulting from any Permitted Refinancing thereof (i) is unsecured, (ii) both immediately prior and after giving effect thereto, (A) no Event of Default shall exist or result therefrom and (B) the Borrower and the Restricted Subsidiaries will be in Pro Forma Compliance with the covenants set forth in Section 7.1, (iii) matures after, and does not require any scheduled amortization or other scheduled payments of principal prior to, the Term Loan Maturity Date, and (iv) has other terms and conditions that are market terms on the date of incurrence (as determined in good faith by the Borrower); provided, further, the aggregate principal amount of all Indebtedness incurred pursuant to this clause (h) shall not exceed $175,000,000 at any time outstanding

(i) Indebtedness representing deferred compensation to employees of Holdings, the Borrower or any of its Restricted Subsidiaries incurred in the ordinary course of business;

(j) Indebtedness consisting of promissory notes issued by Holdings, the Borrower or any of its Restricted Subsidiaries to current or former officers, directors, employees and consultants, their respective estates, heirs, permitted transferees, spouses or former spouses to finance the purchase or redemption of Capital Stock of Holdings or any direct or indirect parent thereof permitted by Section 7.6(c);

(k) Indebtedness incurred by Holdings, the Borrower or any of its Restricted Subsidiaries in a Permitted Acquisition, any other Investment expressly permitted hereunder or any Disposition, in each case, solely to the extent constituting indemnification obligations or obligations in respect of purchase price (including earnouts, to the extent constituting Indebtedness) or other similar adjustments;

(l) Indebtedness consisting of obligations of Holdings, the Borrower or any of its Restricted Subsidiaries under deferred employee compensation or other similar arrangements incurred by such Person in connection with the Transactions and Permitted Acquisitions or any other Investment permitted hereunder;

(m) Cash Management Obligations and other Indebtedness in respect of netting services, overdraft protections and similar arrangements in each case in connection with deposit accounts;

(n) Indebtedness consisting of (i) the financing of insurance premiums or (ii) take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business;

(o) Indebtedness incurred by the Borrower or any of its Restricted Subsidiaries in respect of letters of credit, bank guarantees, bankers’ acceptances or similar instruments issued or created in the ordinary course of business, including in respect of workers compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other Indebtedness with respect to reimbursement-type obligations regarding workers compensation claims; provided that any reimbursement obligations in respect thereof are reimbursed within thirty days following the incurrence thereof;

(p) obligations in respect of performance, bid, stay, custom, appeal and surety bonds and other obligations of a like nature and performance and completion guarantees and similar obligations provided by the Borrower or any of its Restricted Subsidiaries or obligations in respect of letters of credit, bank guarantees or similar instruments related thereto, in each case in the ordinary course of business or consistent with past practice;

(q) Indebtedness of the Borrower or any of its Restricted Subsidiaries in an aggregate principal amount (for the Borrower and all Restricted Subsidiaries) not to exceed $50,000,000 at any time outstanding;

(r) (i) Indebtedness of the Borrower in respect of the Senior Unsecured Notes and (ii) Guarantee Obligations of Holdings and any Subsidiary Guarantor in respect of such Indebtedness, and any Permitted Refinancing of the foregoing;

(s) Indebtedness of Foreign Subsidiaries constituting foreign working capital facilities in an aggregate principal amount not to exceed the greater of (x) $10,000,000 and (y) 5.0% of Consolidated Net Total Assets (calculated at the time of such incurrence on a pro forma basis), at any time outstanding;

(t) unsecured Indebtedness of Borrower and its Restricted Subsidiaries; provided, that (i) both immediately prior and after giving effect thereto, (A) no Event of Default shall exist or result therefrom and (B) the Consolidated Interest Coverage Ratio calculated on a Pro Forma Basis would be at least 2.00:1.00 (as if such Indebtedness had been incurred on the first day of the most recently completed period of four consecutive fiscal quarters of the Borrower and its consolidated Subsidiaries ending on or prior to such date), (ii) such Indebtedness matures after, and does not require any scheduled amortization or other scheduled payments of principal prior to, the Term Loan Maturity Date, and (iii) such Indebtedness has other terms and conditions that are market terms on the date of incurrence (as determined in good faith by the Borrower); and

(u) all premiums (if any), interest (including post-petition interest), fees, expenses, charges and additional or contingent interest on obligations described in clauses (a) through (t) above.

7.3                                 Liens.  Create, incur, assume or suffer to exist any Lien upon any of its property, whether now owned or hereafter acquired, except:

(a) Liens created pursuant to the Security Documents;

(b) Liens existing on the date hereof; provided that any Lien securing Indebtedness in excess of (x) $2,500,000 individually or (y) $5,000,000 in the aggregate (when taken together with all other Liens securing obligations outstanding in reliance on this clause (b) that are not listed on Schedule 7.3(b)) shall only be permitted to the extent such Lien is listed on Schedule 7.3(b) and any modifications, replacements, renewals, refinancings or extensions thereof; provided, further, that (i) the Lien does not extend to any additional property other than (A) after-acquired property that is affixed or incorporated into the property covered by such Lien, and (B) proceeds and products thereof, and (ii) the replacement, renewal, extension or refinancing of the obligations secured or benefited by such Liens, which to the extent constituting Indebtedness is not prohibited by Section 7.2;

(c) Liens for taxes, assessments or governmental charges which (i) are not overdue for a period of more than any applicable grace period related thereto, (ii) are being paid in accordance with any applicable tax payment plan, (iii) are being contested in good faith and by appropriate actions diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP to the extent required by GAAP or (iv) are for immaterial amounts;

(d) statutory or common law Liens of landlords, carriers, warehousemen, mechanics, materialmen, repairmen, construction contractors or other like Liens arising in the ordinary course of business that secure amounts not overdue for a period of more than thirty days, or if more than thirty days overdue, are unfiled and no other action has been taken to enforce such Lien or which are being contested in good faith and by appropriate actions, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP, to the extent required by GAAP, except in each case if such Liens do not individually or in the aggregate have a Material Adverse Effect;

(e) (i) pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance, deferred compensation arrangements and supplemental retirement plans and other social security legislation and (ii) pledges and deposits in the ordinary course of business securing liability for reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance to Holdings, the Borrower or any of its Restricted Subsidiaries;

(f) pledges or deposits to secure the performance of bids, trade contracts, governmental contracts and leases (other than Indebtedness for borrowed money), statutory obligations, surety, stay, customs and appeal bonds, performance bonds, public or private utilities and other obligations of a like nature (including (i) those to secure health, safety and environmental obligations and (ii) letters of credit and bank guarantees required or requested by any Governmental Authority and/or utility) incurred in the ordinary course of business;

(g) easements, rights-of-way, restrictions, encroachments, licenses, protrusions and other similar charges or encumbrances and minor title defects or minor irregularities affecting real property that do not, in the aggregate materially interfere with the ordinary conduct of the business of Holdings, the Borrower and its Material Subsidiaries, taken as a whole;

(h) Liens securing judgments for the payment of money not constituting an Event of Default under Section 8.1(h);

(i) Liens securing Indebtedness permitted under Section 7.2(e); provided that (i) such Liens attach before, concurrently with or within two-hundred and seventy days after the acquisition, repair, replacement, construction, lease or improvement (as applicable) of the property subject to such Liens (including reconstruction, refurbishment, renovation and development of real property), (ii) such Liens do not at any time encumber any property except for accessions to such property other than the property financed by such Indebtedness except for replacements, additions and accessions to such property and the proceeds and the products thereof and customary security deposits and (iii) with respect to Capital Lease Obligations, such Liens do not at any time extend to or cover any assets (except for replacements, additions and accessions to such assets) other than the assets subject to such Capital Lease Obligations and the proceeds and products thereof and customary security deposits; provided, further, that individual financings of equipment provided by one lender may be cross collateralized to other financings of equipment provided by such lender and Liens securing any Permitted Refinancing of Indebtedness under Section 7.2(e) do not extend to any property that was not subject to the Lien securing the Indebtedness being refinanced (other than Liens otherwise permitted by this Section 7.3);

(j) leases, licenses, subleases or sublicenses in each case, granted to others in the ordinary course of business (including Intellectual Property Licenses) that do not have an adverse impact in any material respect on the business of Holdings, the Borrower and its Material Subsidiaries, taken as a whole, or secure any Indebtedness;

(k) Liens (i) in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business or (ii) on specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances or letters of credit issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods in the ordinary course of business;

(l) Liens (i) of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection and (ii) in favor of a banking or other financial institution arising as a matter of law or under customary general terms and conditions encumbering deposits, pooled deposits, sweep accounts or other funds maintained with a financial institution (including the right of set-off) and which are within the general parameters customary in the banking industry or arising pursuant to such banking institutions general terms and conditions;

(m) Liens (i) on cash advances in favor of the seller of any property to be acquired in an Investment permitted pursuant to Section 7.8(i), (n) or (o) to be applied against the purchase price for such Investment, and (ii) consisting of an agreement to Dispose of any property in a Disposition permitted under Section 7.5, in each case, solely to the extent such Investment or Disposition, as the case may be, would have been permitted on the date of the creation of such Lien;

(n) Liens on property of any Foreign Subsidiary that does not constitute Collateral, which Liens secure Indebtedness of such Foreign Subsidiary permitted under Section 7.2;

(o) Liens in favor of (i) any Loan Party or (ii) Holdings, the Borrower or a Restricted Subsidiary securing Indebtedness permitted under Section 7.2(d);

(p) Liens existing on property at the time of its acquisition or existing on the property of any Person at the time such Person becomes a Restricted Subsidiary (other than by designation as a

Restricted Subsidiary pursuant to Section 6.11), in each case after the date hereof and the replacement, modification, extension or renewal of any Lien permitted by this clause (p) upon or in the same property previously subject thereto in connection with the replacement, modification, extension or renewal of the Indebtedness secured thereby; provided that such Lien was not created in contemplation of such acquisition or such Person becoming a Restricted Subsidiary, (ii) such Lien does not extend to or cover any other assets or property (other than (A) the proceeds or products thereof, (B) after-acquired property that is affixed or incorporated into the property covered by such Lien, (C) any other Lien otherwise permissible by another clause of this Section 7.3 and (D) after-acquired property subject to a Lien securing Indebtedness and other obligations incurred prior to such time and which Indebtedness and other obligations are permitted hereunder that require, pursuant to their terms at such time, a pledge of after-acquired property, it being understood that such requirement shall not be permitted to apply to any property to which such requirement would not have applied but for such acquisition), and (iii) the Indebtedness secured thereby is permitted under Section 7.2(e), (g), (h) or (k) (to the extent constituting Indebtedness);

(q) any interest or title of a lessor, sublessor, licensor or sublicensor under leases (other than leases constituting Capital Lease Obligations), subleases, licenses or sublicenses entered into by Holdings, the Borrower or any of its Restricted Subsidiaries in the ordinary course of business and Liens arising from precautionary Uniform Commercial Code financing statement filings or similar filings;

(r) Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale of goods entered into by Holdings, the Borrower or any of its Restricted Subsidiaries in the ordinary course of business permitted by this Agreement;

(s) Liens encumbering reasonable and customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes;

(t) Liens that are contractual rights of set-off or rights of pledge (i) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposit or sweep accounts of Holdings, the Borrower or any Restricted Subsidiary to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of Holdings, the Borrower and the Restricted Subsidiaries or (iii) relating to purchase orders and other agreements entered into with customers of Holdings, the Borrower or any Restricted Subsidiary in the ordinary course of business;

(u) Liens solely on any cash earnest money deposits made by Holdings, the Borrower or any of its Restricted Subsidiaries in connection with any letter of intent or purchase agreement permitted hereunder;

(v) Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto;

(w) Liens deemed to exist in connection with Investments in repurchase agreements under Section 7.8; provided that such Liens do not extend to any assets other than those that are the subject of such repurchase agreement;

(x) ground leases in respect of real property on which facilities owned or leased by Holdings, the Borrower or any of its Restricted Subsidiaries are located;

(y) (i) zoning, building, entitlement and other land use regulations by Governmental Authorities with which the normal operation of the business complies, and (ii) any zoning or similar law or right reserved to or vested in any Governmental Authority to control or regulate the use of any real property that does not materially interfere with the ordinary conduct of the business of Holdings, the Borrower and its Restricted Subsidiaries, taken as a whole;

(z) Liens on property subject to any sale-leaseback transaction permitted hereunder and general intangibles related thereto; and

(aa) Liens not otherwise permitted pursuant to the preceding clauses (a) through (z) so long as same do not secure obligations (including Indebtedness) in excess of $25,000,000 in the aggregate at any time outstanding for the Borrower and its Restricted Subsidiaries on a consolidated basis.

7.4           Fundamental Changes.  Enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or Dispose of all or substantially all of its property or business, except that:

(a) any Restricted Subsidiary of the Borrower may be merged or consolidated with or into the Borrower (provided that the Borrower shall be the continuing or surviving corporation) or with or into one or more other Restricted Subsidiaries; provided that when any Person that is a Loan Party is merging with a Restricted Subsidiary, a Loan Party shall be the continuing or surviving Person;

(b) (i) any Subsidiary that is not a Loan Party may merge, amalgamate or consolidate with or into any other Subsidiary that is not a Loan Party and (ii) any Subsidiary may liquidate or dissolve or the Borrower or any Subsidiary may change its legal form if the Borrower determines in good faith that such action is in the best interest of the Borrower and its Subsidiaries and if not materially disadvantageous to the Lenders (it being understood that in the case of any change in legal form, a Subsidiary that is a Guarantor will remain a Guarantor unless such Guarantor is otherwise permitted to cease being a Guarantor hereunder);

(c) any Restricted Subsidiary of the Borrower may Dispose of any or all of its assets (i) to the Borrower or to another Restricted Subsidiary (upon voluntary liquidation or otherwise); provided that if the transferor in such a transaction is a Guarantor, then (A) the transferee must be a Guarantor or the Borrower or (B) to the extent constituting an Investment, such Investment must be a permitted Investment in or Indebtedness of a Restricted Subsidiary which is not a Loan Party in accordance with Sections 7.8 and 7.2, respectively, or (ii) pursuant to a Disposition permitted by Section 7.5;

(d) so long as no Default or Event of Default exists or would result therefrom, the Borrower may merge with any other Person; provided that (i) the Borrower shall be the continuing or surviving corporation or (ii) if the Person formed by or surviving any such merger or consolidation is not the Borrower (any such Person, the “Successor Company”), (A) the Successor Company shall be an entity organized or existing under the laws of the United States, any state thereof, the District of Columbia or any territory thereof, (B) the Successor Company shall expressly assume all the obligations of the Borrower under this Agreement and the other Loan Documents to which the Borrower is a party pursuant to a supplement hereto or thereto in form reasonably satisfactory to the Administrative Agent, (C) each Guarantor, unless it is the other party to such merger or consolidation, shall have confirmed that its Guarantee Obligation shall apply to the Successor Company’s obligations under the Loan Documents, (D) each Guarantor, unless it is the other party to such merger or consolidation, shall have by a supplement to the applicable Security Documents confirmed that its obligations thereunder shall apply to the Successor Company’s obligations under the Loan Documents, (E) if reasonably requested by the Administrative Agent, each mortgagor of a Mortgaged Property, unless it is the other party to such merger or consolidation, shall have by an amendment to or restatement of the applicable Mortgage (or other instrument reasonably satisfactory to the Administrative Agent) confirmed that its obligations thereunder shall apply to the Successor Company’s obligations under the Loan Documents, and (F) the Borrower shall have delivered to the Administrative Agent a certificate of a Responsible Officer and an opinion of counsel, each stating that such merger or consolidation and such supplement to this Agreement or any Security Document comply with this Agreement; provided, further, that if the foregoing are satisfied, the Successor Company will succeed to, and be substituted for, the Borrower under this Agreement;

(e) any Investment expressly permitted by Section 7.8 may be structured as a merger, consolidation or amalgamation

(f) Holdings, the Borrower and the Restricted Subsidiaries may consummate the Acquisition and the other Transactions; and

(g) any Immaterial Subsidiary may liquidate, wind-up or dissolve itself through any legal process.

7.5           Disposition of Property.  Dispose of any of its property, whether now owned or hereafter acquired, or, in the case of any Restricted Subsidiary, issue or sell any shares of such Restricted Subsidiary’s Capital Stock to any Person, except:

(a) Dispositions of obsolete, surplus or worn out property, whether now owned or hereafter acquired, in the ordinary course of business;

(b) Dispositions of inventory, goods held for sale in the ordinary course of business and immaterial assets (including allowing any registrations or any applications for registration of any immaterial Intellectual Property that is no longer necessary to the conduct of the business to lapse or go abandoned) in the ordinary course of business;

(c) Dispositions of property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Disposition are promptly applied to the purchase price of such replacement property;

(d) Dispositions of property to the Borrower or to a Restricted Subsidiary; provided that if the transferor of such property is a Guarantor or the Borrower (i) the transferee thereof must either be the Borrower or a Guarantor, (ii) to the extent such transaction constitutes an Investment, such transaction is permitted under Sections 7.8(c), (n) and (o), or (iii) to the extent constituting a Disposition to a Subsidiary that is not a Loan Party, such Disposition is for fair value and any promissory note or other non-cash consideration received in respect thereof is a permitted investment in a Subsidiary that is not a Loan Party in accordance with Section 7.8;

(e) to the extent constituting Dispositions, mergers, consolidations and liquidations permitted by Section 7.4, Restricted Payments permitted by Section 7.6, Liens permitted by Section 7.3, Investments permitted by Section 7.8 and payments of Indebtedness permitted by Section 7.9;

(f) Dispositions of property pursuant to sale-leaseback transactions; provided that the fair market value of all property so Disposed of shall not exceed $5,000,000 in the aggregate;

(g) Dispositions of cash and Cash Equivalents;

(h) leases, subleases, licenses or sublicenses (including the provision of software or the licensing of other Intellectual Property rights), in each case in the ordinary course of business that do not have a material adverse impact on the business of Holdings, the Borrower and its Material Subsidiaries, taken as a whole;

(i) transfers of property subject to Casualty Events;

(j) Dispositions of property not otherwise permitted under this Section 7.5; provided that (i) at the time of such Disposition (other than any such Disposition made pursuant to a legally binding commitment entered into at a time when no Event of Default exists), no Event of Default shall exist or would result from such Disposition, (ii) the aggregate fair market value of all property Disposed of in reliance on this clause (j) shall not exceed $5,000,000 in any fiscal year of the Borrower and (iii) with respect to any Disposition pursuant to this clause (j) for a purchase price in excess of $1,000,000, the Borrower or a Restricted Subsidiary shall receive not less than 75% of such consideration in the form of cash or Cash Equivalents (in each case, free and clear of all Liens at the time received, other than nonconsensual Liens permitted by Section 7.3 and Liens permitted by Section 7.3(a), (l), (o) and (s) and clauses (i) and (ii) of Section 7.3(t)); provided, however, that for the purposes of this clause (j)(iii), the following shall be deemed to be cash: (A) any liabilities (as shown on the Borrower’s most recent balance sheet provided hereunder or in the footnotes thereto) of the Borrower or such Restricted Subsidiary associated with the assets or Restricted Subsidiary sold in such Disposition that are assumed by the transferee with respect to the applicable Disposition and for which the Borrower and all of its Restricted Subsidiaries shall have been validly released by all applicable creditors in writing, (B) any securities received by Holdings, the Borrower or the applicable Restricted Subsidiary from such transferee that are converted by Holdings, the Borrower or such Restricted Subsidiary into cash or Cash Equivalents (to the extent of the cash or Cash Equivalents received) within one-hundred and eighty days following the closing of the applicable Disposition, (C) aggregate non-cash consideration received by Holdings or the applicable Restricted Subsidiary having an aggregate fair market value (determined as of the closing of the applicable Disposition for which such non-cash consideration is received) not to exceed $1,000,000 at any time (net of any non-cash consideration converted into cash and Cash Equivalents), and (D) services received by Holdings, the Borrower or its Restricted Subsidiaries from such purchaser;

(k) Dispositions of Investments in joint ventures to the extent required by, or made pursuant to customary buy/sell arrangements between, the joint venture parties set forth in joint venture arrangements and similar binding arrangements;

(l) any swap of assets in exchange for services or other assets in the ordinary course of business of comparable or greater value or usefulness to the business of Holdings, the Borrower and its Restricted Subsidiaries as a whole, as determined in good faith by the management of the Borrower;

(m) as part of or in connection with the Transactions;

(n) the unwinding of any Swap Agreement in accordance with its terms;

(o) terminations of leases, subleases, licenses and sublicenses in the ordinary course of business;

(p)  sales of non-core assets acquired in connection with Permitted Acquisitions or other Investments; provided that the aggregate amount of such sales shall not exceed 25% of the fair market value of the acquired entity or business;

(q) Dispositions or discounts without recourse of accounts receivable in connection with the compromise or collection thereof and not as part of a financing transaction; and

(r) Dispositions of accounts receivable of Foreign Subsidiaries pursuant to factoring arrangements that would otherwise be permitted to be incurred hereunder as Indebtedness of such Foreign Subsidiary pursuant to Section 7.2(s);

provided that any Disposition of any property pursuant to Section 7.5(f), (j) or (p), shall be for no less than the fair market value of such property at the time of such Disposition.  To the extent any Collateral is Disposed of as expressly permitted by this Section 7.5 to any Person other than Holdings, the Borrower or any Restricted Subsidiary, such Collateral shall be sold free and clear of the Liens created by the Loan Documents (including the assets of any Subsidiary when the Capital Stock of such Subsidiary is being Disposed of as permitted hereunder), and, if requested by the Administrative Agent, upon certification by the Borrower that such Disposition is permitted by this Agreement, the Administrative Agent shall be authorized to take, and shall at the request of the Borrower take, any actions deemed appropriate in order to effect the foregoing.

7.6           Restricted Payments.  Make, directly or indirectly, any Restricted Payment, except that:

(a) each Restricted Subsidiary may make Restricted Payments to the Borrower and to any other owner of its Capital Stock (based on the relative ownership interests of the relevant class of Capital Stock);

(b) Holdings, the Borrower and each Restricted Subsidiary may declare and make dividend payments or other distributions payable solely in the Capital Stock (other than Disqualified Capital Stock not otherwise permitted by Section 7.3) of such Person;

(c) repurchases of Capital Stock in Holdings, the Borrower or any Restricted Subsidiary deemed to occur upon exercise of stock options or warrants if such Capital Stock represent a portion of the exercise price of such options or warrants;

(d) so long as (i) no Event of Default shall have occurred and be continuing or would result therefrom and (ii) the aggregate amount of cash payments made pursuant to this clause (d) does not exceed $5,000,000 in any fiscal year of the Borrower, Restricted Payments to Holdings (or any direct or indirect parent thereof) to permit Holdings (or any direct or indirect parent thereof) to (A) repurchase, retire or otherwise acquire or retire for value Capital Stock issued by Holdings (or any direct or indirect parent thereof) to any future, present or former employee, officer, director or consultant of Holdings or any of its Subsidiaries or (B) make payments of principal or interest on promissory notes that were issued in lieu of cash payments for the repurchase, retirement or other acquisition or retirement for value of such Capital Stock, in each case pursuant to any employee or director equity plan, employee, officer or director stock option plan or any other employee or director benefit plan or any agreement (including any stock subscription or shareholder agreement) with any employee, director or consultant of Holdings or any of its Subsidiaries; provided that any cancellation of Indebtedness owing to the Borrower in connection with and as consideration for a repurchase of Capital Stock of Holdings shall not be deemed to constitute a Restricted Payment for the purposes of this clause (d);

(e) the Borrower and its Restricted Subsidiaries may make Restricted Payments to Holdings (and, in the case of clauses (i), (ii), (iii) and (vi) below, Holdings may make Restricted Payments to any direct or indirect parent of Holdings):

(i) the proceeds of which will be used to pay Taxes (or to make payments to allow any direct or indirect parent of Holdings to pay Taxes provided that such parent is a member of the Borrower’s consolidated group for United States tax purposes) to the extent such Taxes are directly attributable to the income of Holdings, the Borrower and its Restricted Subsidiaries and, to the extent of the amount actually received from the Unrestricted Subsidiaries, in amounts required to pay such taxes to the extent directly attributable to the income of the Unrestricted Subsidiaries; provided that Restricted Payments made pursuant to this clause (e)(i) shall only be made to the extent that the liability of the equity owner receiving payment under this clause (e)(i) for such Taxes exceeds the amount of distributions received by such equity owner, other than any distributions received by such equity owner pursuant to other provisions of this Section 7.6;

(ii) the proceeds of which shall be used by Holdings (and/or any direct or indirect parent of Holdings) to pay its operating expenses and other corporate overhead costs and expenses (including administrative, legal, accounting and similar expenses provided by third parties), in each case, that are incurred in the ordinary course of business and that are directly attributable to the ownership or operations of Holdings, the Borrower and its Restricted Subsidiaries and any indemnification claims made by directors or officers of Holdings (or such parent) directly attributable to the ownership or operations of Holdings, the Borrower and its Restricted Subsidiaries;

(iii) the proceeds of which shall be used to pay Transaction Expenses;

(iv) the proceeds of which shall be used by Holdings to pay franchise taxes and other fees, taxes and expenses required to maintain its corporate existence;

(v) to finance any Investment permitted to be made pursuant to Section 7.8(i), (n) or (o); provided that (A) such Restricted Payment shall be made substantially concurrently with the closing of such Investment and (B) Holdings shall, immediately following the closing thereof, cause (1) all property acquired (whether assets or Capital Stock) to be contributed to the Borrower or its Restricted Subsidiaries or (2) the merger (to the extent permitted in Section 7.4) of the Person formed or acquired into the Borrower or its Restricted Subsidiaries in order to consummate such Permitted Acquisition or other Investment, in each case, in accordance with the requirements of Section 6.9;

(vi) the proceeds of which shall be used to pay customary salary, bonus and other benefits payable to officers and employees of Holdings (or any direct or indirect parent of Holdings) or any director of such Person to the extent such salaries, bonuses and other benefits are directly attributable to the ownership or operation of the Borrower and the Restricted Subsidiaries; and

(vii) the proceeds of which shall be used by Holdings to pay fees and expenses (other than to Affiliates) related to any unsuccessful equity or debt offering permitted by this Agreement; and

(f) so long as no Event of Default shall have occurred and be continuing or would result therefrom, the Borrower may make additional Restricted Payments to Holdings the proceeds of which may be utilized by Holdings to make additional Restricted Payments, (x) in an aggregate amount, together with the aggregate amount of loans and advances to Holdings made pursuant to Section 7.8(m) in lieu of Restricted Payments permitted by this clause (f), not to exceed $25,000,000 if at the time of and after giving effect to such Restricted Payment, the Consolidated Leverage Ratio shall be less than 4.00 to 1.00 and (y) if at the time of and after giving effect to such Restricted Payment, the Consolidated Leverage

Ratio shall be less than 3.00 to 1.00, in an additional amount not to exceed the portion, if any, of the Cumulative Growth Amount immediately prior to the time of the making of such Restricted Payment.

7.7           Capital Expenditures.

(a) Make any Capital Expenditure except for Capital Expenditures not exceeding $5,000,000 in the aggregate for the Borrower and the Restricted Subsidiaries on a consolidated basis during each fiscal year of the Borrower.

(b) Notwithstanding anything to the contrary contained in clause (a) above, (A) Capital Expenditures on new systems or required to be incurred pursuant to the Acquisition Agreement shall not be subject to the limitation set forth above; provided, that (i) the aggregate amount excluded pursuant to this clause (A) shall not exceed $17,500,000 and (ii) such excluded expenditures must be made during the twenty-four month period following the Closing Date and (B) to the extent that the aggregate amount of Capital Expenditures made by the Borrower and the Restricted Subsidiaries in any fiscal year is less than the maximum amount of Capital Expenditures permitted by this Section 7.7 with respect to such fiscal year, the amount of such difference may be carried forward and used to make additional Capital Expenditures in the immediately succeeding fiscal year; provided, that Capital Expenditures made pursuant to this Section during any fiscal year shall be deemed made, first, in respect of amounts permitted for such fiscal year as provided above, and, second, in respect of amounts carried over from the prior fiscal year pursuant to this clause (b).

(c) In addition to the Capital Expenditures permitted pursuant to the preceding clauses (a) and (b) of this Section 7.7, the Borrower and its Restricted Subsidiaries may make additional Capital Expenditures at any time in an amount not to exceed the Cumulative Growth Amount immediately prior to the time of the making of such Capital Expenditure.

7.8           Investments.  Make any Investment, except:

(a) Investments by Holdings, the Borrower or a Restricted Subsidiary in cash or assets that were Cash Equivalents when such Investment was made;

(b) loans or advances to officers, directors, employees and consultants of Holdings (or any direct or indirect parent thereof), the Borrower and the Restricted Subsidiaries (i) for reasonable and customary business-related travel, entertainment, relocation and analogous ordinary business purposes, (ii) in connection with such Person’s purchase of Capital Stock of Holdings (or any direct or indirect parent thereof) and (iii) for purposes not described in the foregoing clauses (i) and (ii), in an aggregate principal amount not to exceed $2,000,000 in the aggregate at any one time outstanding;

(c) Investments (i) by a Loan Party in any other Loan Party, (ii) by any Restricted Subsidiary that is not a Loan Party in any other Restricted Subsidiary that is also not a Loan Party, (iii) by the Borrower or any other Loan Party in any Subsidiary that is not a Loan Party; provided that the aggregate amount of such Investments in Subsidiaries that are not Loan Parties under clause (iii) above (together with the aggregate consideration paid in respect of Permitted Acquisitions of assets that are not (or do not become) owned by a Loan Party or of Capital Stock of Persons that do not become Loan Parties pursuant to Section 7.8(i)(ii)) shall not exceed $50,000,000;

(d) Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors and other credits to suppliers in the ordinary course of business;

(e) Investments consisting of Liens, Indebtedness, fundamental changes, Dispositions and Restricted Payments permitted under Sections 7.2, 7.3, 7.4, 7.5 and 7.6, respectively;

(f) Investments (i) existing or contemplated on the date hereof and set forth on Schedule 7.8(f) and any modification, replacement, renewal, reinvestment or extension thereof and (ii) Investments existing on the date hereof by the Borrower or any Restricted Subsidiary in the Borrower or any other Restricted Subsidiary and any modification, exchange in kind, renewal or extension thereof and any reinvestment of amounts returned or distributed to the Borrower or Restricted Subsidiary that originally made such Investment; provided that the amount of the original Investment under this clause (f) is not increased except by the terms of such Investment as of the date hereof or as otherwise permitted by this Section 7.8;

(g) Investments in Swap Agreements permitted under Section 7.2;

(h) (i) promissory notes and other noncash consideration received in connection with Dispositions permitted by Section 7.5 and (ii) Investments received solely from (A) equity contributions to Holdings (which in turn are contributed by Holdings to the Borrower) from its shareholder or shareholders and (B) distributions to the Borrower and the Restricted Subsidiaries from Persons that are not Restricted Subsidiaries;

(i) the purchase or other acquisition of property and assets or businesses of any Person or of assets constituting a business unit, a line of business or division of such Person, or Capital stock in a Person that, upon the consummation thereof, will be a Wholly Owned Subsidiary of the Borrower (including as a result of a merger or consolidation); provided that with respect to each purchase or other acquisition made pursuant to this Section 7.8(i) (each, a “Permitted Acquisition”):

(i) to the extent required by Section 6.9 and subject to clause (ii) below, the property, assets and businesses acquired in such purchase or other acquisition shall constitute Collateral and each applicable Loan Party and any such newly created or acquired Subsidiary, other than an Unrestricted Subsidiary, (and, to the extent required pursuant to Section 6.9, the Domestic Subsidiaries of such created or acquired Subsidiary) shall become a Guarantor in accordance with the requirements of Section 6.9, within the times specified therein;

(ii) the aggregate amount of such Investments by Loan Parties in assets that are not (or do not become) owned by a Loan Party or in Capital Stock of Persons that do not become Loan Parties (together with the aggregate amount of Investments made in Subsidiaries that are not Loan Parties pursuant to Section 7.8(c)(iii)) shall not exceed $50,000,000; and

(iii) (A) immediately before and immediately after giving pro forma effect to any such purchase or other acquisition, no Event of Default shall have occurred and be continuing, (B) immediately after giving effect to such purchase or other acquisition, the Borrower and the Restricted Subsidiaries shall be in Pro Forma Compliance with the covenants set forth in Section 7.1 (for the avoidance of doubt, the requirement in this subclause (B) shall only apply until the earlier of (x) the Revolving Termination Date and (y) the date on which the Revolving Commitments are terminated in accordance with Section 2.9), and (C) the Borrower shall have delivered to the Administrative Agent a certificate from a Responsible Officer of the Borrower demonstrating such compliance calculation in reasonable detail;

(j) the Transactions and Investments made in connection with the Transactions;

(k) Investments in the ordinary course of business consisting of Article 3 of the Uniform Commercial Code endorsements for collection or deposit and Article 4 of the Uniform Commercial Code customary trade arrangements with customers consistent with past practices;

(l) Investments (including debt obligations and Capital Stock) received in connection with the bankruptcy or reorganization of suppliers and customers or in settlement of delinquent obligations of, or other disputes with, customers and suppliers arising in the ordinary course of business or upon the foreclosure with respect to any secured Investment or other transfer of title with respect to any secured Investment;

(m)          loans and advances to Holdings in lieu of, and not in excess of the amount of (after giving effect to any other loans, advances or Restricted Payments in respect thereof), Restricted Payments to the extent permitted to be made to Holdings (or such parent) in accordance with Sections 7.6(e) or (f);

(n) so long as immediately after giving effect to any such Investment, no Event of Default has occurred and is continuing, other Investments that do not exceed in the aggregate the greater of (x) $10,000,000 and (y) 7.5% of Consolidated Net Total Assets (calculated at the time of such Investment, on a pro forma basis, with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value) in respect of such Investments;

(o) so long as immediately after giving effect to any such Investment, no Default or Event of Default has occurred and is continuing, and the Borrower and the Restricted Subsidiaries will be in Pro Forma Compliance with the covenants set forth in Section 7.1, other Investments in an amount not to exceed the Cumulative Growth Amount immediately prior to the time of the making of any Investment;

(p) advances of payroll payments to employees in the ordinary course of business;

(q) Investments to the extent that payment for such Investments is made solely with Capital Stock (other than Disqualified Capital Stock and any Permitted Equity Issuances made pursuant to Section 8.2) of Holdings (or any direct or indirect parent thereof);

(r) Investments of a Restricted Subsidiary acquired after the Closing Date or of a Person merged into the Borrower or merged or consolidated with a Restricted Subsidiary in accordance with Section 7.4 after the Closing Date (other than existing Investments in subsidiaries of such Subsidiary or Person, which must comply with the requirements of Section 7.8(i) or 7.8(n)) to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger or consolidation and were in existence on the date of such acquisition, merger or consolidation;

(s) Guarantees by Holdings, the Borrower or any Restricted Subsidiary entered into in the ordinary course of business of leases (other than Capital Lease Obligations) or of other obligations that do not constitute Indebtedness of (i) Holdings, the Borrower or any other Restricted Subsidiary or (ii) any other Person so long as, with respect to this clause (ii), the aggregate amount Guaranteed is not in excess of $5,000,000 at any time outstanding;

(t) Investments in joint ventures and purchases of minority interests in non-wholly-owned Subsidiaries that do not exceed in the aggregate (for all such Investments made pursuant to this clause (t)) $10,000,000;

(u) Investments consisting of licensing of Intellectual Property pursuant to joint marketing arrangements with other Persons so long as such licensing arrangements do not limit the Administrative Agent’s security interest (if any) in the Intellectual Property so licensed;

(v) Investments consisting of cash earnest money deposits in connection with any letter of intent or purchase agreement in connection with an acquisition or other Investment permitted hereunder; and

(w) Investments in the nature of pledges or deposits with respect to the leases or utilities provided to third parties in the ordinary course of business;

provided that no Investment in an Unrestricted Subsidiary that would otherwise be permitted under this Section 7.8 shall be permitted hereunder to the extent that any portion of such Investment is used to make any prepayments, redemptions, purchases, defeasances and other payments in respect of Junior Financings not otherwise permitted under Section 7.9.

7.9           Optional Payments and Modifications of Certain Debt Instruments.

(a) Make or offer to make any optional or voluntary payment, prepayment, repurchase or redemption of or otherwise optionally or voluntarily defease or segregate funds with respect to any Indebtedness that is subordinated in right of payment to the Obligations (“Junior Financing”), except (i) the refinancing thereof with the Net Cash Proceeds of any Indebtedness (to the extent such Indebtedness constitutes a Permitted Refinancing), (ii) the conversion of any Junior Financing to Capital Stock (other than Disqualified Capital Stock) of Holdings or any of its direct or indirect parents and (iii) prepayments, redemptions, purchases, defeasances and other payments in respect of Junior Financings prior to their scheduled maturity in an aggregate amount not to exceed the Cumulative Growth Amount immediately prior to the making of such payment; provided that in respect of this clause (iii), (x) no Event of Default shall have occurred and be continuing or would result therefrom and (y) if at the time of and after giving effect to such payment, the Consolidated Leverage Ratio shall be less than 3.00 to 1:00.

(b) Amend, modify, waive or otherwise change in any manner materially adverse to the Lenders any of the terms of any Junior Financing (other than intercompany indebtedness) without the consent of the Administrative Agent (which consent shall not be unreasonably withheld, conditioned or delayed); provided that nothing in this Section 7.9(b) shall prohibit Holdings, the Borrower and its Restricted Subsidiaries from refinancing, replacing or renewing any such Junior Financing to the extent otherwise permitted by Section 7.9(a).

7.10         Transactions with Affiliates.  Enter into any transaction, including any purchase, sale, lease or exchange of property, the rendering of any service or the payment of any management, advisory or similar fees, with any Affiliate (other than Holdings, the Borrower or any Restricted Subsidiary) unless such transaction is:

(a) on terms substantially as favorable to Holdings, the Borrower or such Restricted Subsidiary as would be obtainable by Holdings, the Borrower or such Restricted Subsidiary at the time in a comparable arm’s-length transaction with a Person other than an Affiliate;

(b) the Transactions and the payment of fees and expenses related to or in connection with the Transactions;

(c) the payment (including Restricted Payments to permit payment) of management, consulting, monitoring, transaction and advisory fees to, or for the benefit of, the Sponsor and its

Affiliates in an aggregate amount in any fiscal year not to exceed the amount permitted to be paid (including accrued amounts) pursuant to the Sponsor Management Agreement as in effect on the Closing Date and related indemnities, reimbursements and reasonable expenses; provided that any such management, consulting, monitoring, transaction and advisory fees (excluding, for the avoidance of doubt, related indemnities, reimbursements and reasonable expenses) shall not be paid at any time an Event of Default then exists under Section 8.1(a) or 8.1(f) (it being agreed and understood that any such fees not so paid shall accrue and shall be paid in full at any time all such Events of Default shall cease to exist);

(d) any Restricted Payment permitted under Section 7.6 and any Investments permitted under Section 7.8(b);

(e) loans by Holdings, the Borrower and the Restricted Subsidiaries to Holdings, the Borrower or Restricted Subsidiaries or to officers, directors or employees, in each case to the extent permitted under this Section 7;

(f) employment and severance arrangements between Holdings, the Borrower and the Restricted Subsidiaries and their respective officers and employees in the ordinary course of business and transactions pursuant to stock option plans and employee benefit plans and arrangements in the ordinary course of business;

(g) payments by Holdings, the Borrower and the Restricted Subsidiaries pursuant to the tax sharing agreements among Holdings, the Borrower and the Restricted Subsidiaries on customary terms to the extent attributable to the ownership or operation of the Borrower and the Restricted Subsidiaries and not in excess of the amount permitted by Section 7.6(e)(i);

(h) the payment of customary fees and reasonable out of pocket costs and expenses to, and indemnities provided on behalf of, directors, officers, employees and consultants of Holdings (and any of its direct or indirect parents), the Borrower and the Restricted Subsidiaries in the ordinary course of business to the extent attributable to the ownership or operation of Holdings, the Borrower and the Restricted Subsidiaries;

(i) transactions pursuant to agreements in existence on the Closing Date and set forth on Schedule 7.10 or any amendment thereto to the extent such an amendment, when taken as a whole, is not adverse to the Agents or Lenders in any material respect;

(j) the issuance of Capital Stock to any officer, director, employee or consultant of the Borrower or any of its Restricted Subsidiaries;

(k) the issuance or transfer of Capital Stock (other than Disqualified Capital Stock) of Holdings or its direct or indirect parents to the Sponsor or to any former, current or future director, manager, officer, employee or consultant (or any Affiliate of any of the foregoing) of the Borrower, any of its Subsidiaries or any direct or indirect parent thereof;

(l) any transaction with customers, clients, joint venture partners, suppliers or purchases or sellers of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of this Agreement that are fair to the Borrower and the Restricted Subsidiaries, in the reasonable determination of the board of directors or the senior management of the Borrower, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party; and

(m) subject to the same payment restrictions applicable to the fees described in the proviso to clause (c) above, customary payments by Holdings, the Borrower and any of its Restricted Subsidiaries to the Sponsor and its Affiliates made for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities (including in connection with acquisitions or divestitures) not otherwise provided for in the Sponsor Management Agreement, which payments are approved by the majority of the members of the board of directors or a majority of the disinterested members of the board of directors of Holdings, in good faith.

7.11         Sales and Leasebacks.  Enter into any arrangement with any Person providing for the leasing by any Group Member of real or personal property that has been or is to be sold or transferred by such Group Member to such Person or to any other Person to whom funds have been or are to be advanced by such Person on the security of such property or rental obligations of such Group Member, except to the extent permitted under Section 7.5(f).

7.12         Changes in Fiscal Periods.  Permit the fiscal year of the Borrower to end on a day other than December 31 or change the Borrower’s method of determining fiscal quarters.

7.13         Burdensome Agreements.  Enter into or suffer to exist or become effective any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of any Group Member to create, incur, assume or suffer to exist any Lien upon any of its properties or revenues, whether now owned or hereafter acquired, to secure its obligations under the Loan Documents to which it is a party or (b) the ability of any Restricted Subsidiary of the Borrower to (x) make Restricted Payments in respect of any Capital Stock of such Restricted Subsidiary held by, or pay any Indebtedness owed to, the Borrower or any other Restricted Subsidiary of the Borrower or (y) make loans or advances to, or other Investments in, the Borrower or any other Restricted Subsidiary of the Borrower, except for any such restrictions that:

(i) exist under the Loan Documents,

(ii) (x) exist on the date hereof and (to the extent not otherwise permitted by this Section 7.13) are listed on Schedule 7.13 hereto and (y) to the extent restrictions permitted by clause (x) are set forth in an agreement evidencing Indebtedness, are set forth in any agreement evidencing any permitted modification, replacement, renewal, extension or refinancing of such Indebtedness so long as such modification, replacement, renewal, extension or refinancing is not (taken as a whole) materially less favorable to the Lenders,

(iii) are binding on a Restricted Subsidiary at the time such Restricted Subsidiary first becomes a Restricted Subsidiary of the Borrower, so long as such restrictions were not entered into solely in contemplation of such Person becoming a Restricted Subsidiary of the Borrower; provided, further, that this clause (iii) shall not apply to restrictions that are binding on a Person that becomes a Restricted Subsidiary pursuant to Section 6.11,

(iv) are binding on a Foreign Subsidiary and represent Indebtedness of a Foreign Subsidiary which is permitted by Section 7.2,

(v) arise in connection with any Disposition permitted by Section 7.5 (so long as the applicable restriction applies solely to the assets the subject of such Disposition and not to the proceeds to be received by a Borrower or any of its Restricted Subsidiaries in connection with such Disposition),

(vi) are customary provisions in joint venture agreements and other similar agreements applicable to joint ventures permitted under Section 7.8 and applicable solely to such joint venture,

(vii) are negative pledges and restrictions on Liens in favor of any holder of Indebtedness permitted under Section 7.2 but solely to the extent any negative pledge relates to the property financed by or the subject of such Indebtedness,

(viii) are customary restrictions on leases, subleases, licenses or asset sale agreements otherwise permitted hereby so long as such restrictions relate to the assets subject thereto,

(ix) are customary provisions restricting subletting or assignment of any lease governing a leasehold interest of the Borrower or any Restricted Subsidiary,

(x) are customary provisions restricting assignment or transfer of any agreement entered into in the ordinary course of business,

(xi) are restrictions on cash or other deposits imposed by customers under contracts entered into in the ordinary course of business,

(xii) arise in connection with cash or other deposits permitted under Sections 7.2 and 7.3 and limited to such cash or deposit,

(xiii) are restrictions regarding licensing or sublicensing by Holdings, the Borrower and its Restricted Subsidiaries of Intellectual Property in the ordinary course of business,

(xiv) are restrictions contained in the Senior Unsecured Note Indenture,

(xv) are customary restrictions contained in the documentation governing any Indebtedness incurred pursuant to Section 7.2(h) or (q), and

(xvi) any amendments, modifications, restatements, refinancings or renewals of the agreements, contracts or instruments referred to in clauses (i) through (xv) above, provided that such amendments, modifications, restatements or renewals, taken as a whole, are not materially more restrictive with respect to such encumbrances or restrictions than those contained in such predecessor agreements, contracts or instruments.

7.14         Lines of Business.  Enter into any material line of business, either directly or through any Subsidiary, except for those businesses in which the Borrower and its Restricted Subsidiaries are engaged on the date of this Agreement (after giving effect to the Acquisition) or that are reasonably related thereto.

7.15         Amendments to Acquisition Documents.  Amend, supplement or otherwise modify the terms and conditions of the Acquisition Documentation except for any such amendment, supplement or modification that (a) becomes effective after the Closing Date and (b) could not reasonably be expected to have a Material Adverse Effect.

SECTION 8.           EVENTS OF DEFAULT

8.1           Events of Default.  If any of the following events shall occur from and after the Closing Date and be continuing:

(a) the Borrower shall fail to pay (i) when required hereunder, any amount of principal of any Loan or Reimbursement Obligation or (ii) within five Business Days after the same becomes due, any interest on any Loan or Reimbursement Obligation, or any other amount payable hereunder or under any other Loan Document; or

(b) any representation or warranty made or deemed made by any Loan Party herein or in any other Loan Document or that is contained in any certificate, document or financial or other statement furnished by it at any time under or in connection with this Agreement or any such other Loan Document shall prove to have been inaccurate in any material respect on or as of the date made or deemed made; or

(c) any Loan Party shall default in the observance or performance of any agreement contained in clause (i) of Section 6.4(a) (with respect to Holdings and the Borrower only), Section 6.7(a) or Section 7 (other than Section 7.10); provided that (i) the covenants set forth in Section 7.1 are subject to cure pursuant to Section 8.2 and (ii) a default by the Borrower under Section 7.1 shall not constitute an Event of Default with respect to the Term Facility or any Term Loans unless and until the Majority Facility Lenders with respect to the Revolving Facility shall have terminated their Revolving Commitments and declared all amounts under the Revolving Facility to be due and payable (such period commencing with a default under Section 7.1 and ending on the date on which the Majority Facility Lenders with respect to the Revolving Facility terminate and accelerate the Revolving Facility, the “Term Loan Standstill Period”); or

(d) any Loan Party shall default in the observance or performance of any other agreement contained in this Agreement or any other Loan Document (other than as provided in paragraphs (a) through (c) of this Section), and such default shall continue unremedied for a period of thirty days after notice thereof to the Borrower from the Administrative Agent or the Required Lenders; or

(e) any Group Member (other than an Immaterial Subsidiary) shall (i) default in making any payment of any principal of, or interest on, any Indebtedness having an outstanding principal amount in excess of $25,000,000 (including any Guarantee Obligation, but excluding the Loans) beyond the applicable grace period with respect thereto, if any, or (ii) default in the observance or performance of any other agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or beneficiary of such Indebtedness (or a trustee or agent on behalf of such holder or beneficiary) to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity or (in the case of any such Indebtedness constituting a Guarantee Obligation) to become payable; provided that clause (e)(ii) shall not apply (A) to secured Indebtedness that becomes due as a result of the sale, transfer or other disposition (including as a result of a casualty or condemnation event) of the property or assets securing such Indebtedness (to the extent such sale, transfer or other disposition is not prohibited under this Agreement), (B) to termination events or similar events occurring under any Swap Agreement (it being understood that clause (e)(i) of this Section will apply to any failure to make any payment required as a result of any such termination or similar event), or (C) if such failure is remedied or waived by the holders of such Indebtedness prior to any termination of the Revolving Commitments or acceleration of the Loans pursuant to Section 8.2; or

(f) (i) any Group Member (other than an Immaterial Subsidiary) shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to a material portion of its assets, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets; or (ii) there shall be commenced against any Group Member (other than an Immaterial Subsidiary) any case, proceeding or other action of a nature referred to in clause (i) above that (A) results in the entry of a final order for relief or any such adjudication or appointment or (B) remains undismissed or undischarged for a period of sixty days; or (iii) there shall be commenced against any Group Member (other than an Immaterial Subsidiary) any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets that results in the entry of an order for any such relief that shall not have been vacated, discharged, or stayed or bonded pending appeal within sixty days from the entry thereof; or (iv) any Group Member (other than an Immaterial Subsidiary) shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) any Group Member (other than an Immaterial Subsidiary) shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or

(g) (i) an ERISA Event shall have occurred, (ii) a trustee shall be appointed by a United States district court to administer any Pension Plan, (iii) the PBGC shall institute proceedings to terminate any Pension Plan(s), (iv) any Loan Party or any of their respective ERISA Affiliates shall have been notified by the sponsor of a Multiemployer Plan that it has incurred or will be assessed Withdrawal Liability to such Multiemployer Plan and such entity does not have reasonable grounds for contesting such Withdrawal Liability or is not contesting such Withdrawal Liability in a timely and appropriate manner, or (v) any other event or condition shall occur or exist with respect to a Plan, and in each case in clauses (i) through (v) above, such event or condition, together with all other such events or conditions could reasonably be expected to result in a Material Adverse Effect; or

(h) one or more final judgments or decrees shall be entered against any Group Member (other than an Immaterial Subsidiary) involving in the aggregate a liability (to the extent not covered by independent third party insurance as to which the insurer has been notified of such judgment or order and has not denied coverage) of $25,000,000 or more, and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within thirty days from the entry thereof; or

(i) any Security Document after delivery thereof pursuant to Section 5.1 or 6.9 shall for any reason (other than pursuant to the terms thereof including as a result of a transaction permitted under Section 7.4 or 7.5) cease to create a valid and perfected lien, with the priority required by the Collateral Documents, on and security interest in any material portion of the Collateral purported to be covered thereby, subject to Liens permitted under Section 7.3, except to the extent that any such loss of perfection or priority results from the failure of the Administrative Agent to maintain possession of certificates actually delivered to it representing securities pledged under the Collateral Documents, and except as to any immaterial portion of Collateral consisting of real property to the extent that such losses are covered by a lender’s title insurance policy and such insurer has not denied coverage; or

(j) the guarantee contained in Section 2 of the Guarantee and Collateral Agreement shall cease, for any reason, to be in full force and effect (other than with respect to an Immaterial Subsidiary) or any Loan Party or any Affiliate of any Loan Party shall so assert; or

(k) a Change of Control shall occur; or

(l) Holdings shall conduct, transact or otherwise engage in any business or operations other than those incidental to (i) its ownership of the Capital Stock of the Borrower, (ii) the maintenance of its legal existence, (iii) the performance of the Loan Documents, the Acquisition Agreement and the other agreements contemplated by the Acquisition Agreement, (iv) any public offering of its common stock or any other issuance of its Capital Stock not prohibited by Section 7 and (v) any other transaction not prohibited by Section 7;

then, and in any such event, (A) if such event is an Event of Default specified in clause (i) or (ii) of paragraph (f) above with respect to the Borrower, automatically the Commitments shall immediately terminate and the Loans (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents (including all amounts of L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) shall immediately become due and payable; (B) if such event is an Event of Default arising from a breach of Section 7.1, any or all of the following actions may be taken: (X) (i) with the consent of the Majority Facility Lenders with respect to the Revolving Facility, the Administrative Agent may, or upon the request of the Majority Facility Lenders with respect to the Revolving Facility, the Administrative Agent shall, by notice to the Borrower declare the Revolving Commitments to be terminated forthwith, whereupon the Revolving Commitments shall immediately terminate; and (ii) with the consent of the Majority Facility Lenders with respect to the Revolving Facility, the Administrative Agent may, or upon the request of the Majority Facility Lenders with respect to the Revolving Facility, the Administrative Agent shall, by notice to the Borrower, declare the Revolving Loans hereunder (with accrued interest thereon) and all other amounts owing with respect to the Revolving Facility under this Agreement and the other Loan Documents to be due and payable forthwith, whereupon the same shall immediately become due and payable; and (Y) subject to the proviso in paragraph (c) above and the expiration of the Term Loan Standstill Period (if applicable), with the consent of the Majority Facility Lenders with respect to the Term Facility, the Administrative Agent may, or upon the request of the Majority Term Facility Lenders, the Administrative Agent shall, by notice to the Borrower, declare the Term Loans hereunder (with accrued interest thereon) and all other amounts owing with respect to the Term Facility under this Agreement and the other Loan Documents to be due and payable forthwith, whereupon the same shall immediately become due and payable; and (C) if such event is any other Event of Default, either or both of the following actions may be taken:  (i) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower declare the Revolving Commitments to be terminated forthwith, whereupon the Revolving Commitments shall immediately terminate; and (ii) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower, declare the Loans (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents (including all amounts of L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) to be due and payable forthwith, whereupon the same shall immediately become due and payable.  With respect to all Letters of Credit with respect to which presentment for honor shall not have occurred at the time of an acceleration pursuant to this paragraph, the Borrower shall at such time deposit in a cash collateral account opened by the Administrative Agent an amount equal to the aggregate then undrawn and unexpired amount of such Letters of Credit.  Amounts held in such cash collateral account shall be applied by the Administrative Agent to the payment of drafts drawn under such Letters of Credit, and the unused portion thereof after all such Letters of Credit shall have expired or been fully drawn upon, if any, shall be applied to repay other obligations of the Borrower hereunder and under the other Loan Documents.  After all such Letters of Credit shall have expired or been fully drawn upon, all Reimbursement Obligations shall have been satisfied and all other obligations of the Borrower hereunder and under the other Loan Documents shall have been paid in full, the balance, if any, in such cash collateral account shall be returned to the Borrower (or such other Person as may be lawfully entitled thereto).  Except as expressly provided above in this Section, presentment, demand, protest and all other notices of any kind are hereby expressly waived by the Borrower.

8.2           Borrower’s Right To Cure.

(a) Notwithstanding anything to the contrary contained in Section 8.1, in the event of any Event of Default or potential Event of Default under the covenants set forth in Section 7.1 and until the expiration of the 10th day after the date on which financial statements are required to be delivered with respect to the applicable fiscal quarter hereunder, Holdings may engage in a Permitted Equity Issuance to any of the Permitted Investors or Management Stockholders (or any other Person so long as no Change of Control results therefrom) (and contribute the net cash proceeds thereof to the capital of the Borrower as cash common equity) and apply the amount of the net cash proceeds thereof to increase Consolidated EBITDA with respect to such applicable fiscal quarter (and any subsequent period of four consecutive fiscal quarters that includes such fiscal quarter); provided that such net cash proceeds (i) are actually received by the Borrower (through a capital contribution of such net cash proceeds by Holdings to the Borrower) no later than ten days after the date on which financial statements are required to be delivered with respect to such fiscal quarter hereunder and (ii) do not exceed the aggregate amount necessary to cure (by addition to Consolidated EBITDA) such Event of Default under Section 7.1 for such period.  The parties hereby acknowledge that this Section 8.2(a) may not be relied on for the purposes of calculating any financial ratios other than as applicable to Section 7.1 and shall not result in any adjustment to any amounts other than the amount of the Consolidated EBITDA referred to in the immediately preceding sentence.  In furtherance of the foregoing, in the event that the Borrower represented and warranted that the conditions specified in Sections 5.2(a) and 5.2(b) were true and correct at any point on or after the last day of a quarter but prior to giving effect to a Permitted Equity Issuance, and such representation was not true and correct solely because of a breach of a financial covenant that was cured as a result of a Permitted Equity Issuance, such breach of such representation shall not constitute a Default or Event of Default.

(b) In each period of four consecutive fiscal quarters, there shall be at least two (2) fiscal quarters in which no cure set forth in Section 8.2(a) is made.  In addition, any reduction in Indebtedness with the proceeds of any Permitted Equity Issuances made pursuant to Section 8.2 shall be ignored for the purposes of determining compliance with the covenants set forth in Section 7.1.

(c) There shall be no more than four Permitted Equity Issuances from the date hereof through the Term Loan Maturity Date.

SECTION 9.           THE AGENTS

9.1           Appointment.  Each Lender hereby irrevocably designates and appoints the Administrative Agent as the agent of such Lender under this Agreement and the other Loan Documents, and each such Lender irrevocably authorizes the Administrative Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto.  Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent.

9.2           Delegation of Duties.  The Administrative Agent may execute any of its duties under this Agreement and the other Loan Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties.  The Administrative Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.

9.3           Exculpatory Provisions.  Neither any Agent nor any of their respective officers, directors, employees, agents, advisors, attorneys-in-fact or Affiliates shall be (a) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Loan Document (except to the extent that any of the foregoing are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from its or such Person’s own gross negligence or willful misconduct) or (b) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any Loan Party or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Agents under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or for any failure of any Loan Party a party thereto to perform its obligations hereunder or thereunder.  The Agents shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party.

9.4           Reliance by Administrative Agent.  The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any instrument, writing, resolution, notice, consent, certificate, affidavit, letter, telecopy, email message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including counsel to Holdings or the Borrower), independent accountants and other experts selected by the Administrative Agent.  The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent.  The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders (or, if so specified by this Agreement, all Lenders) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action.  The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders (or, if so specified by this Agreement, all Lenders), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans.

9.5           Notice of Default.  The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default unless the Administrative Agent has received notice from a Lender, Holdings or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”.  In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give notice thereof to the Lenders.  The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders (or, if so specified by this Agreement, all Lenders); provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

9.6           Non-Reliance on Agents and Other Lenders.  Each Lender expressly acknowledges that neither the Agents nor any of their respective officers, directors, employees, agents, advisors, attorneys-in-fact or Affiliates have made any representations or warranties to it and that no act by any Agent hereafter taken, including any review of the affairs of a Loan Party or any Affiliate of a Loan Party, shall be deemed to constitute any representation or warranty by any Agent to any Lender.  Each Lender represents to the Agents that it has, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their Affiliates and made its own decision to make its Loans hereunder and enter into this Agreement.  Each Lender also represents that it will, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their Affiliates.  Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of any Loan Party or any Affiliate of a Loan Party that may come into the possession of the Administrative Agent or any of its officers, directors, employees, agents, advisors, attorneys-in-fact or Affiliates.

9.7           Indemnification.  The Lenders agree to indemnify each Agent and its officers, directors, employees, Affiliates, agents, advisors and controlling persons (each, an “Agent Indemnitee”) (to the extent not reimbursed by Holdings or the Borrower and without limiting the obligation of Holdings or the Borrower to do so), ratably according to their respective Aggregate Exposure Percentages in effect on the date on which indemnification is sought under this Section (or, if indemnification is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with such Aggregate Exposure Percentages immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Loans) be imposed on, incurred by or asserted against such Agent Indemnitee in any way relating to or arising out of, the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent Indemnitee under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from such Agent Indemnitee’s gross negligence or willful misconduct.  The agreements in this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

9.8           Agent in Its Individual Capacity.  Each Agent and its Affiliates may make loans to, accept deposits from and generally engage in any kind of business with any Loan Party as though such Agent were not an Agent.  With respect to its Loans made or renewed by it and with respect to any Letter of Credit issued or participated in by it, each Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though it were not an Agent, and the terms “Lender” and “Lenders” shall include each Agent in its individual capacity.

9.9           Successor Administrative Agent.  The Administrative Agent may resign as Administrative Agent upon thirty days’ notice to the Lenders and the Borrower.  If the Administrative

Agent shall resign as Administrative Agent under this Agreement and the other Loan Documents, then the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent shall (unless an Event of Default under Section 8.1(a) or Section 8.1(f) with respect to the Borrower shall have occurred and be continuing) be subject to approval by the Borrower (which approval shall not be unreasonably withheld or delayed), whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent, and the term “Administrative Agent” shall mean such successor agent effective upon such appointment and approval, and the former Administrative Agent’s rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement or any holders of the Loans.  If no successor agent has accepted appointment as Administrative Agent by the date that is thirty days following a retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective, and the Lenders shall assume and perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above.  After any retiring Administrative Agent’s resignation as Administrative Agent, the provisions of this Section 9 and of Section 10.5 shall continue to inure to its benefit as to any actions taken by it while it was Administrative Agent under this Agreement and the other Loan Documents.

9.10         Documentation Agent and Syndication Agent.  Neither the Documentation Agent nor the Syndication Agent shall have any duties or responsibilities hereunder in its capacity as such.

SECTION 10.         MISCELLANEOUS

10.1         Amendments and Waivers.  Neither this Agreement, any other Loan Document, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section 10.1.  The Required Lenders and each Loan Party party to the relevant Loan Document may, or, with the written consent of the Required Lenders, the Administrative Agent and each Loan Party party to the relevant Loan Document may, from time to time, (a) enter into written amendments, supplements or modifications hereto and to the other Loan Documents for the purpose of adding any provisions to this Agreement or the other Loan Documents or changing in any manner the rights of the Lenders or of the Loan Parties hereunder or thereunder or (b) waive, on such terms and conditions as the Required Lenders or the Administrative Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall (i) forgive the principal amount or extend the final scheduled date of maturity of any Loan, extend the scheduled date of any amortization payment in respect of any Term Loan, reduce the stated rate of any interest or fee payable hereunder (except (x) in connection with the waiver of applicability of any post-default increase in interest rates (which waiver shall be effective with the consent of the Majority Facility Lenders of each adversely affected Facility) and (y) that any amendment or modification of defined terms used in the financial covenants in this Agreement shall not constitute a reduction in the rate of interest or fees for the purposes of this clause (i)) or extend the scheduled date of any payment thereof, or increase the amount or extend the expiration date of any Lender’s Revolving Commitment, in each case without the written consent of each Lender directly affected thereby; (ii) eliminate or reduce the voting rights of any Lender under this Section 10.1 without the written consent of such Lender; (iii) reduce any percentage specified in the definition of Required Lenders, consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement and the other Loan Documents, release all or substantially all of the Collateral or release all or substantially all of the Subsidiary Guarantors from their obligations under the Guarantee and Collateral Agreement, in each case without the written consent of all Lenders; (iv) reduce the percentage specified in the definition of Majority Facility Lenders with respect to any Facility without the written consent of all Lenders under such Facility; (v) amend, modify or waive Section 2.23 or any provision of Section 9 or any other provision of any Loan Document that affects the Administrative Agent without the written consent of the Administrative Agent; (vi) amend, modify or waive any provision of Section 2.6,

2.7 or 2.23 without the written consent of the Swingline Lender; or (vii) amend, modify or waive any provision of Section 3 without the written consent of the Issuing Lender.  Notwithstanding anything to the contrary contained herein, any amendment, modification or waiver of any provision of Section 7.1, 7.8(i)(iii)(B), 8.2 (and any defined terms as used therein) or any other provision to any Loan Document that has been added solely for the benefit of the Revolving Facility (as may be agreed between the Majority Facility Lenders with respect to the Revolving Facility and the Borrower) shall require the written consent of the Majority Facility Lenders with respect to the Revolving Facility (and only the Majority Facility Lenders with respect to the Revolving Facility) and each Loan Party party hereto.  For the avoidance of doubt, it is understood and agreed that the Required Lenders may not, and nor shall the consent of the Required Lenders be needed to, amend, modify or waive any provision of Section 7.1, 7.8(i)(iii)(B), 8.2 (or any defined term as used therein) or any other provision to any Loan Document that has been added solely for the benefit of the Revolving Facility (as may be agreed between the Majority Facility Lenders with respect to the Revolving Facility and the Borrower).  Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Lenders and shall be binding upon the Loan Parties, the Lenders, the Administrative Agent and all future holders of the Loans.  In the case of any waiver, the Loan Parties, the Lenders and the Administrative Agent shall be restored to their former position and rights hereunder and under the other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon.

Notwithstanding the foregoing, this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent and the Borrower (a) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Term Loans and Revolving Extensions of Credit and the accrued interest and fees in respect thereof and (b) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders and Majority Facility Lenders.

In addition, notwithstanding the foregoing, this Agreement may be amended (or amended and restated) with the written consent of (a) the Administrative Agent, the Borrower and the Lenders providing the relevant Replacement Term Loans (as defined below) to permit the refinancing, replacement or modification of all outstanding Term Loans (“Replaced Term Loans”) with a replacement term loan tranche hereunder (“Replacement Term Loans”), provided that (i) the aggregate principal amount of such Replacement Term Loans shall not exceed the aggregate principal amount of such Replaced Term Loans, (ii) the Applicable Margin for such Replacement Term Loans shall not be higher than the Applicable Margin for such Replaced Term Loans and (iii) the Weighted Average Life to Maturity of such Replacement Term Loans shall not be shorter than the Weighted Average Life to Maturity of such Replaced Term Loans at the time of such refinancing and (b) the Administrative Agent, the Borrower and the Lenders providing the relevant Replacement Revolving Facility (as defined below) to permit the refinancing, replacement or modification of the entire Revolving Facility (“Replaced Revolving Facility”) with a replacement revolving credit facility hereunder (“Replacement Revolving Facility”), provided that (i) the aggregate principal amount of such Replacement Revolving Facility shall not exceed the aggregate commitment amount of such Replaced Revolving Facility, (ii) the Applicable Margin for such Replacement Revolving Facility shall not be higher than the Applicable Margin for such Replaced Revolving Facility, and (iii) any terms and conditions that only apply hereunder to the Replaced Revolving Facility may be continued, replaced or otherwise modified with the consent of the Borrower and the Lenders providing such Replacement Revolving Facility.

Further, notwithstanding anything to the contrary contained in this Section 10.1, if the Administrative Agent and the Borrower shall have jointly identified an obvious error or any error or omission of an immaterial nature, in each case in any provision of the Loan Documents, then the Administrative Agent and the Borrower shall be permitted to amend such provision and such amendment shall become effective without any further action or consent of any other party to any Loan Document if the same is not objected to in writing by the Required Lenders within five Business Days following receipt of notice thereof.

10.2         Notices.  All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered, or three Business Days after being deposited in the mail, postage prepaid, or, in the case of telecopy notice, when received, addressed as follows in the case of Holdings, the Borrower and the Administrative Agent, and as set forth in an administrative questionnaire delivered to the Administrative Agent in the case of the Lenders, or to such other address as may be hereafter notified by the respective parties hereto:

Holdings:	Viking Intermediate Inc.
39 Old Ridgebury Road
Danbury, CT 06810
Attention: David Lundstedt

Borrower:	Viking Acquisition Inc.
39 Old Ridgebury Road
Danbury, CT 06810
Attention: David Lundstedt

Administrative Agent:	Investment Bank Loan
Operations - NA
1111 Fannin, Floor 10
Houston, TX 77002
Attention: Ryan G. Mader
Telephone: (713) 750-2936

provided that any notice, request or demand to or upon the Administrative Agent or the Lenders shall not be effective until received.

Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Section 2 unless otherwise agreed by the Administrative Agent and the applicable Lender.  The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

10.3         No Waiver; Cumulative Remedies.  No failure to exercise and no delay in exercising, on the part of the Administrative Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

10.4         Survival of Representations and Warranties.  All representations and warranties made hereunder, in the other Loan Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans and other extensions of credit hereunder.

10.5         Payment of Expenses and Taxes.  The Borrower agrees:

(a) to pay (i) all reasonable out-of-pocket expenses of the Administrative Agent and its Affiliates, the Documentation Agent and the Syndication Agent associated with the syndication of the credit facilities provided for herein and the preparation, execution, delivery and administration of the Loan Documents and any amendment or waiver with respect thereto (including the fees, disbursements and other charges of counsel), (ii) all reasonable out-of-pocket expenses incurred by any Issuing Lender in connection with the issuance, amendment, renewal of extension of any letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket expenses of the Administrative Agent, any Issuing Lender and the Lenders (including the reasonable fees, disbursements and other charges of counsel (but limited to no more than one counsel and, if applicable, local and regulatory counsel in each appropriate jurisdiction)) that may be payable or determined to be payable in connection with the enforcement of the Loan Documents, including its rights under this Section and during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit,

(b) to pay, indemnify, and hold each Lender and the Administrative Agent harmless from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, stamp, excise and other Taxes (other than Excluded Taxes and Other Connection Taxes), if any, that may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, the other Loan Documents and any such other documents, and

(c) to pay, indemnify, and hold each Lender, the Administrative Agent, the Documentation Agent, the Syndication Agent and their respective officers, directors, employees, Affiliates, agents and advisors (each, an “Indemnitee”) harmless from and against any and all other losses, claims, damages, liabilities or expenses (including the reasonable fees, disbursements and other charges of counsel (but limited to no more than one counsel, and if applicable, local and regulatory counsel in each appropriate jurisdiction)) incurred with respect to the execution, delivery, enforcement, performance and administration of this Agreement, the other Loan Documents and any such other documents, including any of the foregoing relating to the use of proceeds of the Loans or the violation of, noncompliance with or liability under, any Environmental Law applicable to the operations of any Group Member or any of the Properties and the reasonable fees and expenses of legal counsel in connection with claims, actions or proceedings by any Indemnitee against any Loan Party under any Loan Document (all the foregoing in this clause (c), collectively, the “Indemnified Liabilities”); provided that the Borrower shall have no obligation hereunder to any Indemnitee with respect to Indemnified Liabilities to the extent such Indemnified Liabilities are found by a final and nonappealable judgment of a court of competent jurisdiction to have arisen from the gross negligence, bad faith or willful misconduct of any Indemnitee (or its related parties).

Without limiting the foregoing, and to the extent permitted by applicable law, the Borrower agrees not to assert and to cause its Subsidiaries not to assert, and hereby waives and agrees to cause its Subsidiaries to waive, all rights for contribution or any other rights of recovery with respect to all claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature, under or related to Environmental Laws, that any of them might have by statute or otherwise against any Indemnitee.  All amounts due under this Section 10.5 shall be payable not later than ten days after written demand therefor (unless otherwise agreed by the maker of such demand).  Statements payable by the Borrower pursuant to this Section 10.5 shall be submitted to the Borrower at the address of the Borrower set forth in Section 10.2, or to such other Person or address as may be hereafter designated by the Borrower in a written notice to the Administrative Agent.  The agreements in this Section 10.5 shall survive the termination of this Agreement and the repayment of the Loans and all other amounts payable hereunder.

10.6         Successors and Assigns; Participations and Assignments.  (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby including any Affiliate of the Issuing Lender that issues any Letter of Credit), except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer any of its rights or obligations hereunder except in accordance with this Section

(b)           (i)  Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees (each, an “Assignee”) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans at the time owing to it) with the prior written consent of:

(A)                              the Borrower (such consent not to be unreasonably withheld, provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five Business Days after having received notice thereof); provided that no consent of the Borrower shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund (as defined below) or, if an Event of Default under Section 8.1(a) or (f) has occurred and is continuing, any other Person; provided, further, that no Lender may assign all or any portion of its Loans or Revolving Commitments to any Disqualified Lender without the prior written consent of the Borrower; and

(B)                                the Administrative Agent and the Issuing Lender (such consent not to be unreasonably withheld); provided that no consent of the Administrative Agent shall be required for an assignment of all or any portion of a Term Loan to a Lender, an Affiliate of a Lender or an Approved Fund; provided, further, that no consent of the Issuing Lender shall be required for an assignment of Term Loans only.

(ii) Assignments shall be subject to the following additional conditions:

(A)                              except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitments or Loans under any Facility, the amount of the Commitments or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 (or, in the case of the Term Facility, $1,000,000) unless each of the Borrower and the Administrative Agent otherwise consent; provided that (1) no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing and (2) such amounts shall be aggregated in respect of each Lender and its Affiliates or Approved Funds, if any;

(B)                                (1) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500 and (2) the assigning Lender shall have paid in full any amounts owing by it to the Administrative Agent; and

(C)                                the Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an administrative questionnaire in which the Assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Borrower and its Affiliates and their related parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws.

This paragraph (b) shall not prohibit any Lender from assigning all or a portion of its rights and obligations among separate Facilities on a non-pro rata basis among such Facilities.  For the purposes of this Section 10.6, “Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

(c) Subject to acceptance and recording thereof pursuant to paragraph 10.6(d) below, from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.18, 2.19, 2.20 and 10.5.  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 10.6 shall be treated for the purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 10.6(f).

(d) The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount (and stated interest) of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent, the Issuing Lender and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by the Borrower, any Agent and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(e) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an Assignee, the Assignee’s completed administrative questionnaire (unless the Assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register.  No assignment shall be effective for the purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(f) (i)  Any Lender may, without the consent of the Borrower or the Administrative Agent, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitments and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent, the Issuing Lender and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  Any agreement pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that (1) requires the consent of each Lender directly affected thereby pursuant to the proviso to the second sentence of Section 10.1 and (2) directly affects such Participant.  The Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.18, 2.19 and 2.20 (subject to the requirements and limitations therein, including the requirements under Section 2.19(f) (it being understood that the documentation required under Section 2.19(f) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Sections 2.18 and 2.19 as if it were an assignee under paragraph (c) of this Section; and (B) shall not be entitled to receive any greater payment under Sections 2.18 or 2.19, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from an adoption of or any change in any Requirement of Law or in the interpretation or application thereof or compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the date hereof that occurs after the Participant acquired the applicable participation.  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.6(b) as though it were a Lender, provided such Participant shall be subject to Section 10.6(a) as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans, Letters of Credit or its other obligations under any Loan Document) except to the extent that such disclosure is necessary to establish that such Commitment, Loan, Letter of Credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations.  The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

(g)  Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or Assignee for such Lender as a party hereto.

(h)  The Borrower, upon receipt of written notice from the relevant Lender, agrees to issue Notes to any Lender requiring Notes to facilitate transactions of the type described in paragraph (g) above.

(i)  Notwithstanding the foregoing, any Conduit Lender may assign any or all of the Loans it may have funded hereunder to its designating Lender without the consent of the Borrower or the Administrative Agent and without regard to the limitations set forth in Section 10.6(b).  Each of Holdings, the Borrower, each Lender and the Administrative Agent hereby confirms that it will not institute against a Conduit Lender or join any other Person in instituting against a Conduit Lender any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding under any state bankruptcy or similar law, for one year and one day after the payment in full of the latest maturing commercial paper note issued by such Conduit Lender; provided, however, that each Lender designating any Conduit Lender hereby agrees to indemnify, save and hold harmless each other party hereto for any loss, cost, damage or expense arising out of its inability to institute such a proceeding against such Conduit Lender during such period of forbearance.

(j) (i) Notwithstanding anything else to the contrary contained in this Agreement, any Lender may assign (or sell a participation in) all or a portion of its Term Loans to any Affiliated Lender in accordance with Section 10.6(b); provided that:

(A)                              no Default or Event of Default has occurred or is continuing or would result therefrom;

(B)                                the assigning Lender and Affiliated Lender purchasing such Lender’s Term Loans, as applicable, shall execute and deliver to the Administrative Agent an assignment agreement substantially in the form of Exhibit F hereto (an “Affiliated Lender Assignment and Assumption”) in lieu of an Assignment and Assumption;

(C)                                for the avoidance of doubt, Lenders shall not be permitted to assign Revolving Commitments or Revolving Loans to any Affiliated Lender;

(D)                               any Term Loans assigned to any Purchasing Borrower Party shall be automatically and permanently cancelled upon the effectiveness of such assignment and will thereafter no longer be outstanding for any purpose hereunder;

(E)                                 (i) no Purchasing Borrower Party may use the proceeds from Revolving Loans or Swingline Loans to purchase any Term Loans and (ii) Term Loans may only be purchased by a Purchaser Borrowing Party if, both before and after giving effect to any such purchase, no more than $10,000,000 of Revolving Loans shall be outstanding;

(F)                                 no Term Loan may be assigned to an Affiliated Lender pursuant to this Section 10.6(j), if after giving effect to such assignment, Affiliated Lenders in the aggregate would own in excess of 25% of the principal amount of all Term Loans then outstanding; and

(G)                                any offer by a Purchasing Borrower Party to purchase or take by assignment any Term Loans shall be made to all Lenders pro rata (with buyback mechanics to be agreed between such Purchasing Borrower Party and the Administrative Agent).

(ii) Notwithstanding anything to the contrary in this Agreement, no Affiliated Lender shall have any right to (x) attend (including by telephone) any meeting or discussions (or portion thereof) among the Administrative Agent or any Lender to which representatives of the Loan Parties are not invited, and (y) receive any information or material prepared by the Administrative Agent or any Lender or any communication by or among the Administrative Agent and/or one or more Lenders, except to the extent such information or materials have been made available to any Loan Party or its representatives (and in any case, other than the right to receive notices of prepayments and other administrative notices in respect of its Loans required to be delivered to Lenders pursuant to Section 2), or (z) make or bring (or participate in, other than as a passive participant in or recipient of its pro rata benefits of) any claim, in its capacity as a Lender, against the Administrative Agent or any other Lender with respect to any duties or obligations or alleged duties or obligations of the Administrative Agent or such other Lender under the Loan Documents (other than a claim that arises from the gross negligence, bad faith or willful misconduct of the Administrative Agent or such other Lender).

(k) Notwithstanding anything in Section 10.1 or the definition of “Required Lenders” to the contrary, for the purposes of determining whether the Required Lenders have (i) consented (or not consented) to any amendment, modification, waiver, consent or other action with respect to any of the terms of any Loan Document or any departure by any Loan Party therefrom, (ii) otherwise acted on any matter related to any Loan Document, or (iii) directed or required the Administrative Agent or any Lender to undertake any action (or refrain from taking any action) with respect to or under any Loan Document:

(A)                                                      all Term Loans held by any Non-Debt Fund Affiliate shall be deemed to be not outstanding for all purposes of calculating whether the Required Lenders have taken any actions; and

(B)                                                        all Term Loans held by Affiliated Debt Funds may not account for more than 50% of the Term Loans of consenting Lenders included in determining whether the Required Lenders have consented to any action pursuant to Section 10.1.

Additionally, the Loan Parties and each Non-Debt Fund Affiliate hereby agree that if a case under Title 11 of the United States Code is commenced against any Loan Party, such Loan Party shall seek (and each Non-Debt Fund Affiliate shall consent) to provide that the vote of any Non-Debt Fund Affiliate (in its capacity as a Lender) with respect to any plan of reorganization of such Loan Party shall not be counted except that such Non-Debt Fund Affiliate’s vote (in its capacity as a Lender) may be counted to the extent any such plan of reorganization proposes to treat the Obligations held by such Non-Debt Fund Affiliate in a manner that is less favorable in any material respect to such Non-Debt Fund Affiliate than the proposed treatment of similar Obligations held by Lenders that are not Affiliates of the Borrower.  Each Non-Debt Fund Affiliate hereby irrevocably appoints the Administrative Agent (such appointment being coupled with an interest) as such Non-Debt Fund Affiliate’s attorney-in-fact, with full authority in the place and stead of such Non-Debt Fund Affiliate and in the name of such Non-Debt Fund Affiliate, from time to time in the Administrative Agent’s discretion to take any action and to execute any instrument that the Administrative Agent may deem reasonably necessary to carry out the provisions of this paragraph.

10.7         Adjustments; Set-off.  (a) Except to the extent that this Agreement or a court order expressly provides for payments to be made, directed or allocated to a particular Lender or to the

Lenders under a particular Facility, if any Lender (a “Benefitted Lender”) shall receive any payment of all or part of the Obligations owing to it (other than in connection with an assignment made pursuant to Section 10.6), or receive any Collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 8.1(f), or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of the Obligations owing to such other Lender, such Benefitted Lender shall purchase for cash from the other Lenders a participating interest in such portion of the Obligations owing to each such other Lender, or shall provide such other Lenders with the benefits of any such collateral, as shall be necessary to cause such Benefitted Lender to share the excess payment or benefits of such collateral ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefitted Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.

(b) In addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right, without notice to the Borrower, any such notice being expressly waived by the Borrower to the extent permitted by applicable law, upon any Obligations becoming due and payable by the Borrower (whether at the stated maturity, by acceleration or otherwise), to apply to the payment of such Obligations, by setoff or otherwise, any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender, any Affiliate thereof or any of their respective branches or agencies to or for the credit or the account of the Borrower.  Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such application made by such Lender, provided that the failure to give such notice shall not affect the validity of such application.

10.8         Counterparts.  This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.  Delivery of an executed signature page of this Agreement by email or facsimile transmission shall be effective as delivery of a manually executed counterpart hereof.  A set of the copies of this Agreement signed by all the parties shall be lodged with the Borrower and the Administrative Agent.

10.9         Severability.  Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

10.10       Integration.  This Agreement and the other Loan Documents represent the entire agreement of Holdings, the Borrower, the Administrative Agent and the Lenders with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by the Administrative Agent or any Lender relative to the subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.

10.11       GOVERNING LAW.  THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

10.12       Submission To Jurisdiction; Waivers.  Each of Holdings and the Borrower hereby irrevocably and unconditionally:

(a) submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the courts of the State of New York, the courts of the United States for the Southern District of New York, and appellate courts from any thereof;

(b) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to Holdings or the Borrower, as the case may be at its address set forth in Section 10.2 or at such other address of which the Administrative Agent shall have been notified pursuant thereto;

(d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

(e) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section any special, exemplary, punitive or consequential damages.

10.13       Acknowledgements.  Each of Holdings and the Borrower hereby acknowledges that:

(a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;

(b) neither the Administrative Agent nor any Lender has any fiduciary relationship with or duty to Holdings or the Borrower arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between Administrative Agent and Lenders, on one hand, and Holdings and the Borrower, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

(c)  no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among Holdings, the Borrower and the Lenders.

10.14       Releases of Guarantees and Liens.  (a) Notwithstanding anything to the contrary contained herein or in any other Loan Document, the Administrative Agent is hereby irrevocably authorized by each Lender (without requirement of notice to or consent of any Lender except as expressly required by Section 10.1) and hereby agrees to take any action requested by the Borrower having the effect of releasing any Collateral or guarantee obligations (i) to the extent necessary to permit consummation of any transaction not prohibited by any Loan Document or that has been consented to in accordance with Section 10.1 or (ii) under the circumstances described in paragraph (b) below.

(b) At such time as the Loans, the Reimbursement Obligations and the other obligations under the Loan Documents (other than (i) obligations under or in respect of Specified Swap Agreements or Specified Cash Management Agreements and (ii) indemnities and other contingent indemnification and reimbursement liabilities that survive repayment of the Loans) shall have been paid in full, the Commitments have been terminated and no Letters of Credit shall be outstanding (unless the outstanding amount of the L/C Obligations related thereto has been cash collateralized or a backstop letter of credit satisfactory to the applicable Issuing Lender is in place), the Collateral shall be released from the Liens created by the Security Documents, and the Security Documents and all obligations (other than those expressly stated to survive such termination) of the Administrative Agent and each Loan Party under the Security Documents shall terminate, all without delivery of any instrument or performance of any act by any Person.

10.15       Confidentiality.  Each of the Administrative Agent, the Issuing Lender and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process (in which case notice of such subpoena or similar legal process shall, to the extent not prohibited by such subpoena or legal process, be provided to the Borrower prior to the disclosure of such Information), (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to any Loan Document or the enforcement of rights thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, (ii) any actual or prospective counterparty (or its advisors) to any Swap Agreement relating to any Loan Party and its obligations under the Loan Documents and (iii) to any pledgee referred to in Section 10.6(g), (g) with the consent of the Borrower or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent, the Issuing Lender or any Lender on a nonconfidential basis from a source other than Holdings or the Borrower (provided that the source is not actually known by such disclosing party to be bound by an agreement containing provisions substantially the same as those contained in this Section 10.15). For the purposes of this Section, “Information” means all information received from Holdings or the Borrower relating to Holdings or the Borrower or its business, other than any such information that is available to the Administrative Agent, any Issuing Bank or any Lender on a nonconfidential basis prior to disclosure by Holdings or the Borrower.  Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

10.16       WAIVERS OF JURY TRIAL.  HOLDINGS, THE BORROWER, THE ADMINISTRATIVE AGENT AND THE LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

10.17       USA Patriot Act.  Each Lender hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Patriot Act.

10.18       Interest Rate Limitation.  Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable law (the “Maximum Rate”).  If any Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower.  In determining whether the interest contracted for, charged, or received by an Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

VIKING INTERMEDIATE INC.,

By:	/s/ David Lundstedt
Name: David Lundstedt
Title: President and CEO

VIKING ACQUISITION INC.,

By:	/s/ David Lundstedt
Name: David Lundstedt
Title: President and CEO

JPMORGAN CHASE BANK, N.A., as Administrative Agent and as a Lender

By:	/s/ Tony Yung
Name: Tony Yung
Title: Vice President

NATIXIS, NEW YORK BRANCH, as Syndication Agent and as a Lender

By:	/s/ William C. Maier
Name: William C. Maier
Title: Senior Managing Director

By:	/s/ Kelvin Chang
Name: Kelvin Chang
Title: Director

ROYAL BANK OF CANADA, as Documentation Agent and as a Lender

By:	/s/ Miguel Roman
Name: Miguel Roman
Title: Managing Director

Signature Page to Credit Agreement